Exhibit (a)(1)(a)

PALMSOURCE, INC.

OFFER TO EXCHANGE

CERTAIN UNEXERCISED OPTIONS

FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the PalmSource, Inc.

2003 Equity Incentive Plan, covering securities that have been registered under the

Securities Act of 1933, as amended.

April 1, 2004

PALMSOURCE, INC.

Offer to Exchange Certain

Unexercised Options for New Options

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Time, on April 29, 2004 unless we extend them by written notice.

By this offer, we are giving you the opportunity to exchange all of your outstanding, unexercised options to acquire shares of our common stock that have exercise prices equal to or greater than $30.00 per share, whether vested or unvested, for new options. You may participate in this offer if you are an employee of PalmSource, Inc. or one of our subsidiaries (collectively referred to as PalmSource, the Company, we, our or us) and remain an employee through the date on which we cancel options under this offer. The members of our board of directors and our executive officers (which term shall mean any persons who are required to file Forms 3, 4, or 5 with respect to PalmSource securities under the Securities Exchange Act of 1934, as amended, the Exchange Act, may not participate in this offer. A list of our directors and executive officers is attached to this offer to exchange as Schedule A.

The offer is an even exchange. Pursuant to this offer, PalmSource will grant a new option to purchase one share of PalmSource common stock in exchange for each eligible option to purchase one share of PalmSource common stock cancelled in the offer.

We will grant new options on the date determined by our Compensation Committee or either of its designees (our Chief Executive Officer or the chairman of the Compensation Committee), which (a) will be no earlier than the first business day that is at least six months and one day after the date on which we cancel the exchanged options and (b) will be no later than the first business day that is at least seven months and one day after the date on which we cancel the exchanged options. The earliest possible date on which the new options can be granted is November 1, 2004. We refer to the grant date determined by our Compensation Committee or either of its designees as the new option grant date. However, as discussed in Schedule C, the new option grant date for employees in France may be different. By exchanged options, we mean any options that you exchange pursuant to this offer.

Each new option granted with respect to an exchanged option that was granted on or after November 7, 2003 will vest as to one-third (1/3) of the shares covered by such new option twenty-four (24) weeks after the new option grant date and the remaining shares covered by such new option will vest with respect to one-third (1/3) of the shares covered by such new option forty-eight (48) weeks after the new option grant date and with respect to one-third (1/3) of the shares covered by such new option seventy-two (72) weeks after the new option grant date. Notwithstanding the general rule in the previous sentence, you may be subject to additional restrictions if you are a resident of France, as set forth in Schedule C.

The exercise price of new options will be equal to the last reported sale price per share of our common stock on the new option grant date as reported on the Nasdaq National Market during regular trading hours. However, the exercise price of new options granted to those employees who are residents of France may be higher due to local laws as discussed in Schedule C.

Our common stock is traded on the Nasdaq National Market under the symbol “PSRC.” On March 29, 2004, the last reported sale price of our common stock was $18.09 per share. There can be no assurance that the last reported sale price per share of our common stock on the new option grant date will be

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higher or lower than $18.09 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 15 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you participate in this offer, you must complete and sign the personalized election form you receive from us, and fax it to PalmSource Stock Administration at fax number (408) 400-1940 or hand deliver it to PalmSource Stock Administration at PalmSource, Inc., 1240 Crossman Avenue., Sunnyvale, California 94089-1116, U.S.A. before 5:00 p.m., Pacific Time, on April 29, 2004. Only responses that are complete, signed and actually received by PalmSource Stock Administration by the deadline will be accepted. Responses submitted by mail (U.S., foreign or inter-office) or Federal Express or other express couriers are not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer, or requests for additional copies of this offer to exchange and other option exchange program documents, to Cindi Fisse at (408) 400-1944.

Offer to Exchange dated April 1, 2004.

You should only rely on the information contained in this offer to exchange, as it may be amended from time to time. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown or, if no date is otherwise indicated, the date of this offer to exchange. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our sole discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

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SCHEDULE A	Information Concerning the Directors and Executive Officers of PalmSource, Inc.	A-1

SCHEDULE B	Financial Statements of PalmSource, Inc.	B-1

SCHEDULE C	Stock Option Exchange Offer: A Guide to Issues in France	C-1

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SUMMARY TERM SHEET AND FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying letter from our Chief Executive Officer, Dave Nagel, dated April 1, 2004 and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. You should also be sure to read the remainder of this offer to exchange document, your election form, the withdrawal form, the employee slide presentation and the other offer documents. We have included in this summary references to other sections in this offer to exchange to help you find a more complete description of these topics.

GENERAL QUESTIONS ABOUT THE OFFER

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange, subject to certain limitations, eligible unexercised options for new options. The following is a brief summary of the terms of this offer:

Eligible Employees

•	Except as provided in the immediately following sentence, employees of PalmSource as of April 1, 2004 who remain employees of PalmSource through the date on which we cancel the exchanged options (we refer to this date as the cancellation date, and we expect it to be April 30, 2004).

•	Members of our board of directors and executive officers (those persons who are required to file Forms 3, 4 or 5 with respect to PalmSource securities under the Exchange Act) are not eligible.

Eligible Options

•	All outstanding, unexercised options held by eligible employees with exercise prices equal to or greater than $30.00 per share are eligible for exchange.

•	If you participate in this offer, you must exchange all eligible options granted on or after November 7, 2003, regardless of exercise price, in addition to any eligible unexercised options that you elect to cancel. (Section 2)

Exchange Ratio

•	The offer is an even exchange. PalmSource will grant a new option to purchase one share of PalmSource common stock in exchange for each eligible option to purchase one share of PalmSource common stock cancelled in the offer. (Section 2)

•	For purposes of this offer, the term “option” refers to an option to purchase one share of PalmSource common stock.

New Options

•	New options will be granted on the date determined by our Compensation Committee or either of its designees (our Chief Executive Officer or the chairman of the Compensation Committee), which (a) will be no earlier than the first business day that is at least six months and one day after the date on which we cancel the exchanged options and (b) will be no later than the first business day that is at least seven months and one day after the date on which we cancel the exchanged options. If the offer is not extended, the earliest possible new option grant date will be November 1, 2004. We refer to the grant date determined by our Compensation Committee or either of its designees as the new option grant date. However, as discussed in Schedule C, the new option grant date for employees in France may be different. (Section 6)

•	All new options will be non-qualified stock options for purposes of U.S. federal tax laws. (Section 9)

•	All new options will be subject to the terms of our 2003 Equity Incentive Plan or, with respect to our Employees in France, to the French sub-plan as noted in Schedule C and to a new notice of grant and new option agreement between you and PalmSource. The new notice of grant will be provided promptly after the new option grant date and will refer to the new option agreement, a copy of which will be posted on PalmSource’s Source Central website. (Section 9)

•	You must remain an employee through the new option grant date in order to receive your new options. (Section 1)

Exercise Price of the New Options

•	The exercise price of new options will be equal to the last reported sale price per share of our common stock on the new option grant date as reported on the Nasdaq National Market during regular trading hours, except for residents of France.

•	If you are a resident of France, your exercise price will be determined as described in Schedule C. (Section 9)

Vesting and Exercisability of New Options

•	Each new option granted with respect to an exchanged option will vest as to one-third (1/3) of the shares covered by such new option twenty-four (24) weeks after the new option grant date and the remaining shares covered by such new option will vest with respect to one-third (1/3) of the shares covered by such new option forty-eight (48) weeks after the new option grant date and with respect to one-third (1/3) of the shares covered by such new option seventy-two (72) weeks after the new option grant date.

•	Notwithstanding the foregoing, if you are a resident of France, you may be subject to additional restrictions as described in Schedule C. (Section 9)

Q2.	What are the terms used in this offer?

A2.	The following is a brief summary of the terms used in this offer:

•	“business day” refers to any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

•	“cancellation date” refers to the first business day after the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be April 30, 2004. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“exchanged option” refers to any option that you exchange pursuant to this offer.

•	“executive officers” refers to any persons who are required to file Forms 3, 4, or 5 with respect to PalmSource securities under the Exchange Act. Our executive officers, along with the members of our board of directors, are listed in Schedule A attached to this offer to exchange.

•	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be April 29, 2004 at 5:00 p.m., Pacific Time. We may extend the expiration date at our sole discretion; any extension will be made by written notice. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“new options” refers to the options issued pursuant to this offer that replace your exchanged options.

•	“new option grant date” refers to the date on which the new options will be granted, as determined by our Compensation Committee or either of its designees (our Chief Executive Officer or the chairman of the Compensation Committee). The new option grant date (a) will be no earlier than the first business day that is at least six months and one day after the cancellation date and (b) will be no later than the first business day that is at least seven months and one day after the cancellation date. As a result, we expect the new option grant date to be between November 1, 2004 and December 1, 2004. However, as discussed in Schedule C, the new option grant date for employees in France may be different. If the expiration date is extended, then the earliest possible date for the new option grant date will be similarly extended. If the offer is not extended, the earliest possible new option grant date will be November 1, 2004.

•	“offer” refers to this offer to exchange all of your outstanding, unexercised options that have exercise prices equal to or greater than $30.00 per share, whether vested or unvested, for new options subject to the terms and conditions described in (1) this Offer to Exchange Certain Unexercised Options for New Options (which is generally referred to as the offer to exchange) and (2) the letter from Dave Nagel, dated April 1, 2004. Together, these documents make up the offer and are referred to as the “offer documents.”

•	“offer period” refers to the period from the first business day of this offer to the expiration date. We expect that this period will begin on April 1, 2004 and expire on April 29, 2004.

•	“PalmSource, we, our or us” refers to PalmSource, Inc. and its subsidiaries.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

Q3.	Why is PalmSource making this offer?

A3.	We believe that this offer will foster retention of our employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Many of our outstanding, unexercised options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own options that are structured to help assure that employees receive appropriate incentives. (Section 3)

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an employee of PalmSource at the time of this offer and you remain an employee of PalmSource through the cancellation date. Members of the board of directors and the executive officers of the Company may not participate. To receive a new option, you must remain an employee of PalmSource through the new option grant date. (Section 1)

Q5.	How do I participate in this offer?

A5.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on April 29, 2004:

1.	Properly complete and sign the personalized election form that you will receive from us.

2.	Deliver the completed and signed election form to PalmSource Stock Administration either via facsimile at (408) 400-1940 or by hand at PalmSource, 1240 Crossman Avenue, Sunnyvale, CA 94089-1116. Election forms submitted by mail (U.S., foreign or inter-office) or Federal Express or other express couriers are not permitted.

You will receive a personalized election form by mail at your home address that lists all of your eligible options and all options required to be exchanged if you elect to participate in the offer.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form, that we determine are unlawful to accept or otherwise ineligible for participation. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (Section 4)

We may extend this offer. If we extend this offer, we will send an email notice or other written notice to all eligible employees disclosing the extension no later than 6:00 a.m., Pacific Time, on the business day following the previously scheduled expiration date. We will file a copy of such notice with the SEC.

The delivery of all documents, including election forms, is at your risk. We intend to send confirmation of the receipt of your election form and/or any withdrawal form to you by email within three (3) business days of receipt. If you have not received a confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Q6.	Am I required to participate in this offer?

A6.	No. Participation in this offer is completely voluntary. However, if you participate in this offer with regard to your eligible options, then you must exchange all options granted to you on or after November 7, 2003, regardless of exercise price. (Section 2)

Q7.	What happens to my eligible options if I choose not to participate?

A7.	If you choose not to participate, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, and (iii) retain their current vesting schedule. (Section 6)

If you are a tax resident of a non-U.S. country or are otherwise subject to the tax laws of another country, there may be a risk that an option you hold may be affected by this offer, and we strongly recommend that you consult your personal tax advisor to determine the tax impact of the offer. Please see Schedule C, for details regarding any such risks with regard to France.

Q8.	Can I change my mind and withdraw all of my options from this offer?

A8.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer all of the options you previously elected for exchange at any time before the expiration date. If we extend the expiration date, you may withdraw your election to exchange all of the options you previously elected to exchange at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. In addition, if we have not formally accepted your options for exchange by 9:00 p.m., Pacific Time, on May 23, 2004, you may withdraw your tendered options at any time thereafter. (Section 5)

Q9.	How do I withdraw my election?

A9.	To withdraw your election to exchange all of the options you previously elected to exchange, you must do the following before the expiration date:

1.	Properly complete and sign the withdrawal form (available on PalmSource’s Source Central website).

2.	Deliver the completed and signed withdrawal form to PalmSource Stock Administration either via facsimile at (408) 400-1940 or by hand at PalmSource, 1240 Crossman Avenue, Sunnyvale, CA 94089-1116. (Section 5)

Withdrawal forms submitted by mail (U.S., foreign or inter-office) or Federal Express or other express couriers are not permitted.

Q10.	What if I withdraw my election and then decide again that I want to participate in this offer?

A10.	If you have withdrawn all of the options you previously elected to exchange and then decide again that you would like to exchange all of those options, you may re-elect to participate by submitting a new, properly completed election form that is signed and dated after the date of your withdrawal form but is submitted on or before the expiration date of the offer. See Q&A 9. (Section 5)

Q11.	Why can’t you just grant me additional options?

A11.	We have a limited number of options that we may grant without additional stockholder approval. Granting a sufficient number of stock options to employees to allow us to achieve the same benefits for employees and stockholders that this offer is intended to achieve could have a severe negative impact on the Company in terms of future dilution and reduced earnings per share. This offer allows us to conserve the current reserves under our option and equity incentive plans and to maintain the flexibility we need to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. We believe this offer is in the best interests of our employees and stockholders, providing an appropriate incentive for and commitment by our employees through stock options and conserving options and shares for future grants. (Section 3)

Q12.	If I participate in this offer, may I receive other option grants before I receive my new options?

A12.	If you participate in this offer, you cannot receive any other option grants before the date that is six months and one day after the cancellation of your exchanged options. Accounting rules prohibit us from granting additional options for a period of six months and one day after the cancellation date, without potential unfavorable accounting consequences to PalmSource. (Sections 6 and 12)

Q13.	If I do not participate in this offer, may I receive any option grants between now and the new option grant date?

A13.	Yes. If you do not participate in this offer, you may receive new option grants between now and the new option grant date. However, we have no current plans to grant options to employees except in connection with this offer and in connection with newly hired employees. Therefore, you should not expect to receive any option grants between now and the new option grant date if you decide not to participate in this offer. (Section 6)

Q14.	If you extend the offer, how will you notify me?

A14.	If we extend this offer, we will send an email or other written notice to all eligible employees disclosing the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date. We will file a copy of such notice with the SEC. (Sections 2 and 15)

Q15.	How will you notify me if the offer is changed?

A15.	If we materially change the offer, we will send an email or other written notice to all eligible employees disclosing the change no later than 6:00 a.m., Pacific Time, on the next business day following the day we change the offer. We will file a copy of such notice with the SEC. (Sections 2 and 15)

Q16.	Is this a repricing of options?

A16.	No. This is a stock option exchange offer. The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options. If we repriced your options, our potential for profitability in the future could be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation in the market price of our common stock underlying the repriced options. (Section 12)

Q17.	Will I have to pay taxes in connection with the offer if I participate?

A17.	If you participate in the offer and you are a tax resident of the U.S., you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. (Section 14)

If you participate in the offer and you are a tax resident or citizen of a non-U.S. jurisdiction or are otherwise subject to a tax liability in a non-U.S. jurisdiction, your tax consequences with respect to the exchange may vary from those tax consequences described above for United States citizens or permanent United States residents. Employees in France should refer to Schedule C for a discussion of the tax and legal consequences of electing to participate in the offer. Tax consequences may vary depending on each individual option holder’s circumstances. (Schedule C)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of, or subject to the tax laws in more than one country, you should be aware that there might be tax and social insurance consequences in multiple jurisdictions that may apply to you.

Q18.	Is there any chance PalmSource will not proceed with this offer?

A18.	The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer. If any of these conditions are not satisfied, we will not be obligated to exchange properly tendered eligible options, though we may do so at our sole discretion.

In addition, prior to the expiration date, we may change the offer for any or no reason. (Section 7)

Q19.	Are you making any recommendation as to whether I should exchange my eligible options?

A19.	No. We are not making any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should consult with your own legal counsel, accountant and/or financial advisor. (Section 3)

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

Q20.	If I participate in this offer, do I have to exchange all of my options granted on or after November 7, 2003?

A20.	Yes. If you choose to participate in this offer with respect to any particular eligible option, you must exchange the entire portion of the option that remains outstanding and unexercised; you cannot exchange the unvested portion of an option without also exchanging the vested portion as well. Furthermore, if you participate in this offer with respect to any option grant, you must exchange all options granted to you on or after November 7, 2003, regardless of exercise price. (Section 2)

Q21.	Why do I have to exchange options granted on or after November 7, 2003, if I choose to participate?

A21.	Under current accounting rules, options that were granted during the six-month period before this offer began and the six-month period after the cancellation date could be viewed as “replacement” options for the exchanged options. As such, accounting rules would require unfavorable accounting treatment for these new options. Therefore, to avoid such unfavorable accounting consequences, this offer requires that you must exchange options granted on or after November 7, 2003 if you elect to exchange any of your eligible options. (Section 12)

Q22.	When will my exchanged options be cancelled?

A22.	Your exchanged options will be cancelled on the first business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be April 30, 2004, unless the offer period is extended. (Section 6)

Q23.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A23.	No, except that you must be continuously employed by PalmSource through the new option grant date to receive the new options.

If, for any reason, you do not remain continuously employed by PalmSource through the new option grant date, you will not receive any new options or other compensation in exchange for your exchanged options. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction or the terms of your employment agreement, if any, your employment with PalmSource remains “at-will” and can be terminated by you or PalmSource at any time, with or without cause or notice. (Section 1)

Q24.	Can I exchange restricted stock grants or shares I purchased through the PalmSource ESPP?

A24.	No. This offer relates only to unexercised PalmSource options. You may not exchange restricted stock grants or shares of PalmSource common stock in this offer. (Section 2)

Q25.	Will I be required to give up all of my rights under the cancelled options?

A25.	Yes. Once we have accepted your tendered options for exchange, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the first business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be April 30, 2004. (Section 6)

Q26.	How does PalmSource determine whether my election form has been properly completed and my options have been properly tendered?

A26.	We decide, in our discretion, whether an election form (or withdrawal form) has been properly completed and an option has been properly tendered, which means that we determine all questions about the validity, form, eligibility (including time of receipt), and acceptance of any exchanged options. Any determinations we make on these matters are final. (Section 4)

Q27.	Will I receive confirmation that my exchanged options have been cancelled?

A27.	PalmSource will deliver to you confirmation of the cancellation of the options you elect to exchange promptly after the expiration date. If you have participated in the exchange but have not received such a confirmation promptly after the expiration date, please contact PalmSource Stock Administration immediately at (408) 400-1944, email: stock@palmsource.com.

Upon receipt of the confirmation of cancellation, you will be able to check your OptionsLink account with E*TRADE to make certain that the options you elected to exchange were properly cancelled and that no other options were improperly cancelled. This verification is your responsibility. If you believe there have been any errors as a result of this offer or otherwise, please contact PalmSource Stock Administration immediately at (408) 400-1944, email: stock@palmsource.com. (Section 6)

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

Q28.	When will I receive my new options?

A28.	We will grant the new options on the new option grant date. The new option grant date will be the date determined by our Compensation Committee, or either of its designees (our Chief Executive Officer or the chairman of the Compensation Committee), but (a) will not be before the first business day that is at least six months and one day after the date on which we cancel the options accepted for exchange and (b) will not be after the first business day that is at least seven months and one day after the date on which we cancel the options accepted for exchange. As a result, the earliest possible new option grant date will be November 1, 2004. However, as discussed in Schedule C, the new option grant date for employees in France may be different. If the offer period is extended or the expiration date is otherwise delayed, then the earliest possible date for the new option grant date will be similarly delayed. We will send to you the notices of grant evidencing your new options promptly after the new option grant date. The notices of grant will refer to your new option agreement, a copy of which will be posted on PalmSource’s Source Central website. (Section 6)

We expect the new option grant date will be on the first business day that is at least six months and a day after the option cancellation date, but may choose another date that is no later than the first business day that is at least seven months and one day after the date on which we cancel the options accepted for exchange if we believe, in our sole discretion, that there are unusual circumstances surrounding trading in PalmSource’s common stock on a given date or there are other significant factors. Such unusual circumstances or significant factors that we might take into account in determining to grant the new options on a date other than the first business day that is at least six months and a day after the option cancellation date include, without limitation: (i) a halt in the trading of PalmSource’s common stock by the Nasdaq Stock Market; (ii) unusually high or low trading volume in PalmSource’s common stock; (iii) the escalation of worldwide or national hostilities as a result of an act of war or terrorism; (iv) the recent dissemination of any material, non-public information by PalmSource; (v) the recent dissemination of information that causes major stock market averages to fluctuate significantly; (vi) the occurrence of a catastrophic or other similar event that has a material impact on PalmSource’s business; and (vii) there is a pending announcement with a third party regarding a significant corporate transaction involving PalmSource.

Q29.	Why won’t I receive my new options immediately after the expiration date of the offer?

A29.	Accounting rules prohibit us from granting you new options for a period of six months and one day after the cancellation date, without potential unfavorable accounting consequences to PalmSource. (Section 12)

Q30.	How many new options will I receive for the options that I exchange?

A30.	This offer is an even exchange. You will receive a new option to purchase one (1) share of PalmSource common stock in exchange for each eligible option to purchase one (1) share of Palm Source common stock cancelled. PalmSource may, at its sole discretion, consolidate new option grants into a single notice of grant and option agreement. (Section 2)

Q31.	What will the exercise price of my new options be?

A31.	The exercise price of new options will be equal to the last reported sale price per share of our common stock on the new option grant date as reported on the Nasdaq National Market during regular trading hours. Notwithstanding the general rule in the previous sentence, if you are a resident of France, your exercise price will be determined as described in Schedule C.

We cannot predict the exercise price of the new options. Because we will grant new options no sooner than the first business day that is at least six months and one day after the cancellation date, the new options may have a higher exercise price than some or all of your exchanged options. (Section 9)

Q32.	If the exercise price on my new options is higher than the exercise price of my cancelled options, can I revert to my original option grant with its original exercise price?

A32.	No. Once your old options have been cancelled, it is not possible to reinstate them. You must carefully consider the exercise price of your existing options and your expectations of the future value of our common stock in deciding whether to participate in the offer.

Q33.	After the grant of my new options, what happens if my options again end up underwater?

A33.	We cannot protect against your new options ending up underwater. This offer is intended as a one-time offer, and even if your new options again end up underwater we do not expect to implement such an exchange program in the future. We are implementing this offer at this time due to stock market and economic conditions that have significantly reduced the value of our common stock. As your stock options are valid for 10 years from the date of the grant (except for employees in France whose options will be valid for 9 years and 6 months), subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is above the trading price of our common stock for some period of time after the new option grant date. However, we can provide no assurance as to the price of our common stock at any time in the future. (Section 3)

Q34.	Are there any restrictions on when I can exercise any of the new options that are granted to me?

A34.	Yes. Your new options will be subject to vesting as described in Q&A 35 below. (Section 9)

If you are a non-U.S. resident, certain other restrictions may apply. Please refer to Schedule C for details regarding France.

Q35.	When will my new options vest?

A35.	New options granted in this offer will vest as to one-third (1/3) of the shares covered by such new option twenty-four (24) weeks after the new option grant date and the remaining shares covered by such new option will vest with respect to one-third (1/3) of the shares covered by such new option forty-eight (48) weeks after the new option grant date and with respect to one-third (1/3) of the shares covered by such new option seventy-two (72) weeks after the new option grant date. To understand the difference between the vesting schedule of your current options and the vesting schedule your new options will have if you elect to participate in this offer, please see the examples below. For options granted on November 7, 2003, see Example 1 below. For options granted after November 7, 2003, see Example 2 below.

Notwithstanding the general rule set forth above, if you are a resident of France, you may be subject to additional restrictions as described in Schedule C.

Example 1:

Grant date of the exchanged options: November 7, 2003

Number of exchanged options: 1,200

Vesting schedule of the exchanged options: 1/24th of the shares covered by the option (or 50 options) vest each month.

Number of new options: 1,200

New option grant date (for purposes of example only): November 1, 2004

Vesting schedule for the new options: One third (1/3) of the shares covered by the option (or 400 options) vest twenty-four (24) weeks after the date of grant, or April 18, 2005; 1/3 of the shares covered by the option (or 400 options) vest forty-eight (48) weeks after the date of grant, or October 3, 2005; and 1/3 of the shares covered by the option (or 400 options) vest seventy-two (72) weeks after the date of grant, or March 20, 2006, subject to your continued employment.

Example 2:

Grant date of the exchanged options: Subsequent to November 7, 2003

Number of exchanged options: 1,200

Vesting schedule of the exchanged options: 1/4th of the shares covered by the option (or 300 options) vest on the first anniversary of the date of grant, and 1/36th of the remaining 900 options (or 25 options) vest each month.

Number of new options: 1,200

New option grant date (for purposes of example only): November 1, 2004

Vesting schedule for the new options: One third (1/3) of the shares covered by the option (or 400 options) vest twenty-four (24) weeks after the date of grant, or April 18, 2005; 1/3 of the shares covered by the option (or 400 options) vest forty-eight (48) weeks after the date of grant, or October 3, 2005; and 1/3 of the shares covered by the option (or 400 options) vest seventy-two (72) weeks after the date of grant, or March 20, 2006, subject to your continued employment.

Q36.	Will my new options be incentive stock options or non-qualified stock options?

A36.	All new options will be non-qualified stock options for U.S. federal income tax purposes.

We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of non-qualified stock options with your financial, legal and/or tax advisors. (Sections 9 and 14)

Q37.	If I currently have incentive stock options, will my new options also be incentive stock options?

A37.	No. All new options will be non-qualified stock options for purposes of U.S. federal tax laws. Please refer to Schedule C for specific option details with respect to France. (Sections 2 and 6)

Q38.	Will the terms and conditions of my new options be the same as my exchanged options?

A38.	The terms and conditions of your new options may vary from the terms and conditions of your exchanged options, but such changes generally will not substantially and adversely affect your rights. However, your new options will be non-qualified stock options for purposes of U.S. federal tax laws regardless of whether the exchanged options were incentive stock options or non-qualified stock options. Your new options will also have new exercise prices and will vest in accordance with a new vesting schedule, as described in Q&As 31 and 35 and Section 9 of this offer. If you are a tax resident of a non-U.S. country or are otherwise subject to the tax laws in another country, there may be additional material changes from the terms and conditions of the options that you tender, and we strongly recommend that you consult your personal tax advisor to determine the tax impact of the offer. Please see Schedule C, for details regarding any such change in France. (Section 9 and Schedule C)

Q39.	Will I receive a new option agreement?

A39.	Yes. All new options will be subject to a new option agreement between you and PalmSource, and all new options will be subject to the terms and conditions of our 2003 Equity Incentive Plan, to a specific sub-plan for France as noted in Schedule C and to a new notice of grant and new option agreement between you and PalmSource. You will receive a new notice of grant promptly after the new option grant date, which will refer to the new option agreement, a copy of which will be posted on PalmSource’s Source Central website. You must be employed by PalmSource on the new option grant date to receive your new options. (Section 9 and Schedule C)

Q40.	When will my new options expire?

A40.	Your new options will expire 10 years from the new option grant date, or earlier if your employment with PalmSource terminates. However, for residents of France, options will have a term of 9 years and 6 months from the new option grant date, or earlier if your employment with PalmSource terminates. (Section 9 and Schedule C)

Q41.	What if my employment with PalmSource ends between the date my options are cancelled and the new option grant date?

A41.	Your employment with PalmSource is on an at-will basis unless expressly provided otherwise by the applicable laws of France or the terms of your employment agreement, if any, and nothing in this offer modifies or changes the nature of your employment with PalmSource. If your employment with PalmSource ends for any reason before your new options are granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to the new option grant that would have been issued on the new option grant date. If you are not an employee of PalmSource continuously through the date of the new option grant, you will not receive any new options or other consideration in exchange for your cancelled options. (Section 1)

Q42.	Will I receive new options if PalmSource is acquired by another company and will those options have the same terms as my exchanged options?

A42.	It is possible that PalmSource might effect a merger or similar transaction after we cancel your eligible options but before it grants you the new options. If the acquiror or successor to PalmSource pursuant to such merger or similar transaction does not offer you participation in a stock option plan or enter into an individual stock option agreement with you, you will not receive any new options while having lost all of your rights under your cancelled eligible options. (Section 9)

Q43.	Are there circumstances under which I would not be granted new options?

A43.	Yes. If, for any reason, you are not an employee of PalmSource continuously through the new option grant date, you will not receive any new options.

Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction or the terms of your employment agreement, if any, your employment with PalmSource will remain “at-will” regardless of your participation in the offer and can be terminated by you or by PalmSource at any time, with or without cause or notice. (Section 1)

Even if we accept the options that you elect to exchange, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules or the laws of a non-U.S. jurisdiction. We do not anticipate any such prohibitions at this time. (Section 13)

Q44	How will PalmSource use information regarding me and my options to administer the offer?

To administer this offer, we must collect, process, use and transfer from one party to another certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you agree to such collection, process, use and transfer of your personal data by us and the third parties assisting us with the offer, but only for the purpose of implementing, administering and managing your participation in this offer. By being eligible to participate in this offer, whether or not you submit an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your jurisdiction, and the recipient’s country may have different data privacy laws and protections than your country,

•	the data will be held only as long as necessary to implement, administer and manage this offer,

•	you can request from us a list of the parties that may receive your data,

•	you can, at any time, view your data,

•	you can request additional information about how the data is stored and processed, and

•	you can request that the data be amended if it is incorrect.

If you are an option holder in certain non-U.S. jurisdictions, you can refuse or withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions. (Section 4)

Q45.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A45.	For additional information or assistance, you should contact PalmSource Stock Administration at (408) 400-1944, e-mail: stock@palmsource.com. (Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list, the risk factors listed in our Form S-1, as amended (Registration No. 333-111871) and in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the fiscal quarter November 28, 2003, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, if you are subject to tax in the United States or France, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States or France, as applicable, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in this offer. If you are a resident of a tax jurisdiction other than the United States or France, we strongly encourage you to contact your tax advisor to discuss the tax consequences of the offer to exchange in the jurisdiction applicable to you.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” Any statements that are not statements of historical fact are forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. For example, in this document, these forward looking statements include, among others, statements regarding employees and employee response to the exchange transaction; the new option grant date, the offering period, the expiration date, the cancellation date, the potential extension of the offer, and the exercise price of new options; the value of current options; laws and regulations in the United States and abroad, in particular, the rules and regulations of the Securities and Exchange Commission and Nasdaq; the tax consequences of the transaction in the United States and France; the value of the Palm OS brand; our relationship with palmOne, Inc (“palmOne” or “Palm”); our expected future financial position and operating results; our business strategy, including, among other things, future option grants, acquisitions by PalmSource or the acquisition of PalmSource; our financing plans and expected capital requirements; our existing and future products and services; our relationships with our licensees; our intellectual property; litigation; our competition and the markets in which we compete; and similar matters.

These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from such forward-looking statements. For a detailed discussion of these risks and uncertainties, see the risk factors discussed below. You should consider carefully the risks of participating in the offer and other sections of this document and in any other documents that are incorporated into this document by reference. The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic/Market Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

For example, if you cancel options with an exercise price of $30.00 per share, and the price of our common stock closes at $40.00 per share on the new option grant date, your new options will have a higher exercise price than that of the cancelled options.

If you participate in the offer, you will be ineligible to receive any additional option grants until the new option grant date.

Employees generally are eligible to receive option grants at any time that we choose to make such grants. However, if you participate in the offer, you will not be eligible to receive any additional option grants until the new option grant date. The new option grant date will be no sooner than six months and a day after the cancellation date, currently expected to be November 1, 2004 and will be no later than the first business day that is at least seven months and one day after the cancellation date, currently expected to be December 1, 2004. However, as discussed in Schedule C, the new option grant date for employees in France may be different.

If we are acquired by or merge with another company, eligible employees who participate in the offer might be deprived of the benefit of appreciation of our common stock as a result of the merger.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates for any reason before we grant the new options, including as the result of a reduction-in-force or another company’s acquisition of us, you will neither receive a new option nor have any of your cancelled options returned to you.

Once we cancel the options that you elect to exchange, all of your rights under those options terminate. Accordingly, if your employment with PalmSource terminates for any reason, including as the result of a reduction-in-force or another company acquiring PalmSource, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

Our revenues depend on the health of the economy and the growth of our licensees and potential licensees. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including a reduction-in-force. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other compensation for your options that were cancelled.

Tax-Related Risks for U.S. Tax Residents

Your new option will be a non-qualified stock option, even if your cancelled option was an incentive stock option.

The new option that will replace your exchanged option will be a non-qualified stock option for purposes of U.S. federal tax laws. In general, non-qualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth under the section entitled “Material U.S. federal income tax consequences.” Also, please refer to your original notice of grant and option agreement to determine if your current options are non-qualified stock options or incentive stock options. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-Related Risks for Tax Residents of France

Tax-related risks for residents of France

Under general tax principles in France, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer. Your new options will be granted under a French qualified stock option sub-plan. The new option exercise price and the grant date may differ from that in other countries in order for the options to comply with the requirements for French qualified options. In addition, you must not exercise your options until four years from the grant date of the new option to obtain favorable tax and social insurance treatment. Please see Schedule C for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-Related Risks for Tax Residents Outside the U.S. or Tax Residents of Multiple Countries

If you are subject to tax laws of a foreign jurisdiction or in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences prior to participating in this offer.

Business Environment and Risk Factors

You should carefully consider the risks described below in the section entitled “Risks Associated With Our Business,” “Risks Relating to Our Separation from Palm” and the section entitled “Risks Related to the Securities Markets and Ownership of Our Common Stock”. The risks and uncertainties described in these sections are not the only ones facing PalmSource, and there may be additional risks that we do not presently know of or that we currently deem immaterial. The business, results of operations or financial condition of PalmSource could be seriously harmed if any of these risks materialize. The trading price of shares of PalmSource common stock may also decline due to any of these risks.

Risks Associated With Our Business

For purposes of this section entitled “Risks Associated With Our Business”, the section entitled “Risks of Our Separation from Palm” and the section entitled “Risks Related to the Securities Markets and Ownership of Our Common Stock” only, the terms “PalmSource,” “we,” “our” and “us” shall refer to PalmSource, Inc. and its subsidiaries.

We have a history of losses, negative cash flows and limited cash resources, and we may never achieve or sustain profitability or positive cash flows.

We have not been profitable during any of the periods for which we have prepared historical financial statements. During the quarters ended November 30, 2003 and 2002, we had net losses of approximately $9.1 million and $8.3 million, respectively, on revenues of $16.8 million and $14.8 million, respectively. Cash used for operations for the six months ended November 30, 2003 and was $9.2 million and $5.9 million, respectively. In addition, as of November 30, 2003, our tangible assets were less than our total liabilities, resulting in a negative tangible net worth. We may not be able to liquidate our assets to pay our liabilities if we are unable to fund our operations in the future. While we have historically received upfront, initial license fees, which partially funded our negative cash flow from operations, we do not expect this trend to continue. We have historically had negative cash flow from operations and may not achieve positive cash flow in the future.

We may incur losses and negative cash flows for the foreseeable future, particularly if our revenues do not increase substantially, if our expenses increase faster than our revenues, or if we make unanticipated capital expenditures or if, as we expect, we experience a significant decline in upfront license fees. Our ability to increase revenues and achieve and sustain profitability will also be affected by other risks and uncertainties described in this quarterly report. If we do not increase revenues substantially or cannot raise additional capital, which may not be available on reasonable terms or at all, we may not be able to fund operations in the future.

We currently derive our revenue from a small number of licensees of Palm OS, and the failure of one or more of them could significantly harm our future business prospects.

We currently derive our revenue from a small number of licensees of our operating system, orPalm OS. Revenue from Palm was $9.0 million, or 54.0% of total revenues for the quarter ended November 30, 2003 and $7.8 million, or 52.7% of total revenues, for the quarter ended November 30, 2002. Revenue from Sony was $1.5 million, or 9.0% of total revenues, for the quarter ended November 30, 2003 and $2.3 million, or 15.8% of total revenues, for the quarter ended November 30, 2002. Revenue from Handspring, Inc. was $1.5 million, or 9.1% of total revenues, for the quarter ended November 30, 2003 and $1.6 million, or 11.2% of total revenues, for the quarter ended November 30, 2002. Although we have recently expanded the number of licensees, these new licensees have yet to introduce products on the market that generate revenues for us. Additionally, the acquisition of Handspring by Palm has increased our customer concentration. We expect that palmOne and Sony will continue to account for a substantial portion of our revenues for the foreseeable future. If revenues from either palmOne or Sony do not grow as we anticipate, if either of them decides not to incorporate Palm OS into their future products, if either of them decides not to use Palm OS as the primary operating system for their future products or if palmOne experiences financial difficulties and is not able to satisfy its annual minimum royalty commitments, we will need to significantly reduce our expenses or increase our revenues from other sources to stay in business. Our license agreement with palmOne will expire in December 2006, our license arrangement with Sony will expire in October 2012 and our license agreement with Handspring was terminated following the Handspring merger. Nothing restricts these licensees from competing with us or offering products based on competing operating systems and these licensees may stop incorporating Palm OS in their products during the term of their agreements with limited notice to us. However, in the event that palmOne chose to offer products based on competing operating systems, palmOne would still be required to pay the minimum annual payments pursuant to the license agreement. Once these license arrangements expire, we may not be able to renegotiate them on favorable terms, or at all. If we do not continue to generate significant revenues from palmOne or Sony or if we are unable to generate an increased percentage of our revenues from other licensees, our business, results of operations and financial condition will be significantly harmed.

Our operating results may fluctuate.

Our operating results are difficult to predict. We do not have a long history of operations, our operating results have fluctuated significantly and we have only operated separately from palmOne since October 28, 2003. Factors that may cause fluctuations in our operating results include the following:

•	shortfall payments from licensees in a given quarter to satisfy minimum quarterly or annual license and royalty commitments, as such payments are recorded in the period that the minimum commitment becomes due to us;

•	delays in the development or launch of Palm Powered products by our licensees;

•	changes in consumer and enterprise spending levels, which may fail to meet our expectations;

•	a shifting mix in the balance between license fees derived from upfront royalty payments, license fees calculated as a percentage of revenues derived from Palm Powered products and license fees based on fixed dollar amounts per unit sold;

•	changes in general economic conditions and specific market conditions that may impact demand for our products and services;

•	seasonality of demand for Palm Powered products and services that may cause our revenues to fluctuate on a quarter to quarter basis;

•	changes in licensing fees due to third parties for technologies incorporated in the Palm OS platform; and

•	an increase in reliance on third-party software licenses.

Because our revenues fluctuate and are difficult to predict, and our expenses are largely independent of revenues in any particular period, it is difficult for us to accurately forecast revenues and profitability. Any of these factors could cause our results of operations to fall below the expectations of analysts, our stockholders or others, resulting in a significant decrease in our stock price and harming our business, results of operations, and financial condition.

In connection with our separation agreements, palmOne has agreed to indemnify us for damages incurred due to certain litigation with Xerox Corporation; if palmOne is unsuccessful in the litigation and is unable to or does not indemnify us, our business, results of operations, financial condition and cash flows would be significantly harmed, we may not be able to stay in business, and our licensees may not be able to ship products with Graffiti handwriting recognition software.

palmOne is a defendant in a civil action brought by Xerox Corporation in 1997 relating to the Graffiti handwriting recognition software then used in handheld computers using Palm OS. The complaint by Xerox alleged willful infringement of U.S. Patent No. 5,596,656, or the ‘656 patent, titled “Unistrokes for Computerized Interpretation of Handwriting.” The complaint seeks unspecified damages and to permanently enjoin the defendants from infringing the patent in the future. In December 2001, the trial court held that the ‘656 patent was valid, enforceable and infringed. The December 2001 ruling was appealed, and in a February 2003 decision the appellate court remanded the case to the trial court for a determination of the issues of invalidity and enforceability of the ‘656 patent. On December 10, 2003 the trial court heard motions from Xerox and the defendants for summary judgment on the issues of invalidity of the ‘656 patent. The trial court has not yet ruled on these motions, but we expect a ruling may be issued any time in the next six months. We have not yet been added as a defendant in the case, but Xerox may seek to add us at any time.

As part of our separation agreements, palmOne has agreed to indemnify us for certain damages that we may incur due to the Xerox litigation, whether or not we are a defendant. palmOne has indicated that it intends to continue to defend itself vigorously against these claims. However, we cannot assure you that palmOne will continue to defend itself or be successful. In 2002, we licensed technology which we used to create an alternative handwriting recognition system for use in Palm OS, referred to as Graffiti 2, which we now offer to all of our licensees. At the end of 2002, we began offering this alternative software to our existing licensees, and disclaimed responsibility for any damages resulting from any shipments after that time of the original versions of Graffiti handwriting recognition software by our licensees. However, under our license agreements with our licensees we have agreed to indemnify them for any damages they incur due to infringement by our or palmOne’s intellectual property, and accordingly we could be liable for damages resulting from use of the original version of the Graffiti handwriting recognition software prior to our offering of Graffiti 2. If palmOne is not successful in the litigation, Xerox will likely seek an injunction from the court preventing our licensees from offering products with the original version of Graffiti handwriting recognition software. If the court issues an injunction in favor of Xerox, we would lose any additional royalties that might have been due from those licensees that are continuing to ship the original version of Graffiti. As a result, and if palmOne is unable to or does not indemnify us, we might be required to pay Xerox significant damages or license fees or pay our licensees significant amounts to indemnify them for their losses. In particular, pursuant to our separation agreements with palmOne, if palmOne is required to pay Xerox, as a result of a judgment or in connection with a settlement, and fails to do so within 60 days after the entry of the judgment or the due date under the settlement, we will be required to pay any shortfall amounts to Xerox. Any such payment by us does not, however, relieve palmOne of its obligation either to make the payment or to reimburse us. Damages in patent litigation of this nature can be calculated in a variety of ways, and are subject to factual determinations. We cannot easily predict the amount of these damages, but if palmOne is not successful in the litigation, these damages could be substantial.

The pending litigation may also result in other indirect costs and expenses, such as significant diversion of management resources, loss of reputation and goodwill, damage to our customer and licensee relationships and substantial declines in our stock price. In addition, if palmOne is required to pay damages to Xerox, they may no longer be able to pay us the minimum annual commitments due under our license agreement with palmOne. Accordingly, if Xerox is successful in its claims against palmOne, and palmOne does not or is unable to indemnify us for these claims, our business, results of operations, financial condition and cash flows could be significantly harmed, and we may be rendered insolvent.

If we are unable to compete effectively with existing or new competitors, our resulting loss of competitive position could result in price reductions, reduced margins and loss of market share, which would seriously decrease customer demand and harm our business, financial condition and results of operations.

We compete principally in the operating system software platform and services markets. These markets are highly competitive, and we expect competition to increase in the future. We compete primarily with Microsoft Corporation and Symbian Ltd. For example, Microsoft may use its leading position in the enterprise applications market to gain competitive advantage in the markets on which we focus. Furthermore, Microsoft may package product offerings that compete with us together with other product offerings which we could not match. Microsoft has substantially more resources than we do. Symbian, which is supported by companies such as Nokia Corporation and Sony Ericsson Mobile Communications AB, has a substantial portion of the worldwide smartphone market, a market that we believe is important to our future success. Furthermore, it has recently been announced that Nokia has started the process of increasing its ownership in

Symbian to approximately 63 percent. In addition, there are proprietary operating systems; open source operating systems, such as Linux; and other software technologies, such as Java or technology licensed from Research In Motion Limited, or RIM, which could be integrated into devices that compete with Palm Powered devices. Some of our competitors or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products and services and to promoting their products within the third-party developer community.

Successful new product introductions or enhancements by our competitors, or increased market acceptance of competing platforms, could reduce the sales and market acceptance of our products and services, cause intense price competition or make our products and services obsolete. To remain competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to remain competitive. Increased competition could result in price reductions, decreased license and royalty revenues, decreased customer demand, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, results of operations and financial condition and cause our operating results to fluctuate.

We believe that the market for personal digital assistants, or PDAs, our traditional strength, may be maturing. If we are unable to successfully penetrate new device markets or new markets do not develop as anticipated, our business will not grow as expected and our revenues will suffer.

We believe the market for PDAs, our traditional strength, may be maturing. As a result, we anticipate that our future revenue growth will come from other mobile information devices, in particular smartphones that incorporate Palm OS. The smartphone operating system market is highly competitive, with Microsoft and Symbian devoting significant resources to compete against us. If we are unsuccessful in penetrating the markets for smartphones or other devices or these markets do not develop as anticipated, our business will not grow as expected and our revenues will suffer. To compete in the smartphone and other new markets, we expect to enhance Palm OS by licensing additional technologies from third-party vendors. However, we cannot assure you that we will be able to successfully license this technology, that we will be able to negotiate favorable terms on these third-party royalty contracts or that we will be able to generate sufficient royalty revenues to offset the additional costs associated with these contracts. If we are unable to do so, our cost of license revenues and cost of sales will increase, and our gross margins could be materially impacted, which would adversely affect our business, results of operations and financial condition.

Our success depends on the development, sales and marketing efforts of our licensees.

Our ability to generate revenues is largely dependent on the development, sales and marketing efforts of our licensees. If one or more of our licensees fails to develop or generate sales of Palm Powered products, our revenues could be harmed. We are subject to many risks beyond our control that influence the success or failure of a particular licensee, including, but not limited to:

•	competition faced by the licensee in its particular market;

•	technical challenges unrelated to our technology that are faced by the licensee in developing its products;

•	the ability of our licensees to sell into wireless carriers and to obtain carrier network certification;

•	market acceptance of the licensee’s products in the face of shifting consumer and enterprise preferences;

•	the engineering, sales and marketing and management capabilities of the licensee; and

•	the financial and other resources of the licensee.

If our licensees do not successfully develop, market and sell Palm Powered products, our revenues and profitability will suffer and our business will be harmed.

We depend on wireless carriers accepting our platform software intended for smartphones.

The acceptance of smartphones by the market is highly dependent upon the procedures of wireless carriers. Wireless carriers are relatively few in number and their qualification, network certification and adoption procedures are long and stringent. We have limited experience in developing platform software intended for use in smartphones that comply with such procedures. Our competitors already have established relationships with a number of the wireless carriers. We cannot assure you that we will succeed in developing platform software to enable our licensees’ products to meet wireless carriers’ procedures or that wireless carriers will accept or promote the success of our licensees’ products. If our licensees’ products do not comply with wireless carriers’ qualification, network certification and adoption procedures or if wireless carriers do not promote the success of our licensees’ products, our business will be harmed.

We cannot accurately predict when we will recognize revenues from a particular licensee, if at all, or whether a particular licensee will ultimately market products incorporating Palm OS.

Once we enter into a license agreement, it often takes four to 24 months, depending on the specific technical capabilities of the licensee and the complexity of the licensee’s product, for our licensees to develop commercially available products, if at all, on which we can begin to recognize license revenues. The process of persuading licensees to adopt our technology can be lengthy and, even if adopted, we cannot assure you that our technology will be used in a product that is ultimately brought to market, achieves commercial acceptance or results in significant royalties to us. Due to these challenges, predicting when a new licensee will generate product royalty revenues, if at all, is difficult. If we invest management and engineering resources in a licensee but the licensee’s product is ultimately not introduced to market or is not well received by end users, our operating results would suffer. Even if a licensee’s product is introduced to market, the revenue recognition of royalties derived from sales of the product may be deferred to a later period, or may be recognized over an extended period, in accordance with U.S. generally accepted accounting principles.

If we, or our licensees that incorporate Palm OS, fail to develop and introduce new products and services timely and successfully, we will not be able to compete effectively, our operating results may fluctuate and our ability to generate revenues will suffer.

We operate in a highly competitive environment characterized by rapid technological changes, frequent new product and service introductions, evolving industry standards, and changing customer demands. The development of new products and services can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. Our future success depends on our ability to develop and introduce in the mobile information device market new products and services that our customers and end users choose to buy. In addition, we rely heavily on the efforts of our licensees and third-party developers for the development of new products and services based on Palm OS.

We have made, and we intend to continue to make, significant investments in research and development. However, if we or our licensees or third-party developers fail to anticipate our customers’ and end users’ needs and technological trends accurately and are unsuccessful at developing and introducing appealing new products and services on a cost-effective and timely basis with acceptable prices and terms, we will not be able to compete effectively, our ability to generate revenues will suffer and our operating results will be harmed.

If Palm Powered products do not effectively interoperate with software running on desktop and network servers, the attractiveness and use of Palm OS could be adversely affected.

Palm Powered products depend upon effective interoperability with software running on personal computers and network servers to acquire and backup information. Interoperability with this other software can be affected by the design of the personal or network server operating environments, the device which incorporates Palm OS or Palm OS itself. For example, if Microsoft modified its desktop or server software products to make them incompatible with Palm OS, demand for Palm Powered devices would likely be significantly reduced, particularly among existing users of Microsoft products. If the desktop or network server interoperability of Palm OS devices is compromised in any way, the attractiveness and use of Palm OS could be adversely affected. As a result, our business, results of operations and financial condition would be seriously harmed.

The Palm OS platform and other software products may contain errors or defects, which could result in the rejection of our products and services and damage to our reputation, as well as lost revenues, diverted development resources and increased service costs and warranty claims.

The Palm OS platform is complex and must meet stringent manufacturer and user requirements. We must develop our software products and services quickly to keep pace with the rapidly changing mobile information device market. Products and services as sophisticated as ours are likely to contain undetected errors or defects, particularly when first introduced or when new models or versions are released. These errors or defects may include vulnerability to computer viruses. Palm OS may not be free from errors or defects after commercial shipments by our licensees have begun, which could result in the rejection of products and services based on Palm OS, damage to our reputation, lost revenues, diverted development resources and increased customer service and support costs and warranty and indemnity claims, which could harm our business, results of operations and financial condition.

Third parties have claimed and may claim in the future that our products infringe their intellectual property; if these claims are successful, we could suffer significant litigation or licensing expenses or be prevented from licensing Palm OS to our licensees who sell Palm Powered products.

In the course of our business, we receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. For example, Xerox and palmOne are in litigation relating to the original version of Graffiti handwriting recognition software used in handheld computers using Palm OS, which is discussed in more detail above. We may be added to the complaint by Xerox. If an injunction is obtained by Xerox, it could have a significant adverse impact on our operations and financial condition if licensees have not transitioned to a handwriting recognition system outside the scope of Xerox’s asserted claims. As part of our separation agreements, palmOne has agreed to indemnify us for certain damages that we may incur due to the Xerox litigation, but palmOne is not required to indemnify us for any profits we lose as a result of the litigation. If palmOne is not successful in the Xerox litigation and is unable to or does not indemnify us, or if any liability we are ruled to have to Xerox is outside the scope of palmOne’s indemnification obligations to us, we might be required to pay Xerox significant damages or license fees or pay our licensees significant amounts to indemnify them for their losses.

We evaluate the validity and applicability of third-party intellectual property rights, and determine in each case whether we must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies in our products. Third parties may claim that we, Palm OS licensees or end users of Palm Powered products are infringing or contributing to the infringement of their intellectual property rights, and we may be found to infringe or contribute to the infringement of those intellectual property rights and require a license to use those rights. We may be unaware of intellectual property rights of others that may cover some of our technology, products and services. In addition, our licensees may be entitled to seek indemnification from us for any claims of infringement brought against them that arise out of the intellectual property they have licensed from us.

Any litigation regarding patents or other intellectual property is likely to be costly and time consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements or indemnify our customers. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all, and the obligations under such agreements could result in substantial expenses. If we are unable to enter into royalty or license agreements, our business may be harmed. In addition, a licensee’s or developer’s development, marketing or sales of our products could be severely disrupted or shut down as a result of litigation or claims of infringement, which could adversely affect our business, results of operations and financial condition. We also may be subject to significant monetary damages or court-ordered injunctions that restrict or prevent the development and sale of our products. Any or all of these factors could have a material adverse effect on our business, results of operations and financial condition.

We make use of intellectual property that was developed prior to our separation from Palm. In connection with the separation, we executed agreements that allocated ownership of and granted cross-licenses to intellectual property of PalmSource and Palm. In the future, palmOne or a successor to palmOne may seek to use these agreements to restrict our use of intellectual property that was allocated or licensed to us by these agreements. For example, palmOne may interpret field-of-use restrictions differently from us, so as to restrict us from using licensed intellectual property in the fulfillment of our business plans or to allow palmOne to use intellectual property in a way that adversely impacts our business. In addition, palmOne may seek to interpret the allocation of rights under the separation agreements so as to obtain ownership of intellectual property currently owned by us. Furthermore, if palmOne does not hold clear and complete title to the intellectual property retained by it under these agreements, or holds this intellectual property subject to prior grants of licenses or other rights, our license to use this intellectual property may be invalidated or impaired by a third party possessing ownership, license, or other rights.

If third parties infringe our intellectual property or if we are unable to secure and protect our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology and intellectual property rights. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. Our intellectual property, particularly our patents, may not provide us a significant competitive advantage. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our business and results of operations.

Our pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of our patents or trademarks, including our patent or trademark applications or registrations. Even if patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to us or may be held invalid and unenforceable against third parties.

We may be required to spend significant resources to monitor and police our intellectual property rights. Policing the unauthorized use of our products or intellectual property is difficult and litigation may be necessary in the future to enforce our intellectual property rights. Regardless of the merits of any claim, intellectual property litigation is expensive and time-consuming and could divert our management’s attention from operating our business. Despite our efforts, we may not be successful in any litigation or other enforcement action we may bring, may not be able to detect infringement and, as a result, may lose competitive position in the market. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

In the past, there have been thefts and attempted thefts of computer equipment from us and our employees. This computer equipment has contained proprietary information and intellectual property. We have formulated a security plan to reduce the risk of any future thefts and have cooperated with law enforcement officials in an investigation of past incidents. We also generally enter into confidentiality agreements with our employees and with our licensees and our developers. We may not be successful in preventing future thefts, or in preventing those responsible for past thefts from using our technology to produce competing products. The unauthorized use of our technology by competitors could have a material adverse effect on our ability to sell our products.

Despite our efforts to protect our proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, among other things, and we cannot assure you that we will be successful in enforcement of, or defending ourselves against, intellectual property claims. Moreover, patent litigation has increased due to the current uncertainty of the law and the increasing competition and overlap of product functionality in the field. Attempts may be made to copy or reverse engineer aspects of our product or to obtain and use information that we regard as proprietary. Accordingly, we cannot assure you that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights could materially harm our business.

We currently intend to expand our international presence in countries that may not protect our intellectual property rights to the same extent as the laws of the United States, which may increase the risk of infringement of our intellectual property.

As part of our business strategy, we intend to expand our international presence by targeting countries with large populations and propensities for adopting new technologies including China, India and Brazil. However, many of the countries we are targeting do not prevent misappropriation of intellectual property or deter others from developing similar, competing technologies or intellectual property that infringe our rights. Effective copyright, trademark and trade secret protections may be unavailable or limited in some foreign countries. In particular, the laws of some foreign countries in which our technology is licensed, or may in the near future be licensed, may not protect our intellectual property rights to the same extent as the laws of the United States. As a result, we may not be able to effectively prevent competitors in these regions from infringing on our intellectual property rights, which would reduce our competitive advantage and ability to compete in these regions and negatively impact our business.

We currently intend to establish engineering resources or to outsource engineering services or both outside of the United States in countries that may not protect our intellectual property and confidential information or the intellectual property or confidential information of our licensees or partners to the same extent as the laws of the United States. This may increase the risk of misappropriation or infringement of our intellectual property or the intellectual property or confidential information of our licensees or partners.

As part of our business strategy, we currently intend to establish engineering resources or to outsource engineering services or both in China and India. Effective patent, copyright, trademark and trade secret protections may be unavailable or limited in these countries. In particular, the laws of China or India may not protect our intellectual property rights and our confidential information or that of our licensees and partners to the same extent as the laws of the United States. As a result, we may not be able to effectively prevent competitors in these regions, including our employees and consultants, from misappropriating or infringing on our intellectual property rights and confidential information or that of our licensees or partners, which could reduce our competitive advantage and ability to compete in our markets, cause us to incur substantial legal fees, expose us to liability to our licensees and partners, result in strained relationships with or licensees and partners and otherwise negatively impact our business.

If we do not continue to support our third-party developer community or provide attractive incentives to encourage application development, these developers may cease development of new Palm OS applications, which could affect our competitive advantage, lower the value of our products to end users and affect our licensees’ ability to market their products incorporating our products and services.

The proliferation of applications that run on Palm Powered products has largely been attributable to our extensive third-party developer community, which we continue to rely on for future application development. Approximately 300,000 third parties have registered as developers to use Palm OS developer tools to create software applications for our platform. According to PalmGear.com, a leading online provider of handheld applications, more than 20,000 applications are available for Palm Powered products. We must continue to provide support for these developers and provide attractive incentives to encourage future Palm OS application development. For example, we do not have the resources to provide cash incentives to our developers, as some of our competitors do. If we are unable to retain our existing developer community and attract additional third-party developers, the availability of new software applications for Palm OS may be adversely affected, which could affect our ability to compete, lower the value of Palm Powered products to end users and affect our licensees’ ability to market our products and services, cause our operating results to fluctuate and adversely affect our business, results of operations and financial condition.

If we are unable to obtain key technology from third parties on a timely basis that is free from errors or defects or we are required to develop such technology ourselves, we may have to cancel or delay the release of certain features in the Palm OS platform and product shipments or incur increased costs.

We license third-party software for use in the Palm OS platform as well as to provide software development tools to enable applications to be written for the Palm OS platform. In addition to third-party licensed software, we may enter into joint development agreements with certain licensees of the Palm OS platform whereby a licensee will develop a specific feature for the Palm OS platform that we will then own and may later incorporate into new releases of the Palm OS platform. Our ability to release and sell our products could be seriously harmed if the third-party technology is not delivered to us in a timely manner and we are unable to obtain alternative technology to use in our products. As a result, our product shipments could be delayed or our offering of features could be reduced, which could adversely affect our business or results of operations. In addition, our reputation and business could be harmed and we could incur damages if third-

party licensed software contains errors or defects that are not discovered and fixed prior to release of our products. Furthermore, a third-party developer or joint developer may improperly use or disclose the software, which could adversely affect our competitive position. Because we license some of our development tools from third parties, our business would suffer if we could no longer obtain those tools from those third parties or if the tools developers wanted to use were not available. If we are unable to offer technology that our licensees need to build successful Palm Powered products, which we obtain by licensing the technology from third parties or developing it internally, then our business would suffer.

For example, Graffiti 2 includes a subcomponent of the Jot technology we license from Communication Intelligence Corporation, or CIC. If the technology components we license from CIC contain errors or defects or cannot be seamlessly integrated into the products of our licensees, our licensees’ ability to market their products may be delayed or canceled. Further, should we be required to license the Jot technology after expiration or termination of the Jot license or if the Jot technology were no longer available for any other reason, such as the termination or sale of the Jot product line by CIC or the acquisition or bankruptcy of CIC, we may be unable to renegotiate the license on favorable terms or obtain alternative technology from another third party, which may require us to license other third-party solutions, develop aspects of the functionality ourselves or cease offering certain applications or features of Palm OS. Any of these events may result in lost sales, higher licensing costs to us and delayed shipment of products based on Palm OS, which could adversely affect our business, results of operations and financial condition.

Products incorporating the Palm OS technology that are marketed by our licensees or other strategic partners may contain errors or defects, which could result in the rejection of our products and services and damage to our brand, as well as lost revenues, diverted development resources and increased service costs and warranty claims.

We cannot fully control the business and quality control standards of our licensees, many of whom are device manufacturers, and we are unable to completely monitor the distribution to end users of products containing our technology. We cannot assure you that the products and services provided by our licensees are free from errors or defects. If Palm Powered products contain errors or defects, it could result in the rejection of these products and services by users, damage to our reputation, lost revenues and diverted development resources, which could adversely affect our business and results of operations. The presence of errors or defects in Palm Powered products could also result in increased customer service and support costs and warranty claims and could subject us and our licensees to product liability claims, any of which could harm our business, results of operations and financial condition.

We may periodically restructure our operations or change our pricing model, which could harm our operating results in the short term before we receive any benefits from these changes, if at all.

We continually evaluate the strengths and weaknesses of our operations. In connection with this evaluation, we may decide to reduce or realign our available resources and, as a result, shut down or sell business lines that do not fit into our long-term business plan. For example, in February 2003, we reduced our worldwide headcount by approximately 18%, and in August 2003, we sold our Palm Digital Media product line to PalmGear. If we reduce headcount in the future, we will incur significant severance and termination costs and other related expenses that could harm our business before we were to receive any benefit, if at all, from the reduced headcount expenses. If we shut down any of our business lines in the future, we may incur costs or charges, receive less in the sale than such assets are worth, disrupt customer goodwill or lose revenue streams in connection with such a restructuring that could harm our business before we were to receive any benefit, if at all, from the restructuring. In addition, we may introduce changes to our pricing model, and these changes may not result in increased or even the same level of revenues in the timeframes that we anticipate, or at all.

Our operating results may suffer if we do not grow our services business as anticipated.

We believe that our future business prospects depend in part on our ability to generate service revenues from our licensees. We currently do not generate significant service revenues and may not be able to in the future. Our service offerings will have to achieve market acceptance and meet an expanding range of customer requirements to be successful. If we are not able to meet these requirements and grow our service revenues, our operating results may be harmed.

Our sales cycle is lengthy and complicated.

The development of a business relationship with a potential licensee can be a lengthy process, spanning 12 months or longer. The sales cycle often involves multiple divisions within a potential licensee’s organization and multiple layers of management, thus making our sales process relatively complicated and long. Additionally, negotiating the terms of a new license agreement can be a protracted process with no set timetable for completion. Due to the length and complicated nature of our sales cycle, predicting the fiscal period in which a new license agreement will be entered into, if at all, and the financial terms of such an agreement is difficult.

The loss of key personnel could negatively impact our business.

We rely upon the continued service and performance of a relatively small number of key technical and senior management personnel. Our future success depends on our retention of these key employees, such as David Nagel, our President and Chief Executive Officer, and our key executives and technical personnel. None of our key technical or senior management personnel is bound by employment or non-competition agreements, and, as a result, any of these employees could leave with little or no prior notice and compete against us. We are not the beneficiary of any life insurance policies on any of our personnel. We may not be able to provide our key technical and senior management personnel with adequate incentives to remain employed by us. The loss of any of them could negatively impact our business, results of operations and financial condition.

Our success largely depends on our ability to hire, retain, integrate and motivate qualified personnel.

Our future success depends on our ability to attract and retain highly skilled executive, technical, sales, marketing, and administrative personnel. If we fail to retain and hire an adequate number of these employees, we will not be able to maintain and expand our business. Our success also depends on our ability to expand, integrate and retain our management team. Recruiting and retaining skilled personnel, including software engineers, is highly competitive, particularly in the San Francisco Bay Area where we are headquartered. Volatility or lack of positive performance in our stock price may also affect our ability to retain key employees.

In recent quarters, we have initiated reductions in our workforce of both employees and contractors to balance the size of our employee base with our current and anticipated revenue base. These reductions have resulted in reallocations of employee duties, which could result in employee and contractor uncertainty. These and any future reductions in our workforce could make it difficult to motivate and retain the remaining employees and contractors, which would affect our ability to deliver our products and services in a timely fashion and negatively affect our business. We cannot assure you that we will be able to hire and retain a sufficient number of qualified personnel to meet our business objectives.

We may not be able to successfully manage the growth and expansion of our business, which could have a material adverse effect on our business, results of operations and financial condition.

We plan to increase our scope of operations domestically and internationally. We may not be equipped to successfully manage any future periods of rapid growth or expansion, which could be expected to place a significant strain on our limited managerial, financial, engineering and other resources. Any delays or difficulties in our research and development process caused by these factors or others could make it difficult for us to develop future generations of our technology and to remain competitive. In addition, the rapid rate of hiring new employees, including several key employees, could be disruptive and could adversely affect the efficiency of our research and development process. The rate of our future expansion, if any, in combination with the complexity of the technology involved in our licensing business model, may demand an unusually high level of managerial effectiveness in anticipating, planning, coordinating and meeting our operational needs as well as the needs of our licensees. Additionally, we may be required to reorganize our managerial structure to more effectively respond to the needs of customers and other potential strategic partners. Given the small pool of potential licensees, the adverse effect resulting from a lack of effective management in any of these areas could be magnified. Inability to manage the expansion of our business could have a material adverse effect on our business, results of operations and financial condition. We historically used Palm’s operational and administrative infrastructure and may not be able to independently create an appropriate infrastructure to accommodate an expansion of the size of our operations. In addition, if we do not achieve the expected benefits from any expansion of our operations, our business, results of operations and financial condition would be harmed.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

We anticipate that revenues from international operations will represent an increasing portion of our total revenues over time. Accordingly, our future results could be harmed by a variety of factors related to our international operations, including:

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	natural disasters affecting the regions in which we or our licensees sell products;

•	tariffs, trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in foreign government regulation, tax laws and regulatory requirements;

•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs;

•	changes in diplomatic and trade relationships; and

•	less effective protection of intellectual property.

We are subject to changes in demand for our products and services resulting from exchange rate fluctuations that make our products and services relatively more or less expensive in international markets. If exchange rate fluctuations occur, our business could be harmed by decreases in demand for our products and services or reductions in gross margins. Historically, we have not used derivative instruments to hedge foreign exchange rate risk. However, we may use derivative, or similar, instruments to hedge foreign exchange rate risk in the future. Our licensees are subject to many of the risks described above with respect to companies that are located in different countries, particularly manufacturers located in Asia Pacific and elsewhere. We cannot assure you that one or more of the risks associated with international licenses of our technology will not have a direct or indirect material adverse effect on our business, results of operations and financial condition.

If we increase our revenues from international license fees, our exposure to withholding taxes may increase.

The laws of certain countries in which we currently, or may in the future, license our technology require significant withholding taxes on payments for intellectual property, which we may not be able to offset fully against our U.S. tax obligations. Our exposure to withholding taxes may increase given our strategy to aggressively pursue opportunities in foreign countries. We are subject to the further risk that tax authorities in those countries may re-characterize certain engineering fees as license fees, which could also result in increased tax withholdings and penalties.

If we are not able to successfully enter into new enterprise strategic alliances with partners, our enterprise market penetration may not proceed as rapidly or as lucratively as we anticipate, which could negatively impact our results.

Our strategy to broaden the usage of Palm Powered devices in the enterprise includes forming strategic alliances with leading enterprise solutions and service providers to provide additional resources to further enable penetration of the enterprise market. However, certain competitors may have longer and closer relationships with the senior management of potential strategic partners who deploy mobile information device products in the enterprise. Consequently, these competitors could have a better competitive position than we do, which could result in potential enterprise customers deciding not to choose our products and services. If we are unable to successfully enter into strategic alliances, or if they are not as productive as we anticipate, our enterprise market penetration may not proceed as rapidly or as lucratively as we anticipate and our results of operations could be negatively impacted.

We may pursue strategic acquisitions and investments, which could have an adverse impact on our business, results of operations, financial condition and cash flows.

Within the last five years, Palm acquired and assigned to us assets of Be Incorporated, peanutpress.com, Inc., Actual Software, WeSync.com, Inc. and Smartcode Technologies SARL. We will evaluate other acquisition opportunities that could advance our objectives to penetrate the smart mobile device business or provide us with additional product or service offerings or additional industry expertise, as such opportunities arise. Acquisitions and the integration of acquired companies may result in problems related to integration of technology and management teams. We may not successfully integrate operations, personnel or products that we have acquired or may acquire in the future. If we fail to successfully integrate acquisitions, our business could be materially harmed. In addition, our acquisitions may not be successful in achieving our desired strategic objectives, which would also cause our business to suffer. In addition, if we issue stock as consideration in an acquisition, the ownership interests of our stockholders will be diluted. Acquisitions typically include a significant amount of goodwill and other intangible assets. If the value of this goodwill is impaired over time we may have to record significant charges against earnings. In addition, we have made and may make strategic venture investments in other companies. If these investments are unsuccessful, this could have an adverse impact on our results of operations and financial position. For example, in fiscal year 2003, we recorded an impairment charge of $3.2 million related to a private equity investment.

If we have any impairment in the value of our goodwill, we will have to take an accounting charge against our earnings that might negatively impact our stock price.

In accordance with U.S. generally accepted accounting principles, we conduct an impairment analysis of our goodwill annually or whenever an event or change in circumstances occurs which would indicate potential impairment. If we discover significant impairment as a result of any of these tests, we would be required to record a corresponding non-cash impairment charge against our earnings that could negatively affect our stock price.

If we engage in certain equity transactions, our ability to use our U.S. net operating loss and tax credit carryforwards may be substantially limited, which could harm our financial condition.

We are currently generating U.S. net operating losses and tax credits, which we are not able to utilize at this time. Substantial restrictions are imposed on the utilization of net operating losses and tax credit carryforwards if the equity ownership of a company changes such that more than 50% of its stock, measured over a three-year period, is transferred to one or more “5% shareholders” during the period. Therefore, this offering and future equity transactions by us, including issuance of our stock in a merger or acquisition, may significantly limit our ability to use in the future net operating loss and tax credit carryforwards existing at the time of any ownership change. Since the limitation is based on a number of factors, we cannot determine the impact of such a limitation at this time, but if our ability to use net operating loss and tax credit carryforwards were substantially limited, it could harm our financial condition.

Recent and proposed regulations related to equity compensation could adversely affect our ability to attract and retain key personnel.

Since the distribution, we have used stock options and other long-term equity incentives as a fundamental component of our employee compensation packages. We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term stockholder value and, through the use of vesting, encourage employees to remain with our company. Several regulatory agencies and entities are considering regulatory changes that could make it more difficult or expensive for us to grant stock options to employees. For example, the Financial Accounting Standards Board has announced that it will propose changes to the U.S. generally accepted accounting principles that, if implemented, would require us to record a charge to earnings for employee stock option grants. In addition, new regulations implemented by the Nasdaq National Market generally requiring stockholder approval for all stock option plans could make it more difficult for us to grant options to employees in the future. To the extent that new regulations make it more difficult or expensive to grant stock options to employees, we may incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business.

Business interruptions could adversely affect our business.

Our operations and those of our licensees, developers and customers are vulnerable to interruption by fire, flood, earthquake, power loss, telecommunications failure, terrorist attacks, wars and other events beyond our control. Our corporate headquarters are located in California, near major earthquake faults, and adjacent to a privately operated, natural gas-fueled cogeneration plant. In addition, we have a significant research and development operation in France, which could be impacted by nationwide service interruptions from time to time. A catastrophic event that results in the destruction of any of our critical business or information technology systems could severely affect our ability to conduct normal business operations and as a result, our future operating results could be adversely affected. Our operations could also be negatively impacted by events such as outbreaks of infectious disease, for example the recent outbreak of Severe Acute Respiratory Syndrome and its negative effect on the Asian economy. The business interruption insurance under which we are covered may not be sufficient to compensate us fully for losses or damages that may occur as a result of these events, if at all. Any such losses or damages incurred by us could have a material adverse effect on our business.

As part of our separation from Palm, we have certain rights, restrictions and obligations to a customer database jointly created by Palm and us. Our loss of use of this customer database could delay our anticipated revenue from our online store or cause such revenue not to materialize.

As part of our separation from Palm, we received certain rights to use a customer database we jointly created with Palm. With these rights came certain obligations for and restrictions on our use of the customer database. Should we be found not to be in compliance with the restrictions and obligations associated with the database, and as a result lose our right to use the database, our anticipated revenue may be delayed or not materialize at all.

Changes in applicable law could affect the way we and our licensees and developers promote and sell products incorporating the Palm OS technology and limit our ability to use personal information.

We and many of our licensees and developers use electronic mail to promote products incorporating the Palm OS technology, and many Palm Powered products are available for sale through Internet sites. In addition, we and our licensees and developers collect e-mail addresses and other personal information from end users and potential end users of Palm Powered products, and use that personal information for various purposes, including marketing and customer support. The law regarding these activities is changing rapidly. For example, Congress recently enacted legislation limiting the use of unsolicited commercial e-mail, and laws regarding privacy and electronic commerce have been proposed or enacted in several states. We cannot guarantee that our activities and those of our licensees and developers will be unaffected by changes in federal, state or other applicable law, and if we violate these laws, we could be subject to substantial fines or other penalties. Applicable laws could significantly restrict our ability, or that of our licensees and developers, to promote and sell Palm Powered products, and could materially limit our use of the personal information we have gathered, which could result in lost revenues and harm our business, results of operations and financial condition.

We may repatriate cash from our foreign subsidiaries, which could result in additional income taxes that could negatively impact our results of operations and financial position. In addition, if foreign countries’ currency policies limit our ability to repatriate the needed funds, our business and results of operations could be adversely impacted.

One or more of our foreign subsidiaries may hold a portion of our cash and cash equivalents. If we need additional cash to acquire assets or technology, or to support our operations in the United States, and if the currency policies of these foreign countries allow us, we may repatriate some of our cash from these foreign subsidiaries to the United States. Depending on our financial results and the financial results of our subsidiaries at the time that the cash is repatriated, we may incur additional income taxes from the repatriation, which could negatively affect our results of operations and financial position. In addition, if the currency policies of these foreign countries prohibit or limit our ability to repatriate the needed funds, our business and results of operations could be adversely impacted.

Risks Relating to Our Separation from Palm

Our historical financial information may not be representative of our results as a stand-alone company and, therefore, may not be reliable as an indicator of future results.

Our combined and consolidated financial statements have been carved out from the consolidated financial statements of Palm using the historical results of operations and historical bases of the assets and liabilities of the PalmSource business that we comprise. Accordingly, the historical financial information that we have included in this quarterly report for periods prior to the distribution does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Palm did not account for us, and we were not operated, as a separate, stand-alone entity for most of the periods presented. Revenues from Palm were not recorded until December 3, 2001, the effective date of our software license agreement with Palm.

We have not made adjustments to our historical financial information other than the last two quarters to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Palm, including increased costs associated with reduced economies of scale, increased marketing expenses related to building a company brand identity separate from palmOne and increased costs associated with being a publicly traded, stand-alone company.

palmOne is subject to general commercial and other litigation claims as part of its operations, which could implicate the Palm OS technology or products incorporating Palm OS and result in claims against us in the future.

In the course of palmOne’s business, it occasionally receives claims related to consumer protection, general commercial claims related to the conduct of its business, intellectual property infringement and the performance of its products and services and other litigation claims, such as stockholder derivative class action lawsuits. palmOne is currently subject to a number of these claims. Though the claims currently do not name us as defendants, the substance of the claims may implicate us, preclude us from selling certain products or features, result in claims against us in the future or require us to indemnify palmOne.

We can no longer rely on palmOne to fund our future capital requirements as we have in the past, and financing from other sources may not be available on favorable terms or at all.

In the past, most of our capital needs were satisfied by Palm. Since the separation of the Palm and PalmSource businesses, Palm has made net capital contributions and transfers to us of $47.9 million, consisting of capital contributions and transfers of $38.1 million in fiscal year 2002 reduced by a capital distribution and transfers of $1.4 million during fiscal year 2003 and net capital contributions and transfers of $11.2 million from the beginning of fiscal year 2004 through the distribution date, October 28, 2003.

However, since the distribution, palmOne is no longer providing funds to finance our working capital or other cash requirements.

We believe that our capital requirements will vary greatly from quarter to quarter, depending on, among other things, fluctuations in our operating results, financing activities, acquisitions and investments. In addition, we expect that general and administrative expenses will increase in the future due in part to operating as a public company. In particular, as a result of the distribution, we have a large stockholder base and expect to incur significant costs associated with routine shareholder communications, in addition to the various legal and regulatory compliance cost associated with being a public company. We may require, or choose to obtain, additional debt or equity financing to finance acquisitions or other investments in our business. We may also require additional financing if our operating and working capital requirements vary materially from those currently planned. Future equity financings would be dilutive to the ownership interests of existing holders of our common stock. Future debt financings could involve unfavorable interest rates and/or restrictive covenants and would require us to use our future cash to make principal and interest payments. If we require additional financing and are unable to obtain it under reasonable terms or at all, we may be required to sell assets or significantly reduce costs, which could reduce our ability to develop new products, respond to new market opportunities or compete in the marketplace. If we cannot sufficiently reduce costs, we may not be able to finance future operations or service our debt obligations.

If we fail to successfully promote a company brand identity separate from palmOne and to achieve strong brand recognition in our target markets, our product licensing and sales could be adversely affected and demand for our products and services could decrease.

In connection with our separation from Palm, we have adopted a new brand identity separate from the palmOne device business and are modifying some of the trademarks and trade names under which we conduct our business. Subject to certain restrictions, we have an exclusive license to use certain “Palm” marks in connection with our business, but are repositioning the brand to be identified with an independent operating system company rather than a device manufacturer. We believe that recognition of our Palm Powered ingredient brand, which is a brand identifying Palm OS as a key component of mobile information devices, will be important to our success, particularly in Europe and Asia Pacific, where we are expanding our operations and sales efforts. We currently have a limited marketing budget for positioning our brand and it is anticipated that we will continue to have a limited budget for the foreseeable future. If we fail to promote our Palm Powered ingredient brand successfully, or if our brand fails to achieve widespread recognition, the value of our brand may decrease. As a result, the demand for our products and services may decline and our business may be harmed.

Establishing our new Palm Powered ingredient brand has required the creation or modification of currently existing “Palm” or “palmOne” brand trademarks and trade names; protection and maintenance of these trademarks and trade names may be difficult and costly in the future, which may harm our business, results of operations and financial position.

The adoption of a new brand identity separate from the palmOne device business required creating new trademarks and trade names or modifying some of the trademarks and trade names under which we conduct our business. To protect our rights to the various trademark and trade name combinations that we wish to identify with our products, we may be required to defend the use of our trademarks and trade names, which may result in costly litigation or other actions against third parties. The difficulty and costs of protecting and maintaining our Palm Powered ingredient brand and related trademarks and trade names will also require us to expend significant company resources to enforce our rights or establish an alternative brand identity, which may harm our business, results of operations and financial position.

We may be required to indemnify palmOne for tax liabilities it may incur in connection with its distribution of our common stock and each of palmOne and us may be required to indemnify the other for certain taxes.

In connection with the distribution, Palm received a private letter ruling from the Internal Revenue Service, or IRS, to the effect that the distribution of our shares of common stock by Palm to its stockholders in October 2003 would be not be taxable to Palm or its stockholders. This ruling is generally binding on the IRS, subject to the continuing accuracy of certain factual representations and warranties. Although some facts changed after the issuance of the ruling and before the distribution, in the opinion of palmOne’s tax counsel, these changes did not adversely affect the validity of the private ruling. Notwithstanding the receipt of the ruling and the opinion of counsel described above, the PalmSource stock distribution may nonetheless result in significant taxable gain to palmOne under Section 355(e) of the Internal Revenue Code, or the Code, if 50% or more of the stock of palmOne or our stock is acquired as part of a plan or series of related transactions that include the PalmSource stock distribution.

Under the tax sharing agreement between Palm and us, we would be required to indemnify palmOne if the sale or transfer of our stock, pursuant to a public offering or otherwise during periods before and/or after the distribution, causes the distribution of our stock in October 2003 to be taxable to palmOne. In such event, the amount of taxable gain would be based on the fair market value of our stock at the time it was distributed to the Palm stockholders. In order to avoid triggering this tax indemnity obligation in the future, we will be limited in our ability to issue our stock in public offerings, and possibly in certain other circumstances. The rules under Section 355(e) are complex and subject to significant uncertainty. Although we will monitor our stock offerings in an effort to avoid triggering this potential tax liability, there can be no assurance that the IRS will not take the position that those offerings, in combination with certain other stock offerings or transfers that have been made, or may in the future be made, is sufficient to trigger taxable gain to palmOne under Section 355(e) with respect to the October 2003 distribution of our stock. If such a claim were successfully pursued by the IRS, our indemnity obligation to palmOne under the tax sharing agreement could be substantial, and we may not have sufficient cash or other assets to satisfy our contractual obligation.

Notwithstanding the foregoing, we believe the current temporary regulations promulgated under Section 355(e) will not materially adversely affect our ability to use our stock as consideration to acquire the assets or stock of other business entities or operations, or to raise equity capital in other than the public offering context.

In addition, under the tax sharing agreement, palmOne and we have agreed to indemnify each other for certain taxes and similar obligations that the other party could incur under certain circumstances. Although palmOne is required to indemnify us for its own taxes, we may be held liable by the applicable taxing authority for any income taxes imposed on other members of the palmOne consolidated group for those tax periods during which we were a member if such taxes are not paid by palmOne or some other member.

We may be limited in the amount of stock we issue in subsequent public equity offerings.

To avoid triggering taxable gain for palmOne pursuant to Section 355(e) of the Code for which we would be liable, we may be limited in the amount of stock we issue in future public offerings. This could seriously restrict our ability to access the public markets to raise additional equity capital in the future at a time when such access would be beneficial to us. These same concerns would also limit our ability to use our stock as consideration to effect any acquisition or business combination or to engage in a private offering of our stock in circumstances where substantial negotiations regarding such transaction, or a similar transaction, commenced prior to the October 2003 distribution of our stock. Because no such negotiations occurred prior to the October 2003 distribution of our stock, however, we do not believe these particular tax provisions will materially adversely affect our ability to use our stock to effect acquisitions or business combinations or to engage in a private offering of our stock in the future. However, we cannot assure you that the Internal Revenue Service will not take a contrary position.

We may have potential business conflicts of interest with palmOne with respect to our past and ongoing relationships, which may not be resolved on terms favorable to us.

Conflicts of interest may arise between palmOne and us in a number of areas relating to our past and ongoing relationships, including:

•	indemnification obligations to each other;

•	labor, tax, employee benefit and other matters arising from our separation from Palm;

•	intellectual property matters, including management of our brand; and

•	business opportunities that may be attractive to both palmOne and us.

In addition, either party may make strategic choices that are not in the best interest of the other party. For example, other than restrictions on the use of certain trademarks and domain names, nothing prohibits palmOne from competing with us or offering products based on a competing operating system. We may not be able to resolve any potential conflicts that may arise between palmOne and us, and even if we are able to do so, the resolution may be less favorable than if we were dealing with a third party.

Our directors and executive officers may have conflicts of interest.

Many of our directors and some of our executive officers own shares of palmOne common stock and options to purchase shares of palmOne common stock. Currently, one of our directors, Eric Benhamou, is the Chairman of our board of directors and is also a director and the Chairman of palmOne’s board of directors. In addition, one of our directors, Satjiv Chahil, has entered into a consulting agreement with us, and was recently employed by, and is a consultant to, palmOne, and another of our directors, Robert Finocchio, has a sister who was until recently an executive officer of palmOne.

Some of our directors and officers own shares of palmOne common stock and options to purchase shares of palmOne common stock. In addition some directors and officers of palmOne own shares of our common stock as a result of the distribution. Ownership of shares of palmOne common stock by our directors and officers, ownership of shares of our common stock by palmOne’s directors and officers and/or having directors serve as directors of both companies now that we have been separated from palmOne could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for palmOne and us.

Creditors of Palm at the time of the PalmSource distribution may attempt to challenge the distribution as a fraudulent conveyance, which could result in either our stockholders being required to turn over some or all of their shares of our common stock or palmOne or us to fund the liabilities of creditors of Palm, which could adversely impact our business.

A court, in a lawsuit by an unpaid creditor or representative of creditors of Palm, such as a trustee in bankruptcy, may be asked to void the PalmSource distribution, in whole or in part, as a fraudulent conveyance if the court were to find that, among other things, at the time of the distribution, Palm or we:

•	were insolvent;

•	were rendered insolvent by reason of the distribution;

•	were engaged in a business or transaction for which Palm’s or our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured.

The court could then require that our stockholders return some or all of the shares of our common stock, or require palmOne or us, as the case may be, to fund liabilities of the other company for the benefit of creditors, which could adversely affect our business. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of palmOne and us, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures.

The terms of the separation and distribution of PalmSource were negotiated in the context of a parent-subsidiary relationship.

Until the distribution, Palm owned a majority of our common stock. All of the agreements relating to the separation entered into between Palm and us were entered into in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Palm. As a result, the terms of such agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. Such agreements include the Amended and Restated Software License Agreement, and the SDIO License Agreement.

Risks Related to the Securities Markets and Ownership of Our Common Stock

Our common stock price may be subject to significant fluctuations and volatility.

The market price of our common stock has fluctuated significantly in the past and is likely to continue to fluctuate in the future. We believe that such fluctuations will continue as a result of future announcements concerning us, our competitors or principal customers regarding technological innovations, new product introductions, governmental regulations, litigation or changes in earnings estimates by analysts. In addition, historically the stock market has experienced significant price and volume fluctuations and the market prices of the securities of technology and software companies have been especially volatile, often for reasons outside the control of the particular companies. These fluctuations as well as general economic, political and market conditions may have an adverse effect on the market price of our common stock.

Provisions in separation agreements from palmOne, management retention agreements, charter documents, Delaware law and our ability to adopt a stockholder rights plan without stockholder approval may delay or prevent an acquisition of PalmSource, which could decrease the value of our common stock.

Our certificate of incorporation, bylaws, certain of our separation agreements and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. Provisions in our certificate of incorporation and bylaws provide for a classified board of directors and limitations on actions by our stockholders by written consent. Our tax sharing agreement with palmOne requires us to indemnify palmOne against palmOne’s recognition of taxable gain if it were triggered by an acquisition of our stock. This indemnity obligation could discourage, delay or prevent a third party from acquiring us. We have agreements with our executive offers that provide that, if they are terminated in connection with an acquisition of us, they are entitled to severance payments, accelerated vesting and other benefits payments. These obligations could discourage, delay or prevent a third party from acquiring us. In addition, the provisions of our software license agreement and other agreements with palmOne include penalties if we are acquired by Microsoft, or other manufacturers of mobile information devices, that may discourage such companies from acquiring us. Delaware law also imposes restrictions on, and grants powers to, our board of directors in connection with mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, our board of directors has the right to issue preferred stock and to set the rights, preferences and privileges thereof, without stockholder approval, which could be senior to those of the common stock and could be used to dilute the stock ownership of a potential hostile acquiror. Were our board of directors to adopt a stockholder rights plan, it would be more difficult and more expensive for a third party to acquire us without the approval of our board of directors.

The above provisions apply even if the offer may be considered beneficial by some stockholders. In addition, because these provisions may discourage a change of control, they could decrease the value of our common stock.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee of PalmSource or its subsidiaries and you remain employed by PalmSource or a successor entity through the date on which your exchanged options are cancelled. However, members of our board of directors and our executive officers (which term shall mean any persons who are required to file Forms 3, 4, or 5 with respect to PalmSource securities under the Exchange Act) are not eligible to participate in the offer. Members of our board of directors and executive officers are listed on Schedule A to this offer.

To receive a new option, you must remain employed continuously by PalmSource or a successor entity through the new option grant date, which will be on the date determined by our Compensation Committee, or either of its designees (our Chief Executive Officer or the chairman of the Compensation Committee), but will be (a) no earlier than the first business day that is at least six months and one day after the cancellation date and (b) no later than the first business day that is at least seven months and one day after the cancellation date. However, as discussed in Schedule C, the new option grant date for employees in France may be different. If we do not extend the offer, the earliest possible new option grant date will be November 1, 2004. If, for any reason, you do not remain an employee of PalmSource or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been accepted for exchange and cancelled. This means that if you quit, with or without a good reason, or die or we terminate your employment with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled.

Unless expressly provided by the applicable laws of a non-U.S. jurisdiction or the terms of your employment agreement, if any, your employment with PalmSource will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice. Nothing in this offer modifies or changes the nature of your employment with PalmSource.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange outstanding, unexercised options, vested or unvested, which were granted on or after November 7, 2003, with exercise prices equal to or greater than $30.00 per share that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date.

If you choose to participate in this offer with respect to any particular eligible option, you must exchange the entire portion of the option that remains outstanding and unexercised; you cannot exchange the unvested portion of an option without also exchanging the vested portion as well. Furthermore, if you participate in this offer with respect to any option grant, you must exchange all options granted to you on or after November 7, 2003, regardless of exercise price. This rule applies even if these options have exercise prices less than $30.00 per share.

No shares of PalmSource common stock, including common stock acquired upon exercise of PalmSource options or through our Employee Stock Purchase Plan may be exchanged in this offer.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted one new option for every eligible option cancelled in the offer. PalmSource may, at its discretion, consolidate new option grants into a single notice of grant and option agreement. The number of new options is subject to adjustment for any stock splits, reverse stock splits, reclassifications, combinations, stock dividends or similar events that occur after the cancellation date but before the new option grant date.

All new options will be subject to the terms of our 2003 Equity Incentive Plan, or in the case of our employees residing in France, to the French-specific sub-plan as noted in Schedule C, and to a new notice of grant and new option agreement between you and PalmSource. Our 2003 Equity Incentive Plan and the forms of option agreement under the plan are attached as an exhibit or incorporated by reference to the Schedule TO with which this offer has been filed.

The expiration date for this offer will be 5:00 p.m., Pacific Time, on April 29, 2004, unless we extend the offer by written notice. We may, in our sole discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this offer for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of our employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Many of our outstanding, unexercised options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value. However, there can be no assurance that the new options will provide any such increase in value.

We chose to make this offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding eligible options would have severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited number of options that we may grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires. We believe this program is in the best interests of our employees and stockholders because it provides our employees with appropriate stock option incentives and conserves options for future grants. This offer was also designed to include a $30.00 per share exercise price threshold. This was done because we expect that options with exercise prices below $30.00 per share will continue to provide the proper incentives to our employees to continue to perform at high levels. The Compensation Committee of the board of directors of PalmSource determined that the $30.00 threshold was appropriate after analyzing the exercise prices of the unexercised options in light of the recent performance of PalmSource’s common stock. In its entirety, this offer allows us to conserve the current reserves under our option and equity incentive plans and maintain the flexibility we need to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees.

Except as otherwise disclosed in this offer or in our SEC filings, PalmSource presently has no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving PalmSource;

•	any purchase, sale or transfer of a material amount of our assets,

•	any material change in our present dividend policy, or our indebtedness or capitalization,

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer,

•	any other material change in our corporate structure or business,

•	our common stock being delisted from the Nasdaq National Market,

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act,

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act,

•	the acquisition by any person of additional securities of PalmSource or the disposition of any of our securities, or

•	any change in our certificate of incorporation or bylaws or other actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper Election to Exchange Options.

Participation in this offer is voluntary. To participate in this offer, you must properly complete, sign and deliver the election form to PalmSource Stock Administration via facsimile at (408) 400-1940 or by hand at PalmSource Stock Administration, PalmSource, Inc., 1240 Crossman Avenue, Sunnyvale, California 94089-1116, U.S.A., along with any other required documents. PalmSource Stock Administration must receive the properly completed and signed election forms before the expiration date. Election forms submitted by mail (U.S., foreign or inter-office) or Federal Express or other express couriers are not permitted. The expiration date will be 5:00 p.m., Pacific Time, on April 29, 2004, unless we extend the offer by written notice. You will receive by mail at your home address an election form that lists all of your eligible options and all options that you are required to exchange if you elect to participate in the offer. If you believe that the personalized election form is incomplete or inaccurate, please contact PalmSource Stock Administration as soon as possible. If any corrections or additions are made, we will promptly send you a revised election form. You will be bound by the last properly tendered election form and/or withdrawal form we receive before the expiration date.

If you choose to participate in this offer with respect to any particular eligible option, you must exchange the entire portion of the option that remains outstanding and unexercised; you cannot exchange the unvested portion of an option without also exchanging the vested portion as well. Furthermore, if you participate in this offer with respect to any option grant, you must exchange all options granted to you on or after November 7, 2003, even if those options have an exercise price less than $30.00 per share and would otherwise be ineligible for exchange.

If you sign your election form, the signature must correspond with your name as written on the face of the notice of grant to which the exchanged options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since you received your notice of grant, please submit proof of the legal name change. If your election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to PalmSource of the authority of that person to act in that capacity must be submitted with this election form.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form within three (3) business days. If you have not received a confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other methods of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be April 30, 2004.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our sole discretion, whether an election form or withdrawal form has been properly completed and an option has been properly tendered, including all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or withdrawal form or any options elected to be exchanged or withdrawn that we determine are not in appropriate form, that we determine are unlawful to accept or otherwise ineligible for participation. We will accept all options we deem properly tendered that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been corrected by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between PalmSource and you upon the terms and subject to the conditions of this offer.

Confidentiality

To administer this offer, we must collect, process, use and transfer from one party to another certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you agree to such collection, process, use and transfer of your personal data by us and the third parties assisting us with the offer, but only for the purpose of implementing, administering and managing your participation in this offer. By being eligible to participate in this offer, whether or not you submit an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your jurisdiction, and the recipient’s country may have different data privacy laws and protections than your country,

•	the data will be held only as long as necessary to implement, administer and manage this offer,

•	you can request from us a list of the parties that may receive your data,

•	you can, at any time, view your data,

•	you can request additional information about how the data is stored and processed, and

•	you can request that the data be amended if it is incorrect.

If you are an option holder in certain non-U.S. jurisdictions, you can refuse or withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.

5.	Withdrawal rights.

You may withdraw all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw all of the options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on April 29, 2004, unless extended by written notice. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on May 23, 2004, you may withdraw your options at any time thereafter.

To validly withdraw all of the options that you previously elected to exchange, you must deliver to PalmSource Stock Administration via facsimile at (408) 400-1940 or by hand to PalmSource Stock Administration, PalmSource, Inc., 1240 Crossman Avenue, Sunnyvale, California 94089-1116, U.S.A., in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. Withdrawal forms submitted by mail (U.S., foreign or inter-office) or Federal Express or other express couriers are not permitted.

If you sign your withdrawal form, the signature must correspond with your name as written on your notice of grant to which the exchanged options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since you received your notice of grant, please submit proof of the legal name change. If your withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to PalmSource of the authority of that person to act in that capacity must be submitted with this withdrawal form. We will determine, in our sole discretion, whether a withdrawal form has been properly completed, including all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options, in accordance with Section 4 of this Offer to Exchange.

You may not rescind any withdrawal. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange all options before the expiration date. To re-elect to exchange all of your withdrawn options, you must submit a new election form to PalmSource Stock Administration before the expiration date by following the procedures described in Section 4 of this offer. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form. You will be bound by the last properly tendered election form or withdrawal form we receive before the expiration date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form within three (3) business days. If you have not received a confirmation, you must confirm that we have received your withdrawal form.

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be April 30, 2004.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

We will deliver to you confirmation of the cancellation of the options you elect to exchange promptly after the expiration date. That confirmation will include a promise to grant the new options to you on the new option grant date, subject to the terms and conditions of this offer. If you have participated in the exchange but have not received such a confirmation promptly after the expiration date, please contact PalmSource Stock Administration immediately at (408) 400-1944; e-mail: stock@palmsource.com.

Upon receipt of the confirmation of cancellation, you will be able to check your OptionsLink account with E*TRADE to make certain that the options you elected to exchange were properly cancelled and that no other options were improperly cancelled. This verification is your responsibility. If you believe there have been any errors as a result of this offer or otherwise, please contact PalmSource Stock Administration immediately at (408) 400-1944 and e-mail: stock@palmsource.com.

We will grant the new options on the new option grant date, which will be determined by our Compensation Committee, or either of its designees (our Chief Executive Officer or the chairman of the Compensation Committee), and will be (a) no earlier than the first business day that is at least six months and one day after the cancellation date and (b) no later than the first business day that is at least seven months and one day after the cancellation date. If we do not extend the offer, the earliest possible new option grant date will be November 1, 2004. However, as discussed in Schedule C, the new option grant date for employees in France may be different. All new options will be non-qualified stock options for purposes of U.S. federal tax laws. All new options will be granted under our 2003 Equity Incentive Plan.

We expect the new option grant date will be on the first business day that is at least six months and a day after the option cancellation date, but may choose another date that is no later than the first business day that is at least seven months and a day following the option cancellation date if we believe, in our sole discretion, that there are unusual circumstances surrounding trading in PalmSource’s common stock on a given date or there are other significant factors. Such unusual circumstances or significant factors that we might take into account in determining to grant the new options on a date other than the first business day that is at least six months and a day after the option cancellation date include, without limitation: (i) a halt in the trading of PalmSource’s common stock by the Nasdaq Stock Market; (ii) unusually high or low trading volume in PalmSource’s common stock; (iii) the escalation of worldwide or national hostilities as a result of an act of war or terrorism; (iv) the recent dissemination of any material, non-public information by PalmSource; (v) the recent dissemination of information that causes major stock market averages to fluctuate significantly; (vi) the occurrence of a catastrophic or other similar event that has a material impact on PalmSource’s business; and (vii) there is a pending announcement with a third party regarding a significant corporate transaction involving PalmSource.

If, for any reason, you are not an employee of PalmSource or a successor entity continuously through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer.

If we accept options you elect to exchange in the offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date. Consequently, we will not grant you any new options until at least six months and one day after any of your options have been cancelled.

If you do not participate in this offer, you may receive new option grants between now and the new option grant date. However, we have no current plans to grant options to employees other than in connection with this offer and to newly hired employees. Therefore, you should not expect to receive any option grants between now and the new option grant date if you decide not to participate in this offer.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	there shall have been threatened (orally or in writing) or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer,

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us,

•	there shall have occurred:

–	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange, quotation system or in the over-the-counter market in the United States,

–	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

–	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

–	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard & Poor’s 500 Index from the date of commencement of this offer,

–	the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

–	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer,

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

–	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

–	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares, or

–	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of eligible options,

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that would or, in our reasonable judgment, could require us to record for financial reporting purposes compensation expense in connection with the offer,

•	a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed,

•	any event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition,

•	any event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us), or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Stock Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to PalmSource.

If any of the above events occur, we may:

•	terminate this offer and promptly return all tendered eligible options to tendering holders,

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires,

•	amend the terms of this offer, or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our sole discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The PalmSource common stock that underlies your options is traded on the Nasdaq National Market under the symbol “PSRC.” The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported by the Nasdaq National Market.

	High	Low
Fiscal Year Ending May 31, 2004
Second Quarter (from October 29,2003)	$41.45	$25.66
Third Quarter	$25.55	$17.60
Fourth Quarter (through March 29, 2004)	$23.00	$16.35

On March 29, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $18.09 per share.

The market price of our stock has fluctuated significantly in the past and is likely to continue to fluctuate in the future. We believe that such fluctuations will continue as a result of future announcements concerning PalmSource, our competitors or principal customers regarding technological innovations, new product introductions, governmental regulations, litigation or changes in earnings by analysts. In addition, historically the stock market has experienced significant price and volume fluctuations and the market prices of the securities of technology and software companies have been especially volatile, often for reasons outside the control of the particular companies. The new options will be granted (a) no earlier than the first business day that is at least six months and one day after the date on which we cancel the exchanged options and (b) no later than the first business day that is at least seven months and one day after the date on which we cancel the exchanged options. The exercise price of the new options will be equal to the last reported sale price per share of our common stock on the new option grant date as reported on the Nasdaq National Market during regular trading hours. The exercise price of the new options may be higher than the exercise price of your tendered eligible options. In addition, our common stock may thereafter trade at prices below the exercise price of the new options. Depending on the exercise price of your tendered eligible options and other factors, including the fact that the new options will not fully vest until seventy-two (72) weeks after the new option grant date, your new options may be less valuable than your tendered eligible options.

We recommend that you obtain current market quotations for PalmSource common stock before deciding whether to tender your eligible options for exchange. You should consider that the current market price of PalmSource common stock may provide little or no basis for predicting what the market price of PalmSource common stock will be on the grant date of the new options or at any time in the future.

9.	Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible unexercised options properly elected to be exchanged by you and accepted by us for such exchange. Each new option will be granted under our 2003 Equity Incentive Plan. All new options will be subject to a new notice of grant and new stock option agreement between you and us. Subject to any adjustments for stock splits, reverse stock splits, reclassifications, combinations, stock dividends or similar events that occur after the cancellation date and before the new option grant date and subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive one new option for each exchanged option.

As of April 1, 2004, there were issued and outstanding options to purchase 2,514,584 shares of our common stock under all of our option plans. Of these options, approximately 1,105,255 (representing 43.9% of all such options) were held by eligible employees and are options eligible for the offer.

If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately

1,105,255 shares of our common stock, based on a one-for-one exchange ratio and assuming that all eligible employees who have tendered their eligible options are entitled to a grant of new options.

General Terms of New Options.

Each new option will be granted under our 2003 Equity Incentive Plan. All new options will be subject to the terms of the Equity Incentive Plan, or in the case of our employees residing in France, to the French-specific sub-plan as noted in Schedule C and to a new notice of grant and new option agreement between you and us. You will receive your new notice of grant within promptly after the new option grant date. The notice of grant will refer to the new option agreement, a copy of which will be posted on the Stock Administration page of PalmSource’s Source Central website. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights, except as detailed herein. Your new options will be non-qualified stock options for purposes of U.S. federal tax laws regardless of whether the exchanged options were incentive stock options or non-qualified stock options. Your new options will also have new exercise prices and will vest in accordance with a new vesting schedule, as described herein. If you are a tax resident of a non-U.S. country or are otherwise subject to the tax laws in another country, there may be additional material changes from the terms and conditions of the options that you tendered, and we strongly recommend that you consult your personal tax advisor to determine the tax impact of the offer. Please see Schedule C for details regarding any such change with respect to France.

In addition, because we will not grant new options any sooner than the first business day that is at least six months and one day after the cancellation date, your new option may have a higher exercise price than some or all of the options that you elect to exchange.

The following description summarizes the material terms of our 2003 Equity Incentive Plan, and the new options we plan to grant under this offer. We will refer to our 2003 Equity Incentive Plan as the Equity Incentive Plan or the plan. Our statements in this offer to exchange concerning the plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the plan, and the forms of option agreement under the plan, which have been listed as exhibits to the Schedule TO of which this offer is a part. Please contact us at PalmSource, Inc., 1240 Crossman Avenue, Sunnyvale, California 94089-1116, U.S.A. Attention: PalmSource Stock Administration, or at (408) 400-1944, e-mail: stock@palmsource.com to receive a copy of the plan and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Equity Incentive Plan.

The maximum number of shares of common stock covered by options currently outstanding and unexercised under our Equity Incentive Plan is approximately 2,478,584 shares. The Equity Incentive Plan provides for the grant of the following types of incentive awards: (i) stock options (including incentive stock options and non-qualified stock options); (ii) stock appreciation rights; (iii) restricted stock (iv) performance units; and (v) performance shares. All new options granted pursuant to this offer will be non-qualified stock options for purposes of U.S. federal tax laws.

General Terms of the Equity Incentive Plan.

The Equity Incentive Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. Subject to the other provisions of the plan, the administrator generally has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares covered by the option and the exercisability of the options.

Term.

All new options granted as a result of this offer will have a term of 10 years from the new option grant date, unless terminated earlier if your employment with PalmSource terminates. However, for residents of France, options will have a term of 9 years and 6 months from the new option grant date, or earlier if your employment with PalmSource terminates and subject to the terms described in Schedule C.

Termination of Employment Before the New Option Grant Date.

If, for any reason, you are not an employee of PalmSource from the date on which you elect to exchange your options through the new option grant date, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange. This means that if you quit with or without good reason, or die, or we terminate your employment with or without cause before the new option grant date, you will receive nothing for the options that you tendered and which we cancelled.

Termination of Employment After the New Option Grant Date.

The plan generally provides that if your employment terminates, other than as a result of your total and permanent disability or your death, you may exercise your option within the time specified in your option agreement. If no time is specified, you may exercise your option within 3 months after termination, but only to the extent that you are entitled to exercise it at termination.

The plan generally provides that if your employment terminates because of your death, you or your designated beneficiaries, or if no beneficiary survives you, the administrator or executor of your estate, may, within one (1) year after the date of your death, exercise any vested but unexercised portion of your option.

If you are a tax resident of France, your eligible unexercised options will vest in full upon your death and your heirs will have six months from the date of your death to exercise the eligible unexercised options. See Schedule C for details concerning the terms of the new option grant.

If you are a non-U.S. resident, certain other restrictions may apply, and we strongly recommend that you consult your personal tax or financial advisor to determine what other restrictions may apply. Please refer to Schedule C for details regarding France.

Exercise Price.

The administrator generally determines the exercise price at the time the option is granted. The exercise price per share of the new options will be the closing price per share of PalmSource common stock reported by the Nasdaq National Market during regular trading hours on the new option grant date. Notwithstanding the general rule in the previous sentence, if you are a resident of France, your exercise price will be determined as described in Schedule C. Accordingly, we cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.

Vesting and Exercise.

Each new option granted with respect to an exchanged option will vest as to one-third (1/3) of the shares covered by such new option twenty-four (24) weeks after the new option grant date and the remaining shares covered by such new option will vest with respect to one-third (1/3) of the shares covered by such new option forty-eight (48) weeks after the new option grant date and with respect to one-third (1/3) of the shares covered by such new option seventy-two (72) weeks after the new option grant date. To understand the difference between the vesting schedule of your current options and the vesting schedule your new options will have if you elect to participate in this offer, please see the examples below. For options granted on November 7, 2003, see Example 1 below. For options granted after November 7, 2003, see Example 2 below.

Example 1: If you exchange (1) 1,200 options granted on November 7, 2003 with a two year vesting schedule (which would be approximately 16 2/3% vested on the cancellation date), and you continue to be an employee on the new option grant date, which for purposes of this example we will assume to be November 1, 2004, you will receive:

•	1,200 options, which will vest as follows:

•	as to 400 shares on April 18, 2005;

•	as to 400 shares on October 3, 2005; and

•	as to 400 shares on March 20, 2006;

so that your new options will be completely vested seventy-two (72) weeks from the new option grant date.

Example 2: If you exchange (1) 1,200 options granted after November 7, 2003 with a four year vesting schedule (none of which would be vested on the cancellation date), and you continue to be an employee on the new option grant date, which for purposes of this example we will assume to be November 1, 2004, you will receive.

•	1,200 options, which will vest as follows:

•	as to 400 shares on April 18, 2005,

•	as to 400 shares on October 3, 2005; and

•	as to 400 shares on March 20, 2006;

so that your new options will be completely vested seventy-two (72) weeks from the new option grant date.

Notwithstanding the vesting schedule set forth above, if you are a resident of France, your new options may not be exercised until four years after the new option grant date. Additionally, if you are a resident of France and you die while any portion of your new options are unexercised and outstanding, the new options will become immediately vested and exercisable, and your heirs will have six months from the date of your death in which to exercise the new options. Please see Schedule C for details.

Adjustments Upon Certain Events.

Events Occurring before the New Option Grant Date.

If you choose to participate in the offer, it is possible that PalmSource might effect a merger or similar transaction after we cancel your eligible options but before we grant you new options. If the acquiror or successor to PalmSource pursuant to such merger or similar transaction does not offer you participation in a stock option plan or enter into an individual stock option agreement with you, you will not receive any new options while having lost all of your rights under the eligible options. In addition, in the event of an acquisition of PalmSource for stock of the acquiring entity, you might receive new options to purchase shares of a different company.

You should be aware that a merger or similar transaction could significantly affect our stock price, including potentially substantially increasing the price of our shares of common stock. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from an acquisition. The exercise price of new options granted to you after the announcement of an acquisition of PalmSource would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate.

Finally, if we are acquired, the acquiror may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. Termination of your employment for this or any other reason before the new option grant date means that you will not receive any new options, and will not receive any other compensation for your exchanged options.

If a change in our capitalization, such as a stock split, reverse stock split, reclassification, combination, stock dividend or other similar event occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares covered by each option, without any material change in the aggregate purchase price.

Events Occurring after the New Option Grant Date. If a change in our capitalization, such as a stock split, reverse stock split, reclassification, combination, stock dividend or other similar event occurs after the new option grant date, an appropriate adjustment will be made to the number of shares covered by each option, without any material change in the aggregate purchase price.

Employees holding French tax qualified options may be subject to different provisions should one of these events occur after the new option grant date and optionees should review the terms of the French-specific sub-plan as noted in Schedule C with regard to the consequences of such events.

Transferability of Options.

New options may not be transferred, other than by will or the laws of descent or distribution, unless the administrator determines otherwise.

Registration of Shares Underlying Options.

All of the shares of PalmSource common stock issuable upon exercise of new options are registered under the Securities Act of 1933, as amended (the Securities Act), on registration statements on Form S-8 filed with the SEC. Unless you are one of our affiliates at the time of sale, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this offer for a discussion of the material U.S. federal income tax consequences of the new options and the exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Tax Consequences In Other Countries.

You should refer to Schedule C of this offer to exchange for a discussion of the tax consequences in France of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting this offer. If you are a resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Tax Consequences For Tax Residents of Multiple Jurisdictions.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

10.	Information concerning PalmSource.

Our principal executive offices are located at 1240 Crossman Avenue, Sunnyvale, CA 94089-1116, U.S.A., and our telephone number is (408) 400-3000. Questions regarding this offer should be directed to PalmSource Stock Administration at (408) 400-1944, e-mail: stock@palmsource.com.

We are a leading developer and licensor of platform software that enables mobile information devices. Our software platform consists of operating system software, or Palm OS, and software development tools. We have also enhanced our platform with applications such as personal information management software, web browsers and e-mail. A wide range of smart mobile devices incorporate our solutions, including personal digital assistants, or PDAs; smartphones; location-aware devices; entertainment devices; and industry-specific devices used in industries such as education, hospitality and healthcare. We license Palm OS to leading smart mobile information device manufacturers, including Founder Technology, Garmin, GSPDA, Kyocera, Lenovo (formerly known as Legend), palmOne, Samsung and Sony. Products using Palm OS, or Palm Powered products, have held the number one PDA market share position in each of the past six annual reports prepared by IDC, as measured in units sold. We were incorporated on December 3, 2001 as a wholly-owned subsidiary of Palm, Inc., and in October 2003, Palm distributed to its stockholders on a pro-rata basis all of the outstanding shares of our common stock owned by Palm.

Please refer to Section 18 “Financial Statements” for information regarding the PalmSource financial statements that are attached to this Offer to Exchange. The financial information included in our Form S-1 (Registration No. 333-111871), as amended, filed with the SEC on March 18, 2004 and our Form 10-Qs are incorporated herein by reference. Please see Section 18 of this offer to exchange entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $8.80 at November 30, 2003.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Six Months Ended November 30, 2003
	May 31, 2002	May 31, 2003
Ratio of earnings to fixed charges	(20.27)	(9.51)	(15.08)

For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of our loss before income taxes plus fixed charges. Fixed charges include interest on indebtedness, amortization of borrowing expenses and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. The deficiency of earnings to cover fixed charges for the years ended May 31, 2002 and 2003 and for the six months ended November 30, 2003 was $50,826,000, $19,340,000 and $11,898,000, respectively.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

Members of our board of directors and executive directors (those persons who are required to file Forms 3, 4 or 5 with respect to PalmSource securities under the Exchange Act, are not eligible employees with respect to this offer to exchange options.

A list of the members of our board of directors and executive officers is attached to this offer to exchange as Schedule A. Members of our board of directors and executive officers may not participate in this offer. As of April 1, 2004, our executive officers and directors (13 persons) as a group beneficially owned options outstanding under the 2003 Equity Incentive Plan to purchase a total of 1,246,794 of our shares, which represented approximately 50.3% of the shares covered by all options outstanding under the Equity Incentive Plan as of that date. As of the same date, our directors as a group beneficially owned options outstanding under the 2001 Stock Option Plan for Non-Employee Directors to purchase a total of 36,000 of our shares, which represented 100% of the shares covered by all options outstanding under the 2001 Stock Option Plan for Non-Employee Directors as of that date. Of the options owned by the members of our board of directors and executive officers, none are eligible to be tendered in the offer.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under all of our option plans outstanding as of April 1, 2004. The percentages in the table below are based on the total number of outstanding options to purchase shares of our common stock under all of our option plans, which was 2,514,584 as of April 1, 2004. Executive officers and members of our board of directors are not eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under our Stock Option Plans*		Percentage of Total Outstanding Options Under our Stock Plans
David C. Nagel	President, Chief Executive Officer and Director	523,563		20.8%
David A. Limp	Senior Vice President of Corporate and Business Development	130,709		5.2%
Lamar Potts	Vice President of Worldwide Licensing and Sales	49,212		2.0%
Gabriele R. Schindler	Senior Vice President of Worldwide Marketing	90,007		3.6%
Lawrence Slotnick	Chief Products Officer	130,709		5.2%
Albert J. Wood	Chief Financial Officer and Treasurer	108,785		4.3%
Doreen S. Yochum	Chief Administrative Officer and Secretary	83,809		3.3%
Eric A. Benhamou	Chairman of the Board	30,000		1.2%
Satjiv S. Chahil	Director	29,000	**	1.2%
P. Howard Edelstein	Director	20,000		* **
Robert J. Finocchio	Director	29,000	**	1.2%
Jean-Louis F. Gassée	Director	29,000	**	1.2%
John B. Shoven, Ph.D.	Director	29,000	**	1.2%

*	Except as otherwise noted, all options were granted under our Equity Incentive Plan.
**	Include 9,000 options granted under our 2001 Stock Option Plan for Non-Employee Directors.
***	Less than 1%.

Neither we, nor, to the best of our knowledge, any of the members of our board of directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under the Equity Incentive Plan or in transactions involving our common stock during the past 60 days before and including April 1, 2004.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and, to the extent such exchanged options were granted under the 2003 Equity Incentive Plan, the shares covered by such exchanged options will be returned to the pool of shares available for grants of new awards under the 2003 Equity Incentive Plan. To the extent shares returning to the 2003 Equity Incentive Plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Stock Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

If we were to grant the new options under a traditional stock option repricing, in which an employee’s current options would be immediately repriced, or on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, which we have not already obtained. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Option holders who exchange unexercised options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

The new options granted in exchange for your exchanged options will be non-qualified stock options for purposes of U.S. federal tax laws.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Incentive Stock Options.

All new options granted under this offer will be non-qualified stock options; this summary regarding incentive stock options is being provided for your reference and comparison.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares covered by the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	at least two years after the date the incentive stock option was granted, and

•	at least one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, PalmSource will not be entitled to a tax deduction with respect to the exercise of an incentive stock option. If an option holder engages in a disqualifying disposition, PalmSource generally will be entitled to a tax deduction equal to the amount of compensation income taxable to the U.S. option holder.

Non-qualified Stock Options.

All exchanged options will be replaced with options that are non-qualified stock options for purposes of the Internal Revenue Code, regardless of whether the exchanged options are incentive stock options or non-qualified stock options.

Under current law, an option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares covered by the option on the date of exercise will be compensation income taxable to the option holder.

PalmSource generally will be entitled to a tax deduction equal to the amount of compensation income taxable to the U.S. option holder if we comply with eligible reporting requirements.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

15.	Extension of offer; termination; amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will send an email or other written notice to all eligible employees no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date. We will file a copy of such notice with the SEC.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our sole discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. If we materially change the offer, we will send an email or other written notice to all eligible employees disclosing any material change no later than 6:00 a.m., Pacific Time, on the next business day following the day we change the offer. We will file a copy of such notice with the SEC.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least 5 business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials that we have filed with the SEC before making a decision on whether to elect to exchange your options. These filings, our quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at PalmSource, Inc., 1240 Crossman Avenue, Sunnyvale, California 94089-1116, U.S.A., Attention: PalmSource Stock Administration, or by contacting us at (408) 400-1944, e-mail: stock@palmsource.com.

The information contained in this offer about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

Attached as Schedule B to this offer are our financial statements for our fiscal years ended May 31, 2003, 2002 and 2001. In addition, the financial statements from our quarterly report on Form 10-Q for our fiscal quarter ended November 30, 2003 are also attached. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this offer to exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PALMSOURCE, INC.

The directors and executive officers (which term shall mean any persons who are required to file Forms 3, 4, or 5 with respect to PalmSource securities under the Exchange Act) of PalmSource, Inc. are set forth in the following table:

David C. Nagel	President, Chief Executive Officer and Director
David A. Limp	Senior Vice President of Corporate and Business Development
Lamar Potts	Vice President of Worldwide Licensing and Sales
Gabriele R. Schindler	Senior Vice President of Worldwide Marketing
Lawrence Slotnick	Chief Products Officer
Albert J. Wood	Chief Financial Officer and Treasurer
Doreen S. Yochum	Chief Administrative Officer and Secretary
Eric A. Benhamou	Chairman of the Board
Satjiv S. Chahil	Director
P. Howard Edelstein	Director
Robert J. Finocchio	Director
Jean-Louis F. Gassée	Director
John B. Shoven, Ph.D.	Director

The address of each executive officer and director is: c/o PalmSource, Inc., 1240 Crossman Avenue, Sunnyvale, California 94089-1116, U.S.A.

None of the directors or executive officers listed on this Schedule A are eligible to participate in this offer.

A-1

Schedule B

Financial Statements of PalmSource, Inc.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

PalmSource, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2003	2002	2003	2002
Revenues:
Related party license and royalty	$10,343	$9,843	$20,630	$19,452
Third party license and royalty	5,174	3,786	10,680	7,853

Total license and royalty	15,517	13,629	31,310	27,305
Related party support and service	214	288	413	1,028
Third party support and service	1,041	871	2,181	1,505

Total support and service	1,255	1,159	2,594	2,533

Total revenues	16,772	14,788	33,904	29,838

Cost of revenues:
License and royalty	611	2,114	1,991	4,333
Support and service	428	626	972	1,353

Total cost of revenues	1,039	2,740	2,963	5,686

Gross margin	15,733	12,048	30,941	24,152

Operating expenses:
Research and development	8,117	10,174	16,969	21,190
Sales and marketing	5,039	4,330	9,625	8,437
General and administrative	5,023	3,281	8,755	5,977
Amortization of intangible assets	65	105	163	210
Separation costs	6,067	1,410	7,092	1,893

Total operating expenses	24,311	19,300	42,604	37,707

Loss from operations	(8,578)	(7,252)	(11,663)	(13,555)
Interest expense	(146)	(120)	(273)	(240)
Interest and other income (expense), net	(43)	(300)	38	(3,875)

Loss before income taxes	(8,767)	(7,672)	(11,898)	(17,670)
Income tax provision	356	601	1,013	1,384

Net loss	$(9,123)	$(8,273)	$(12,911)	$(19,054)

Basic and diluted net loss per share	$(0.89)	$(0.83)	$(1.28)	$(1.91)

Shares used in computing basic and diluted net loss per share amounts	10,227	10,000	10,114	10,000

The accompanying notes are an integral part of these condensed consolidated financial statements

PalmSource, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value amounts)

(Unaudited)

	November 30,	May 31,
	2003	2003
ASSETS
Current assets:
Cash and cash equivalents	$34,065	$37,465
Receivables from related parties	75	5,132
Accounts receivable, net	6,677	583
Prepaids and other	2,831	1,305

Total current assets	43,648	44,485
Restricted investments	1,673	1,671
Property and equipment, net	2,885	3,419
Goodwill	52,845	52,845
Intangible assets, net	245	976
Other assets	1,089	1,211

Total assets	$102,385	$104,607

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,743	$2,868
Payable to Palm, Inc.	—	1,911
Deferred revenue	11,678	9,392
Accrued restructuring	—	349
Other accrued liabilities	8,096	9,215

Total current liabilities	26,517	23,735
Non-current liabilities:
Note payable to Palm, Inc., including accrued interest	—	20,744
Deferred revenue and other	12,733	13,848
Long-term convertible subordinated note	15,000	—

Commitments and contingencies (Notes 5 and 10)

Series A redeemable convertible preferred stock 10,000 shares authorized; outstanding: 0 and 3,333 shares, respectively	—	20,000

Stockholders’ equity:
Common stock, $.001 par value, authorized: 100,000 and 950,000 shares, respectively; outstanding: 11,630 and 10,000 shares, respectively	12	10
Additional paid-in capital	108,170	61,939
Accumulated other comprehensive income	509	448
Unearned stock-based compensation	(11,528)	—
Accumulated deficit	(49,028)	(36,117)

Total stockholders’ equity	48,135	26,280

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$102,385	$104,607

The accompanying notes are an integral part of these condensed consolidated financial statements

PalmSource, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended November 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(12,911)	$(19,054)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,534	3,870
Stock-based compensation transferred from Palm, Inc	(14)	310
Stock-based compensation expense	3,564	—
Loss on disposal of equipment	—	132
Deferred income taxes	762	229
Impairment of equity investment recorded at cost	—	3,206
Changes in assets and liabilities, net of effect of acquisitions:
Receivable from related parties	(532)	2,075
Accounts receivable	(505)	60
Prepaids and other	(1,412)	666
Accounts payable	3,875	(238)
Payable to Palm, Inc	(1,911)	130
Deferred revenue	651	3,622
Accrued restructuring	(349)	(1,611)
Other accrued liabilities	(1,951)	690

Net cash used for operating activities	(9,199)	(5,913)
Cash flows from investing activities:
Purchase of property and equipment	(648)	(2,434)
Proceeds from sale of assets	386	—
Purchase of restricted investments	—	(121)

Net cash used for investing activities	(262)	(2,555)
Cash flows from financing activities:
Net cash transfers from (distribution to) Palm, Inc.	6,000	(2,556)
Sale of mandatory redeemable preferred stock	—	20,000
Other, net	(25)	177

Net cash provided by financing activities	5,975	17,621
Effect of exchange rate changes on cash	86	(55)
Change in cash and cash equivalents	(3,400)	9,098
Cash and cash equivalents, beginning of period	37,465	30,688

Cash and cash equivalents, end of period	$34,065	$39,786

Other cash flow information:
Cash paid for income taxes	$163	$1,329

Supplemental disclosure of non-cash activities:
Transfer of net assets from Palm, Inc. related to business acquisition	$—	$11,000

Contribution of note payable to Palm, Inc.	$20,000	$—

Assumption of convertible subordinated note	$(15,000)	$—

The accompanying notes are an integral part of these condensed consolidated financial statements

PalmSource, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1. Background and Basis of Presentation

On August 27, 2001, Palm, Inc. (“Palm”) announced its plan to form a wholly-owned subsidiary to own and operate Palm’s operating system platform and licensing business, subsequently named PalmSource, Inc. (“PalmSource” or the “Company”). PalmSource develops and licenses operating system software, personal information management applications, and software development tools for mobile information devices. PalmSource targets device manufacturers, as well as developers, enterprises and consumers with its Palm operating system, or Palm OS. PalmSource’s product offerings include Palm OS, Palm Digital Media and services and support. In August 2003, the Palm Digital Media product line was sold to PalmGear, Inc. (“PalmGear”). For additional information on the PalmGear transaction, see Note 3, Dispositions.

In December 2001, PalmSource was incorporated in Delaware as a wholly-owned subsidiary of Palm, an event this document refers to as the separation, and as of December 3, 2001, authorized and issued 50,000 shares of Series A preferred stock to Palm in exchange for the assignment to PalmSource of certain of Palm’s assets and liabilities, including intellectual property. Effective May 9, 2002, PalmSource’s board of directors authorized a re-capitalization of the authorized and outstanding Series A preferred stock into common stock and a simultaneous 1,000-for-1 stock split, resulting in 50,000,000 shares of PalmSource common stock issued and outstanding and owned by Palm, which was later re-capitalized as 10,000,000 shares of common stock via a one-for-five reverse stock split. The one-for-five reverse stock split was approved by the Company’s Board of Directors on June 30, 2003 and became effective on September 22, 2003. Shares outstanding and net loss per share have been retroactively adjusted for periods presented prior to the effective date.

In December 2001, Palm and PalmSource entered into a Master Separation and Distribution Agreement, as amended June 3, 2003, (the “Separation Agreement”) under which Palm transferred to PalmSource at December 3, 2001, the date of legal separation, substantially all of the assets and liabilities of Palm’s operating system and software business except for the Palm brands, trademarks and certain other related intellectual property which were transferred at a later date. (See Note 8, Transactions with Palm.)

On October 7, 2002, Sony Corporation of America (“Sony”) invested $20.0 million in PalmSource, purchasing 3,333,333 shares of the Company’s Series A redeemable convertible preferred stock. The shares of preferred stock were automatically converted into 666,666 shares of the Company’s common stock immediately prior to the October 28, 2003 distribution of PalmSource’s common stock by Palm to Palm’s stockholders.

On October 28, 2003, Palm distributed on a pro-rata basis all of the outstanding shares of PalmSource common stock to Palm stockholders, an event referred to in this document as the distribution. At the same time as the distribution, Palm acquired Handspring, Inc., an event referred to in this document as the Handspring merger, and the combined entity changed its name to palmOne, Inc. This document refers to palmOne, Inc. as “palmOne” or “Palm” interchangeably, depending on the time and context of the event described.

The condensed consolidated financial statements include allocations of certain Palm expenses, including centralized legal, accounting, treasury, real estate, information technology and other Palm corporate services and infrastructure costs. The expense allocations have been determined on bases that Palm and PalmSource considered to be reasonable reflections of the utilization of services provided or the benefit received by PalmSource.

Prior to the distribution, related party revenues in the condensed consolidated financial statements included revenues from Palm and Sony, a PalmSource stockholder. Subsequent to the distribution, related party revenues, cost of revenues and accounts receivable in the condensed consolidated financial statements only included those from Sony. The majority of the Company’s cost of revenues are of a fixed nature, either amortization of intangibles or term license fees paid to technology vendors recognized ratably, and are not directly related or allocable to either third-party or related party revenues.

The Company incurred separately identifiable costs directly associated with related party professional services revenue of $18,000 and $23,000, for the three and six months ended November 30, 2003 and $47,000 and $0.3 million for the three and six months ended of November 30, 2002, respectively.

The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for any other period or for the entire fiscal year, which ends May 31, 2004. The condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and are not audited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of management, the condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position, operating results and cash flows for those periods presented. These condensed consolidated financial statements should be read in conjunction with the audited combined and consolidated financial statements and notes thereto for the fiscal year ended May 31, 2003 included in the Company’s Registration Statement on Form S-4, as amended (File No. 333-106830) filed with the Securities and Exchange Commission.

Fiscal Year

PalmSource’s 52-53 week fiscal year ends on the Friday nearest to May 31. PalmSource’s fiscal quarters end on a Friday and are generally thirteen weeks in length. For presentation purposes, the periods have been presented as ending on November 30 and May 31. Unless otherwise stated, all years and dates refer to PalmSource’s fiscal year and fiscal quarters.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in PalmSource’s condensed consolidated financial statements and the accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, future events are subject to change, and the best estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of revenues and expenses reported for each of its fiscal periods are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, allocations from Palm, goodwill impairments, loss contingencies, restructuring and income taxes. Actual results could differ from these estimates.

Revenue Recognition

The Company’s revenue recognition policy is in accordance with American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended. When contracts contain multiple elements, wherein vendor specific objective evidence exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the “Residual Method” prescribed by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Arrangements.” Vendor specific objective evidence of fair value is determined based on the price charged when the same element is sold separately or the contractually stated renewal rate. License and royalty revenues consist principally of revenue earned under software license agreements with manufacturers of hand-held devices. License and royalty revenues are recognized when a signed contract exists, the software has been shipped or electronically delivered, the license fee is fixed or determinable, and collection of the resulting receivable is probable. License and royalty revenues that are contingent upon licensees’ sales are generally recognized on a per-unit or net sales basis in the period information is reported by licensees, generally the month or quarter subsequent to the period of sale by the licensee. Upfront license fees from subscription license agreements are generally recognized ratably over the term of the subscription period. When arrangements include bundled professional services and the pattern of performance over the term of the agreement is not discernable or if an arrangement includes ongoing support for which vendor specific objective evidence of fair value does not exist, the entire fee is recognized ratably over the term of the arrangement. Arrangements generally do not allow for product returns and PalmSource has no history of product returns. Accordingly, no allowance for returns has been provided. Revenues from minimum commitment and other arrangements payable on extended payment terms are recognized in the period the payment becomes due. If an arrangement includes specified upgrade rights for which sufficient vendor specific objective evidence of fair value does not exist, revenue is deferred until the specified upgrade has been delivered.

Support and service revenues consist primarily of fees for providing unspecified software updates when and if available and technical support for software products. Support revenues are deferred and recognized ratably over the term of the agreement. Service revenues consist primarily of fees received for providing product development, engineering services, consulting and training to licensees and, to a lesser extent, to third-party application developers. Service revenues are generally billed on a time-and-materials basis, and revenue is generally recognized as the services are performed.

Stock-Based Compensation

PalmSource employees participate in PalmSource employee stock plans, which are described more fully in Note 6, Stockholders’ Equity, and, until the distribution, participated in Palm employee stock plans. The Company accounts for activity under its stock plans using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and Financial Accounting Standards Board Interpretation (“FIN”) No. 44, “Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25)” and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” PalmSource accounts for stock-based compensation relating to equity instruments issued to non-employees based on the fair value of options or warrants estimated using the Black-Scholes option valuation model on the date of grant and re-measured until the measurement date in compliance with Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Compensation expense is amortized using the multiple option approach in compliance with FIN No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.”

The following table illustrates the effect on net loss and net loss per share if PalmSource had elected to recognize stock-based compensation expense based on the fair value of the options granted at the date of grant and restricted stock at the grant date as prescribed by SFAS No. 123. For the purposes of this disclosure, the estimated fair value of the options and restricted stock is assumed to be amortized to expense over the vesting periods, using the multiple option approach.

	Three Months Ended November 30,		Six Months Ended November 30,
(In thousands)	2003	2002	2003	2002
Net loss, as reported	$(9,123)	$(8,273)	$(12,911)	$(19,054)
Add: Stock-based compensation included in reported net loss	2,690	465	3,573	945
Less: Stock-based compensation expense determined under fair value method for all awards	(1,322)	(6,978)	6,225	(15,108)

Pro forma net loss	$(5,111)	$(14,786)	$(3,113)	$(33,217)

The reversal of stock-based compensation expense of $6.2 million determined under the fair value method for the six months ended November 30, 2003 was primarily due to the cancellation of Palm options to PalmSource employees on the distribution date and the cancellation of options to certain key executives in connection with the voluntary stock option exchange program. (See Note 6, Stockholders’ Equity.)

SFAS No. 123 allows the use of option valuation models that were not developed for use in valuing employee stock options. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because options held by PalmSource employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of these options.

	Palm Stock Option Plans for the Period from September 1, 2003 to October 28,	Palm Stock Option Plans Three Months Ended November 30,	Palm Employee Stock Purchase Plan for the Period from September 1, 2003 to October 28,	Palm Employee Stock Purchase Plan Three Months Ended November 30,	PalmSource Stock Option Plan Three Months Ended November 30,		PalmSource Employee Stock Purchase Plan Three Months Ended November 30,
	2003	2002	2003	2002	2003	2002	2003	2002
Risk-free interest rate	1.3%	2.4%	2.1%	2.6%	2.7%	2.6%	1.9%	—
Volatility	100%	100%	100%	99%	100%	100%	100%	—
Option term (in years)	1.0	3.1	2.0	2.0	3.8	3.5	1.9	—
Dividend yield	0%	0%	0%	0%	0%	0%	0%	—

	Palm Stock Option Plans for the Period from June 1, 2003 to October 28,	Palm Stock Option Plans Six Months Ended November 30,	Palm Employee Stock Purchase Plan for the Period from June 1, 2003 to October 28,	Palm Employee Stock Purchase Plan Six Months Ended November 30,	PalmSource Stock Option Plan Six Months Ended November 30,		PalmSource Employee Stock Purchase Plan Six Months Ended November 30,
	2003	2002	2003	2002	2003	2002	2003	2002
Risk-free interest rate	1.5%	2.4%	2.1%	2.6%	2.7%	2.6%	1.9%	—
Volatility	100%	100%	100%	99%	100%	100%	100%	—
Option term (in years)	2.0	3.1	2.0	2.0	3.8	3.5	1.9	—
Dividend yield	0%	0%	0%	0%	0%	0%	0%	—

The weighted average estimated fair value of Palm stock options granted during the three and six months ended November 30, 2003 was $9.50 per share and $6.00 per share and for the three and six months ended November 30, 2002 was $5.97 per share and $6.17 per share, respectively (as adjusted for Palm’s October 2002 1-for-20 reverse stock split). The weighted average estimated fair value of shares granted under the Palm Employee Stock Purchase Plan during the three and six months ended November 30, 2003 was $7.93 per share for both periods, and for the three and six months ended November 30, 2002 was $13.14 per share for both periods, (as adjusted for Palm’s October 2002 1-for-20 reverse stock split). The weighted average estimated fair value of shares granted under the PalmSource Employee Stock Purchase Plan during the three and six months ended November 30, 2003 was $24.19 per share for both periods. The weighted average estimated fair value of shares granted under the PalmSource stock options granted during the three and six months ended November 30, 2003 was $24.67 per share for both periods, and during the three and six months ended November 30, 2002 was $19.90 per share for both periods (as adjusted for PalmSource’s 1-for-5 reverse stock split).

Net Loss Per Share

Basic net loss per share is calculated based on the weighted average shares of common stock outstanding during the period, excluding shares of restricted stock subject to repurchase. Diluted net loss per share is calculated based on the weighted average shares of common stock outstanding and shares of common stock equivalents. Common stock equivalents consist of stock options and common stock subject to repurchase, calculated using the treasury stock method, and convertible preferred stock, calculated using the if-converted method. Diluted net loss per share does not include outstanding Palm options held by PalmSource employees, as these are not options to purchase PalmSource stock. For the three and six months ended November 30, 2003, 1,114,000 and 1,269,000, respectively, and for the three and six months ended November 30, 2002, 1,585,000 and 1,387,000, respectively, weighted average stock options and outstanding shares of convertible preferred stock and restricted stock were excluded from the calculation of diluted net loss per share because the effect would have been anti-dilutive.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net loss plus net unrealized gain (loss) on investments and accumulated foreign currency translation adjustments. Comprehensive income (loss) for the three and six months ended November 30, 2003 was $(0.2) million and $62,000, respectively, and for the three and six months ended November 30, 2002 was $0.1 million and $0.2 million, respectively. Comprehensive income (loss) primarily consists of accumulated foreign currency translation adjustments for all periods presented.

Effects of Recent Accounting Pronouncements

In November 2002, the EITF reached a consensus on EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables,” which provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The adoption of EITF No. 00-21 impacted the Company’s financial position and results of operations as disclosed in Note 3, Dispositions.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” In general, a variable interest entity (“VIE”) is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE’s activities or is entitled to receive a majority of the VIE’s residual returns or both. The consolidation requirements of FIN No. 46 are effective immediately for VIEs created after January 31, 2003. The consolidation requirements for older VIEs are effective for financial statements of interim or annual periods beginning after June 15, 2003. However, in October 2003, the FASB deferred the effective date of FIN 46 for older VIEs to the end of the first interim or annual period ending after December 15, 2003. Certain of the disclosure requirements are effective for all financial statements issued after January 31, 2003, regardless of when the VIE was established. The adoption of FIN No. 46 did not have a material impact on the Company’s financial position and results of operations.

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly and clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component. SFAS No. 149 also amends the definition of an underlying to conform it to language used in FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions. The adoption of SFAS No. 149 did not have an impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that falls within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial position or results of operations.

Note 3. Dispositions

On August 29, 2003, PalmSource and PalmGear consummated certain transactions related to a stock purchase agreement, strategic alliance and service provider agreement and a brand license agreement between the parties. There was no pre-existing related party interest between PalmSource and PalmGear. In connection with the closing of the transactions, PalmSource sold its wholly-owned subsidiary whose assets comprised the Palm Digital Media product line to Palm Gear. In addition, as part of the strategic alliance, PalmGear agreed to support an online store at PalmSource’s U.S. website, for Palm OS applications, and PalmSource provided PalmGear certain rights to a customer database. The initial term of the strategic alliance is three years. The total initial payment to PalmSource from the above described transactions equaled $4.0 million. However, this amount is subject to a maximum $0.3 million contingent holdback based upon Palm Digital Media meeting certain financial metrics for the five month period ending January 31, 2004, thereby resulting in current total proceeds of $3.7 million. In accordance with EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables,” PalmSource concluded that the entire arrangement represents a single unit of accounting as there is an undelivered element for which objective and reliable evidence of fair value does not exist. Accordingly, $3.3 million, representing net proceeds of $3.7 million less the book value of net assets of $0.4 million transferred to PalmGear is being recognized ratably over the three-year term of the arrangement. In addition, PalmSource is guaranteed additional future minimum fees from the strategic alliance and service provider agreement of $1.4 million over the three-year term of the arrangement.

Note 4. Debt

In October 2003, the Company entered into an agreement with Silicon Valley Bank for a $15.0 million revolving line of credit. Borrowings under the line of credit are to be repaid on or before October 10, 2005 and bear interest, at the Company’s option, at either the prime rate plus 1.75% per annum or LIBOR plus 4.75% per annum. Borrowings under the line of credit are collateralized by substantially all of the Company’s assets except for the Company’s intellectual property. The agreement requires the Company to maintain certain non-financial covenants and financial covenants, which require the Company to maintain minimum amounts of revenue, profitability, cash and liquidity. At November 30, 2003, no borrowings were outstanding under the line of credit.

Following the distribution, PalmSource issued a $15.0 million convertible subordinated note to Texas Instruments, Inc. (“Texas Instruments”), bearing interest at 5% per annum and due December 6, 2006. The note does not require collateral but contains a list of events that will constitute a default resulting in the note becoming immediately due and payable. The note is convertible into PalmSource common stock at the option of the holder at any time on or before December 6, 2006 at a rate of 8.3654 shares of common stock for each $1,000 in principal. (See Note 8, Transactions with Palm.)

Note 5. Commitments

PalmSource’s facilities are leased under operating leases expiring at various dates through September 2005. Certain facility leases have renewal options with rentals based upon changes in the Consumer Price Index or the fair market rental value of the property. Future minimum lease payments are $0.9 million, $1.4 million and less than $0.1 million for the remaining six months ending May 31, 2004, and years ending May 31, 2005 and 2006, respectively.

In June 2002, PalmSource entered into two royalty agreements with third-party vendors for certain licensed technology that include minimum commitments. In December 2003, one of these royalty agreements was renegotiated and the minimum commitment was eliminated. Future minimum commitments under these agreements are $0.1 million, $0.5 million, $0.5 million, $0.5 million, $0.4 million and $0.3 million for the remaining six months ending May 31, 2004, and for the years ending May 31, 2005, 2006, 2007, 2008 and thereafter, respectively.

PalmSource has certain payments due to palmOne under the business services and other agreements that were entered into with Palm in connection with the separation. The agreements with Palm also include certain indemnifications, including indemnifications of Palm under the tax sharing agreement, of any tax liability incurred by Palm on account of the sale of PalmSource’s common stock in connection with the distribution. The terms of such indemnification provide for no limitation for the maximum potential payments for such obligations and accordingly the maximum potential amount of future payments is undeterminable at this time. The Company has not been notified of any claims under these indemnifications and has no liabilities recorded for these indemnifications as of May 31, 2003 and November 30, 2003 (unaudited). (See Note 8, Transactions with Palm.)

In July 2002, Palm engaged Morgan Stanley to provide it with advice and assistance in connection with a possible separation of PalmSource. In accordance with the amended and restated separation agreements, PalmSource is required to pay fees due to Morgan Stanley in connection with this engagement. At November 30, 2003, $3.3 million (unaudited) in fees was included in accrued liabilities.

In August 2002, Palm engaged Needham & Company, Inc. to provide it with advice and assistance in connection with a possible separation of PalmSource. In accordance with the amended and restated separation agreements, PalmSource is required to pay fees due to Needham & Company, Inc. in connection with this engagement. At November 30, 2003, $0.4 million (unaudited) in fees was included in accrued liabilities.

Under the indemnification and warranty provisions of the Company’s standard software license agreements, the Company agrees to defend the licensee against third-party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the licensee. The Company has never incurred significant expense under its product or services indemnification or warranty provisions. As a result, the Company believes the estimated fair value on these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of May 31, 2003 or November 30, 2003 (unaudited).

As permitted under Delaware law, the Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. These indemnification agreements were grandfathered under the provisions of Financial Accounting Standards Board Interpretation No. 45 (“FIN No. 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, as they were in effect prior to December 31, 2002, however, new directors added under these arrangements will not be grandfathered. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, the Company had no liabilities recorded for these agreements as of November 30, 2003 (unaudited).

The Company had made certain acquisitions prior to the adoption of FIN No. 45. As part of an acquisition, the Company acquires all of a company’s stock or all of its assets and liabilities including assuming certain indemnification obligations that took place prior to the date of acquisition. The maximum potential amount of future payments the Company could be required to make for such obligations is undeterminable at this time. All of these obligations were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. Accordingly, the Company had no liabilities recorded for these obligations as of November 30, 2003.

Note 6. Stockholders’ Equity

Amended and Restated Certificate of Incorporation

On the distribution date, the Company’s Board of Directors approved the Amended and Restated Certificate of Incorporation, which amended the number of shares of common stock authorized for issuance to 100,000,000 shares and the number of shares of preferred stock authorized for issuance to 5,000,000 shares.

Common stock

On June 30, 2003, the Company’s Board of Directors approved a one-for-five reverse stock split of the issued and outstanding shares of common stock of the Company. The one-for-five reverse stock split was effected on September 22, 2003. Shares outstanding have been retroactively adjusted for periods presented prior to September 22, 2003.

In October 2002, PalmSource received an investment of $20.0 million from Sony for 3,333,333 shares of PalmSource Series A preferred stock at a purchase price of $6.00 per share, which was automatically converted into 666,666 shares of common stock upon the distribution (taking into account PalmSource’s one-for-five reverse stock split).

Restricted Stock

On August 4, 2003, the Company, pursuant to the Board of Directors’ approval on June 30, 2003, issued restricted stock to certain key executives of the Company through a voluntary stock option exchange program, an option waiver program and a restricted stock bonus program.

Under the voluntary stock option exchange program, certain key executives were offered the opportunity to exchange outstanding stock option grants for restricted stock and replacement stock options. In connection with the program, 1,042,000 stock options, as adjusted for the one-for-five reverse stock split, were cancelled on August 4, 2003 and, on the same date, 689,490 shares of restricted stock with a purchase price equal to the par value of a share of PalmSource common stock were granted in exchange. In addition, 713,914 replacement options are expected to be granted no sooner than the first business day that is at least six months and one day after the cancellation date of the exchanged stock option grants, which took place on August 1, 2003, and no later than July 1, 2005. The per-share exercise price for new options will be the closing price of a share of PalmSource common stock on the date of grant.

Under the option waiver program, rights to 335,200 stock options that were to be granted to certain key executives were waived and 170,300 shares of restricted stock of the Company were issued with a purchase price equal to $0.001. In addition, the Company granted 419,415 new options with an exercise price equal to $36.50, the closing price of PalmSource common stock on the date of grant.

Additionally, on August 4, 2003, the Company granted to certain key executives, 73,175 shares of restricted stock with a purchase price equal to $0.001.

The issuance of the restricted stock grants to executives resulted in an aggregate of $14.0 million of unamortized stock-based compensation, which is being amortized as a non-cash compensation charge as the restrictions lapse (the vesting period). This restricted stock charge was calculated based on the intrinsic value of each share of restricted stock. The intrinsic value represents the difference between the imputed fair value of $14.98 per share of PalmSource stock on August 4, 2003 and the par value of each share of restricted stock of $0.001 per share. As there was no market for the PalmSource stock on August 4, 2003, the fair value of PalmSource common stock was determined based on the respective market price of Handspring and Palm common stock as of August 4, 2003 and the contractual exchange ratio defined by the Palm and Handspring merger agreement.

On November 7, 2003, the Company granted 30,572 shares of restricted stock to employees with a purchase price equal to $0.001. The issuance of the restricted stock grants to employees resulted in an aggregate of $1.1 million of unamortized stock-based compensation, which is being amortized as a non-cash compensation charge as the restrictions lapse (the vesting period). The restricted stock charge was calculated based on the closing price of PalmSource common stock on November 7, 2003.

The Company amortizes non-cash stock compensation charges over the vesting period using the multiple option approach in accordance with FIN No. 28. The above restricted stock awards vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. During the three and six months ended November 30, 2003 and 2002, the Company recognized stock compensation expense of $2.7 million and $3.6 million, respectively, related to the above restricted-stock grants.

On September 15, 2003, the Company paid approximately $1.9 million to PalmSource’s President and Chief Executive Officer, David Nagel, pursuant to the terms of two restricted stock grants of Palm common stock issued in September 2001, representing the difference between the guaranteed value of $2.0 million and the fair market value of 7,500 shares of Palm common stock on September 15, 2003.

Employee Stock Purchase Plan

On June 30, 2003, the Company’s Board of Directors adopted the PalmSource 2003 Employee Stock Purchase Plan (“ESPP”). The ESPP provides eligible employees, including employees of participating subsidiaries, with the opportunity to purchase shares of the Company’s common stock through payroll deductions. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The Company has reserved a total of 400,000 shares of common stock, as adjusted for the one-for-five reverse stock split, for issuance pursuant to the ESPP.

Stock Option Plans

On June 30, 2003, the Company’s Board of Directors approved the adoption of the PalmSource 2003 Equity Incentive Plan (“Equity Incentive Plan”) and the termination of the 2001 Stock Option Plan effective as of August 1, 2003. The Equity Incentive Plan provides for the grant of the following types of incentive awards: (a) stock options, (b) stock appreciation rights, (c) restricted stock, (d) performance units and (e) performance shares. The Company has reserved a total of 3,626,294 shares of its common stock, as adjusted for the one-for-five reverse stock split, and subject to annual increases beginning in 2005 for grant under the Equity Incentive Plan, which includes shares that have been reserved but not granted pursuant to options under the PalmSource 2001 Stock Plan and any shares returned to the PalmSource 2001 Stock Plan as a result of the termination of options or the repurchase of unvested shares issued under the 2001 Stock Plan. For the six months ended November 30, 2003, 1,728,000 options were granted.

Note 7. Restructuring Charges

The Company implemented restructuring plans in fiscal 2002 and 2003. For a complete discussion of all restructuring actions implemented in fiscal years 2002 and 2003, refer to the notes to the combined and consolidated financial statements for the year ended May 31, 2003 included in the Company’s Registration Statement on Form S-4, as amended (File No. 333-106830) filed with the Securities and Exchange Commission.

In the third quarter ended February 28, 2003, PalmSource recorded restructuring charges of $2.2 million related to restructuring actions which consisted of workforce reductions of approximately 60 regular employees, primarily in the U.S., and facilities and property and equipment to be disposed of or removed from service. Restructuring charges related to the implementation of a series of actions to better align the Company’s expense structure with its revenues. As of May 31, 2003, these reductions were substantially complete. The remaining accrued costs of $0.3 million were paid during the six months ended November 30, 2003.

Note 8. Transactions with Palm

For the periods subsequent to the separation date through the distribution date on October 28, 2003, intercompany transactions and balances between PalmSource and Palm consisted of the following (in thousands):

	The Period From September 1, to October 28, 2003	Year Ended May 31, 2003	The Period From June 1, 2003 to October 28, 2003
Balance at beginning of period	$2,885	$864	$3,151
Royalty and license fees	5,281	38,125	13,475
Support and services	112	1,174	224
Cost of revenues	—	(77)	15
Research and development expenses	(64)	(779)	(172)
Sales and marketing expenses	(12)	(2,241)	(27)
General and administrative expenses	(118)	(372)	(324)
Allocation of corporate services	(160)	(5,381)	(514)
Real estate/facilities expenses	—	(794)	—
Stock-based compensation	(45)	(1,052)	(65)
Other income (expense), net	—	22	(3)
Collection of third party receivables by Palm on behalf of PalmSource	—	360	—
Cash paid by Palm on behalf of PalmSource, net	(11)	(3,029)	(106)
Net assets transferred to PalmSource	—	(911)	(27)
Net cash transfers from Palm	(5,978)	(20,413)	(13,030)
Other	(1,890)	(2,345)	(2,597)

Balance at end of period	$—	$3,151	$—

Average balance during the period	$962	$2,008	$1,313

For the periods presented, PalmSource’s costs and expenses included allocations from Palm for centralized legal, finance, treasury, real estate, information technology, customer support, sales, marketing, engineering, and other Palm corporate services and infrastructure costs. These allocations were determined on bases that Palm and PalmSource considered to be reasonable reflections of the utilization of services provided or the benefit received by PalmSource. The allocation methods include relative revenues or headcount.

Allocated costs included in the accompanying condensed consolidated statements of operations were as follows (in thousands):

	Three Months Ended November 30, 2003	Six Months Ended November 30, 2003
Cost of revenues	$—	$2
Research and development	—	8
Sales and marketing	—	28
General and administrative	$160	$476

From the beginning of fiscal year 2004 until the distribution date, Palm made capital contributions to PalmSource of $26.0 million consisting of the re-capitalization of the $20.0 million note issued by Palm to the Company in accordance with the Amended and Restated Intercompany Loan Agreement, the $6.0 million cash contribution in accordance with the Letter Agreement Regarding Cash Contributions, and $0.2 million in net asset transfers.

For purposes of governing certain of the ongoing relationships between PalmSource and Palm at and after December 3, 2001 and to provide for an orderly transition, PalmSource and Palm entered into various agreements. For a description of all PalmSource and Palm agreements, refer to the notes to the combined and consolidated financial statements for the year ended May 31, 2003 included in the Company’s Registration Statement on Form S-4, as amended (File No. 333-106830) filed with the Securities and Exchange Commission. Following is a summary of some of those agreements:

Software License Agreement

Under the Amended and Restated Software License Agreement (the “Software License Agreement”), PalmSource agreed to grant to Palm certain licenses to develop, manufacture, test, maintain and support their products. In addition, PalmSource agreed to grant to Palm a source code license and certain rights to use, produce, grant end user sublicenses and distribute certain software. Palm will pay PalmSource license and royalty fees based upon the shipment of Palm’s products which incorporate PalmSource’s software and maintenance and support fees. The Software License Agreement expires December 3, 2006 and includes a minimum annual royalty and license commitment of $40.0 million, $37.5 million, $39.0 million, $41.0 million and $42.5 million during each of the contract years expiring December 3, 2006. Under the terms of the Software License Agreement, PalmSource has recognized license and royalty revenues of $0, $17.6 million, and $38.1 million, for the years ended May 31, 2001, 2002 and 2003, respectively, and $7.5 million (unaudited) and $14.6 million (unaudited) for the three and six months ended November 30, 2002, respectively, from Palm. During the three months ended November 30, 2003, PalmSource recognized license and royalty revenues of $8.9 million (unaudited) and $17.1 million, respectively, prior to the distribution from Palm, and $0.1 million (unaudited) and $0.1 million, respectively, after the distribution from palmOne. In addition, PalmSource has recognized support and service revenues of $0, $0.8 million, and $1.2 million for the years ended May 31, 2001, 2002 and 2003, respectively, and $0.2 million (unaudited) and $0.9 million (unaudited) for the three and six months ended November 30, 2002, respectively. During the three and six months ended November 30, 2003, PalmSource recognized support and service revenues of $0.1 million (unaudited), and $0.2 million (unaudited), respectively, prior to the distribution from Palm, and $0.1 million (unaudited) and $0.1 million (unaudited), respectively, after the distribution from palmOne.

Trademark Agreements

Since the distribution, the use of trade names, trademarks, service marks and domain names that contain the word or letter string “palm” or “palmOne” are administered by Palm Trademark Holding Company, LLC (the “Holding Company”), a holding company established and owned 45% by palmOne and 55% by PalmSource for the purpose of receiving, holding, maintaining, registering, enforcing and defending such intellectual property. The Holding Company’s administration of the intellectual property is governed by its operating agreement and by trademark license agreements between the Holding Company and each of PalmSource and palmOne. Based on its operating structure, the Holding Company arrangement is essentially a cost sharing mechanism between palmOne and PalmSource to administer the intellectual property rights attributed to the “Palm” trademark and, as a result, the adoption of FIN No. 46 did not have a material impact on PalmSource’s consolidated financial statements.

Intercompany Loan Agreement

The terms of the note payable to Palm for $20.0 million were set forth in the Amended and Restated Intercompany Loan Agreement. The note payable to Palm bore interest at 2.48% per annum. At the time of the distribution, the $20.0 million (unaudited) was contributed by Palm to the Company as additional paid-in capital. The related accrued interest was paid within seven days after the distribution date.

In connection with the distribution, Palm and Texas Instruments agreed that the $50.0 million 5% convertible subordinated note issued in December 2001 would be divided into and replaced by two notes: one issued by Palm, or the new Palm note, and one issued by PalmSource, the PalmSource note. Following the distribution, the new Palm note was issued in the principal amount of $35.0 million and the PalmSource note was issued in the principal amount of $15.0 million. PalmSource’s assumption of the PalmSource note was recorded as a capital contribution from Palm. For a description of the 5% convertible subordinated note, see the section titled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—The Convertible Note.”

Note 9. Other Related Party Transactions

Under the terms of the license agreement between PalmSource and Sony, PalmSource has recognized license and royalty revenues of $1.4 million and $3.5 million, for the three and six months ended November 30, 2003, and $2.3 million and $4.9 million for the three and six months ended November 30, 2002, respectively. In addition, PalmSource has recognized support and service revenues of $0.1 million, $0.2 million, $0.1 million and $0.1 million for the three and six months ended November 30, 2003 and 2002, respectively. These amounts have been included in related party revenues in the condensed consolidated financial statements. As of November 30, 2003 and May 31, 2003, approximately $0.1 million and $0.1 million, respectively, represent outstanding receivables from Sony and are included in receivables from related parties in the condensed consolidated financial statements.

Effective October 7, 2002, PalmSource entered into a business collaboration agreement with Sony, which expires in October 2012, under which PalmSource and Sony agreed to share certain information regarding ongoing product and development plans and, for a period of at least three years, to establish mutually agreed written co-development plans for potential areas of joint development. Under the business collaboration agreement, from October 7, 2003 until October 7, 2005, PalmSource will not engage more than two development partners meeting the above requirements in addition to Sony, and PalmSource will first offer to discuss new projects with Sony prior to engaging such additional development partners.

Prior to July 2000, Palm was a wholly-owned subsidiary of 3Com Corporation. PalmSource’s chairman of the board, Eric Benhamou, is also the chairman of the board of directors of 3Com Corporation. Under the terms of a software license agreement between PalmSource and 3Com, PalmSource recorded $0.1 million, $0.2 million and $0.4 million of support revenues for fiscal years 2001, 2002 and 2003, respectively.

Mr. Benhamou is also the chairman of the board of directors of palmOne, and one of PalmSource’s directors consults for palmOne. PalmSource’s president and chief executive officer, David Nagel, was a director of palmOne until the distribution.

The Company entered into a consulting agreement with one of its directors effective as of August 1, 2003 for a term of one year, to provide services to PalmSource for four days per month. Under the terms of the consulting agreement, this director will be paid $11,200 per month for consulting services outlined by PalmSource’s chief executive officer.

Note 10. Litigation

On December 3, 2003, a suit was filed in the United States District Court of Washington at Seattle naming the Company as a defendant. The Company has not yet been served with the complaint. The case is captioned Digeo, Inc. v. Palm, Inc. and Palm Source, Inc., No. C03-3822. The complaint alleges willful infringement of U.S. Patent No. 5,734,823, or the ’823 patent, titled “Systems and Apparatus for Electronic Communication and Storage of Information.” The complaint seeks a preliminary and permanent injunction, unspecified damages and attorneys’ fees. If served, the Company intends to defend vigorously against the claim.

On September 19, 2003, PalmSource filed suit against Acer, Inc. in the United States District for the Northern District of California. The case is captioned PalmSource, Inc., v. Acer, Incorporated, No. C 03-04285 RMW. In this breach-of-contract suit, PalmSource seeks approximately $4.5 million in unpaid royalties and maintenance and support fees under a licensing agreement between PalmSource and Acer. On November 20, 2003, Acer served an answer and counterclaims seeking in excess of $4.9 million from PalmSource, including amounts Acer paid under the agreement and amounts paid to PalmSource by unspecified competitors of Acer under separate licensing agreements. Acer alleges that PalmSource breached the software licensing agreement between PalmSource and Acer by failing to provide development support and marketing support, and also by failing to obtain Acer’s written consent prior to assigning the agreement. Acer further alleges that the same conduct violated the implied covenant of good faith and fair dealing. Finally, Acer alleges that PalmSource unfairly provided preferential treatment to Acer’s competitors. PalmSource filed its response to Acer’s counterclaims on December 15, 2003. While PalmSource believes PalmSource has meritorious defenses to Acer’s claims, there can be no assurance that PalmSource will be successful in the litigation or that an adverse outcome will not significantly harm PalmSource’s business.

On July 16, 2003, a suit was filed in the Los Angeles County Superior Court naming PalmSource as a defendant. The case is captioned Chet Taylor, et al., v. Palm, Inc., PalmSource, Inc., and Solutions Group, et al., No. BC299134. The complaint alleges that persons who purchased Palm PDAs with customer-accessible batteries after June 1999 lost data upon battery replacement. The complaint alleges unfair and deceptive business practices in alleged violation of California’s unfair competition statute and Consumer Legal Remedies Act, breach of express and implied warranties and fraud. The complaint seeks unspecified compensatory and punitive damages, restitution and an injunction prohibiting the defendants from similar conduct in the future. palmOne is managing this litigation and believes it has good defenses for all parties.

On April 28, 1997, Xerox Corporation filed suit in the United States District Court for the Western District of New York. The case came to be captioned Xerox Corporation v. 3Com Corporation, U.S. Robotics Corporation, U.S. Robotics Access Corp., and Palm Computing, Inc., Civil Action No. 97-CV-6182T. The complaint alleged willful infringement of U.S. Patent No. 5,596,656, or ’656 patent, titled “Unistrokes for Computerized Interpretation of Handwriting.” The complaint sought unspecified damages and to permanently enjoin the defendants from infringing the ’656 patent in the future. In 2000, the District Court granted summary judgment to the defendants, ruling that the ’656 patent is not infringed by the Graffiti handwriting recognition software then used in handheld computers using Palm OS. Xerox appealed the dismissal to the United States Court of Appeals for the Federal Circuit, or CAFC. On October 5, 2001, the CAFC affirmed-in-part and reversed-in-part the District Court’s ruling, and the CAFC remanded the case to the District Court for further proceedings. On December 20, 2001, the District Court granted Xerox’s motion for summary judgment that the ’656 patent is valid, enforceable, and infringed. The defendants appealed. The CAFC remanded the case to the District Court for a determination of the issues of invalidity and enforceability of the ’656 patent. Following the CAFC’s remand to the District Court, both parties filed motions for summary judgment with the District Court on the issue of invalidity, and the District Court heard those motions on December 10, 2003. The District Court has not yet ruled on these motions for summary judgment, but the Company expects a ruling may be issued anytime in the next six months. The District Court has not set a schedule for resolving the issue of the enforceability of the ’656 patent. If palmOne is not successful in establishing that the ’656 patent is invalid or unenforceable, the CAFC’s February 20, 2003 decision indicates that the District Court should grant Xerox’s request for injunctive relief. If an injunction is obtained by Xerox, it could have a significant adverse impact on our operations and financial condition if licensees have not transitioned to a handwriting recognition system outside the scope of Xerox’s asserted claims. In addition, if palmOne is not successful in establishing that the ’656 patent is invalid or unenforceable, Xerox has stated in its court pleadings that it will seek at trial a significant compensatory and punitive damage award or license fees from palmOne. Furthermore, if palmOne is not successful in establishing that the ’656 patent is invalid or unenforceable, palmOne might be liable to palmOne’s licensees and other third parties under contractual obligations or otherwise sustain adverse financial impact if Xerox seeks to enforce its patent claims against palmOne’s licensees and other third parties. The District Court judge has conducted settlement discussions between the parties. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, palmOne may be required to indemnify and hold 3Com harmless for any damages or losses that may arise out of the Xerox litigation. As part of PalmSource’s separation agreements with palmOne, palmOne is required to indemnify PalmSource for certain damages that PalmSource may incur due to the Xerox litigation. If palmOne is not successful in the Xerox litigation and is unable to or does not indemnify PalmSource, PalmSource might be required to pay Xerox significant damages or license fees or pay PalmSource’s licensees significant amounts to indemnify them for their losses. In particular, pursuant to the separation agreements between PalmSource and palmOne if palmOne is required to pay Xerox, as a result of a judgment or in connection with a settlement, and fails to do so within 60 days after the entry of such judgment or the due date under such settlement, PalmSource will be required to pay any shortfall amounts. Any such payment by PalmSource does not, however, relieve palmOne of its obligation either to make the payment or to reimburse us. Damages in patent litigation of this nature can be calculated in a variety of ways, and are subject to factual determinations. PalmSource cannot easily predict the amount of these damages, but if palmOne is not successful in the litigation, damages could be substantial. While PalmSource believes that there are adequate defenses to the claims made by Xerox, there can be no assurance that palmOne will be successful or that an adverse outcome will not significantly harm PalmSource’s business. PalmSource further believes that it is remote that PalmSource will incur a loss resulting from any fees or damages in excess of amounts recoverable from Palm under Palm’s indemnification of PalmSource.

In the course of palmOne’s business, it occasionally receives claims related to consumer protection, general commercial claims related to the conduct of its business and the performance of its products and services and other litigation claims, such as stockholder derivative class action lawsuits. In the course of palmOne’s business, it also receives claims of infringement or otherwise becomes aware of potentially relevant patents or other intellectual property rights held by other parties. palmOne is currently subject to a number of these claims. Although the majority of the claims currently do not name PalmSource as a defendant, the substance of their claims may implicate PalmSource and result in claims against PalmSource in the future or require that PalmSource indemnify palmOne pursuant to the separation agreements. PalmSource currently is not able to estimate, with reasonable certainty, the possible loss, or range of loss, if any, from these cases, but an unfavorable resolution of these lawsuits could materially adversely affect PalmSource’s business, results of operations or financial condition.

From time to time, PalmSource also may be subject to other routine legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of its business. The ultimate outcome of any litigation is uncertain, and either unfavorable or favorable outcomes could have a material negative impact. Regardless of outcome, litigation can have an adverse impact on PalmSource because of defense costs, diversion of management resources and other factors.

Note 11. Business Segment Information

PalmSource operates in one reportable segment.

Geographic Information

PalmSource’s headquarters and most of its operations are located in the United States. PalmSource conducts its sales, marketing and customer service activities throughout the world and also has a research and development facility in France. Geographic revenue information is based on the location of the customer. Geographic long-lived tangible asset information is based on the physical location of the assets. All restricted investments are located in the United States. For the three and six months ended November 30, 2003 and 2002, no country outside the United States or Japan accounted for 10% or more of total revenues. Revenues and net property and equipment by geographic region are as follows (in thousands):

	Three Months Ended November 30,		Six Months Ended November 30.
	2003	2002	2003	2002
Revenues:
United States	$12,589	$11,788	$25,577	$22,375
Japan	1,509	2,345	3,690	4,993
Other	2,674	655	4,637	2,470

Total	$16,772	$14,788	$33,904	$29,838

	November 30, 2003	May 31, 2003
Long-lived assets:
United States	$58,418	$59,709
Other	319	413

Total	$58,737	$60,122

The following individual customers accounted for 10% or more of total revenues for the fiscal periods ended:

	Three Months Ended November 30,		Six Months Ended November 30,
	2003	2002	2003	2002
Palm and palmOne	55%	53%	52%	52%
Handspring	9%	11%	9%	11%
Sony	9%	16%	11%	17%

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of PalmSource, Inc.:

In our opinion, the accompanying combined and consolidated balance sheets and the related combined and consolidated statements of operations, of stockholders’ equity / net investment (deficit) and of cash flows present fairly, in all material respects, the financial position of PalmSource, Inc. and its subsidiaries at May 31, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company was historically integrated with the businesses of Palm, Inc. and, consequently, as indicated in Note 1, the combined and consolidated financial statements have been derived from the consolidated financial statements and accounting records of Palm Inc. and reflect significant assumptions and allocations. Accordingly, the combined and consolidated financial statements do not necessarily reflect the financial position, results of operations, and cash flows of the Company had it been a stand-alone Company.

As discussed in Note 2, effective June 1, 2001, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

August 4, 2003, except for Note 1, the ninth paragraph of Note 3 and Note 9 which are as of September 22, 2003

PALMSOURCE, INC.

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended May 31,			Six Months Ended November 30,
	2001	2002	2003	2002	2003
				(Unaudited)
Revenues:
Related party license and royalty	$1,035	$22,685	$49,066	$19,452	$20,630
Third-party license and royalty	24,259	19,485	18,379	7,853	10,680

Total license and royalty	25,294	42,170	67,445	27,305	31,310
Related party support and service	200	997	1,473	1,028	413
Third-party support and service	758	1,783	4,496	1,505	2,181

Total support and service	958	2,780	5,969	2,533	2,594
Total revenues	26,252	44,950	73,414	29,838	33,904

Cost of revenues:
License and royalty	3,980	8,482	7,539	4,333	1,991
Support and service	1,469	2,121	2,682	1,353	972

Total cost of revenues	5,449	10,603	10,221	5,686	2,963

Gross margin	20,803	34,347	63,193	24,152	30,941
Operating expenses:
Research and development	55,937	49,587	39,795	21,190	16,969
Sales and marketing	25,589	19,309	17,187	8,437	9,625
General and administrative	12,855	12,779	12,794	5,977	8,755
Amortization of intangibles	6,545	310	411	210	163
Restructuring charges	2,226	1,992	2,188	—	—
Separation costs	1,461	519	5,024	1,893	7,092
Purchased in-process technology	210	—	—	—	—

Total operating expenses	104,823	84,496	77,399	37,707	42,604

Loss from operations	(84,020)	(50,149)	(14,206)	(13,555)	(11,663)
Interest expense	(65)	(256)	(507)	(240)	(273)
Interest and other income (expense), net	76	(421)	(4,627)	(3,875)	38

Loss before income taxes	(84,009)	(50,826)	(19,340)	(17,670)	(11,898)
Income tax provision	9	421	2,420	1,384	1,013

Net loss	$(84,018)	$(51,247)	$(21,760)	$(19,054)	$(12,911)

Basic and diluted net loss per share	$(8.40)	$(5.12)	$(2.18)	$(1.91)	$(1.28)

Shares used in computing basic and diluted net loss per share	10,000	10,000	10,000	10,000	10,114

The accompanying notes are an integral part of these combined and consolidated financial statements.

PALMSOURCE, INC.

COMBINED AND CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	May 31, 2002	May 31, 2003	November 30, 2003
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,688	$37,465	$34,065
Receivables from related parties	6,645	5,132	75
Accounts receivable, net	1,128	583	6,677
Prepaids and other	1,621	1,305	2,831

Total current assets	40,082	44,485	43,648
Restricted investments	1,551	1,671	1,673
Property and equipment, net	2,392	3,419	2,885
Goodwill	52,845	52,845	52,845
Intangible assets, net	5,917	976	245
Other assets	4,529	1,211	1,089

Total assets	$107,316	$104,607	$102,385

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,767	$2,868	$6,743
Payable to Palm, Inc.	5,751	1,911	—
Deferred revenue	8,028	9,392	11,678
Accrued restructuring	1,795	349	—
Other accrued liabilities	4,851	9,215	8,096

Total current liabilities	23,192	23,735	26,517
Non-current liabilities:
Note payable to Palm Inc., including accrued interest	20,238	20,744	—
Deferred revenue and other	15,587	13,848	12,733
Long-term convertible subordinated note	—	—	15,000

Commitments and contingencies (Notes 7 and 13)

Series A redeemable convertible preferred stock 10,000 shares authorized; outstanding: 0, 3,333, and 0 (unaudited) shares, respectively	—	20,000	—

Stockholders’ equity:
Preferred stock, $.001 par value, authorized: 40,000, 40,000 and 5,000 (unaudited) shares, respectively; none outstanding	—	—	—
Common stock, $.001 par value, authorized: 950,000, 950,000 and 100,000 (unaudited) shares, respectively; outstanding: 10,000, 10,000 and 11,630 (unaudited) shares, respectively	10	10	12
Additional paid-in capital	62,831	61,939	108,170
Accumulated other comprehensive income (loss)	(185)	448	509
Unearned stock-based compensation	—	—	(11,528)
Accumulated deficit	(14,357)	(36,117)	(49,028)

Total stockholders’ equity	48,299	26,280	48,135

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$107,316	$104,607	$102,385

The accompanying notes are an integral part of these combined and consolidated financial statements.

PALMSOURCE, INC.

COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/

NET INVESTMENT (DEFICIT)

(In thousands)

	Common Stock		Additional Paid-In Capital	Palm, Inc. Net Investment (Deficit)	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Unearned Stock-Based Compensation	Total
	Shares	Amount
Balances, May 31, 2000	—	$—	$—	$(12,635)	$—	$(234)	$—	$(12,869)
Components of comprehensive loss:
Net loss	—	—	—	(84,018)	—	—	—	(84,018)
Net unrealized loss on available for sale investment	—	—	—	—	—	(53)	—	(53)
Cumulative translation adjustments	—	—	—	—	—	(96)	—	(96)

Total comprehensive loss	—	—	—	—	—	—	—	(84,167)
Transfer of net assets from Palm, Inc. related to business acquisition	—	—	—	3,070	—	—	—	3,070
Transfer of stock-based compensation from Palm, Inc.	—	—	—	216	—	—	—	216
Net transfers from Palm, Inc.	—	—	—	123,361	—	—	—	123,361

Balances, May 31, 2001	—	—	—	29,994	—	(383)	—	29,611
Components of comprehensive loss:
Net loss	—	—	—	(36,890)	(14,357)	—	—	(51,247)
Net unrealized loss on available for sale investment	—	—	—	—	—	(38)	—	(38)
Recognized loss included in earnings	—	—	—	—	—	64	—	64
Cumulative translation adjustments	—	—	—	—	—	172	—	172

Total comprehensive loss	—	—	—	—	—	—	—	(51,049)
Transfer of net assets from Palm, Inc. related to business acquisition	—	—	—	11,000	—	—	—	11,000
Transfer of stock-based compensation from Palm, Inc.	—	—	321	322	—	—	—	643
Net transfers from Palm, Inc.	—	—	7,024	19,952	—	—	—	26,976
Recapitalization and issuance of Class C common stock, net	10,000	10	24,368	(24,378)	—	—	—	—
Capital contribution by Palm, Inc.	—	—	31,118	—	—	—	—	31,118

Balances, May 31, 2002	10,000	10	62,831	—	(14,357)	(185)	—	48,299
Components of comprehensive loss:
Net loss	—	—	—	—	(21,760)	—	—	(21,760)
Recognized loss included in earnings	—	—	—	—	—	29	—	29
Cumulative translation adjustments	—	—	—	—	—	604	—	604

Total comprehensive loss	—	—	—	—	—	—	—	(21,127)
Transfer of stock-based compensation from Palm, Inc.	—	—	546	—	—	—	—	546
Net transfers from Palm, Inc.	—	—	1,484	—	—	—		1,484
Distribution to Palm, Inc.	—	—	(2,922)	—	—	—	—	(2,922)

Balances, May 31, 2003	10,000	10	61,939	—	(36,117)	448	—	26,280
Components of comprehensive loss:
Net loss*	—	—	—	—	(12,911)	—	—	(12,911)
Cumulative translation adjustments*	—	—	—	—	—	61	—	61

Total comprehensive loss*	—	—	—	—	—	—	—	(12,850)
Restricted stock grants*	963	1	15,091	—	—	—	(15,092)	—
Amortization of unearned stock-based compensation*	—	—	—	—	—	—	3,564	3,564
Transfer of stock-based compensation from Palm, Inc.*	—	—	(14)	—	—	—	—	(14)
Conversion of Series A redeemable convertible preferred stock*	667	1	19,999	—	—	—	—	20,000
Long-term convertible subordinated note	—	—	(15,000)	—	—	—	—	(15,000)
Capital contribution by Palm, Inc.	—	—	26,000	—	—	—	—	26,000
Net transfers from Palm, Inc.*	—	—	155	—	—	—	—	155

Balances, November 30, 2003*	11,630	$12	$108,170	$—	$(49,028)	$509	$(11,528)	$48,135

*	Unaudited

The accompanying notes are an integral part of these combined and consolidated financial statements.

PALMSOURCE, INC.

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended May 31,			Six Months Ended November 30,
	2001	2002	2003	2002	2003
				(Unaudited)
Cash flows from operating activities:
Net loss	$(84,018)	$(51,247)	$(21,760)	$(19,054)	$(12,911)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	10,681	7,626	7,122	3,870	1,534
Stock-based compensation transferred from Palm, Inc.	216	643	546	310	(14)
Stock-based compensation expense	—	—	—	—	3,564
Deferred income taxes	—	412	350	229	762
Loss on disposal of equipment	2	301	148	132	—
Impairment of equity investment recorded at cost	—	—	3,206	3,206	—
Purchased in-process technology	210	—	—	—	—
Changes in assets and liabilities, net of effect of acquisitions:
Receivable from related parties	50	(6,645)	1,513	2,075	(532)
Accounts receivable	333	(457)	545	60	(505)
Prepaids and other	(315)	(1,820)	457	666	(1,412)
Accounts payable	3,402	(2,388)	101	(238)	3,875
Payable to Palm, Inc.	—	5,751	(3,840)	130	(1,911)
Deferred revenue	(3,849)	4,545	(634)	3,622	651
Accrued restructuring	1,492	303	(1,446)	(1,611)	(349)
Other accrued liabilities	(990)	(2,392)	4,779	690	(1,951)

Net cash used for operating activities	(72,786)	(45,368)	(8,913)	(5,913)	(9,199)

Cash flows from investing activities:
Purchase of property and equipment	(2,294)	(1,042)	(3,275)	(2,434)	(648)
Proceeds from sale of assets	—	—	—	—	386
Acquisition of businesses, net of cash acquired	(44,358)	—	—	—	—
Purchases of restricted investments	—	(1,551)	(120)	(121)	—
Purchase of equity investments	(4,100)	—	—	—	—

Net cash used for investing activities	(50,752)	(2,593)	(3,395)	(2,555)	(262)

Cash flows from financing activities:
Net cash transfers from Palm, Inc.	123,361	26,976	1,484	2,556	6,000
Capital contributions from (distribution to) Palm, Inc.	—	31,118	(2,922)	—	—
Sale of Series A redeemable convertible preferred stock	—	—	20,000	20,000	—
Note payable to Palm, Inc.	—	20,000	—	—	—
Other, net	(159)	204	499	177	(25)

Net cash provided by financing activities	123,202	78,298	19,061	17,621	5,975

Effect of exchange rate changes on cash	63	(32)	24	55	86
Change in cash and cash equivalents	(273)	30,305	6,777	9,098	(3,400)
Cash and cash equivalents, beginning of period	656	383	30,688	30,688	37,465

Cash and cash equivalents, end of period	$383	$30,688	$37,465	$39,786	$34,065

Other cash flow information:
Cash paid for income taxes	$12	$23	$1,995	$1,329	$163

Supplemental disclosure of non-cash activities:
Transfer of net assets from Palm, Inc. related to business acquisitions	$3,070	$11,000	$—	$11,000	$—

Contribution of note payable to Palm, Inc.	$—	$—	$—	$—	$20,000

Assumption of convertible subordinated note	$—	$—	$—	$—	$(15,000)

The accompanying notes are an integral part of these combined and consolidated financial statements.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Background and Basis of Presentation

On August 27, 2001, Palm, Inc. (“Palm”) announced its plan to form a wholly owned subsidiary to own and operate Palm’s operating system platform and licensing business, subsequently named PalmSource, Inc. (“PalmSource” or the “Company”). PalmSource develops and licenses operating system software, personal information management applications and software development tools for mobile information devices. PalmSource targets device manufacturers, as well as developers, enterprises and consumers with its Palm operating system, or Palm OS. PalmSource’s product offerings include Palm OS, Palm Digital Media and services and support. In August 2003, the Palm Digital Media product line was sold to PalmGear, Inc. (“PalmGear”). For additional information on the PalmGear transaction, see Note 3, Acquisitions and Dispositions.

In December 2001, PalmSource was incorporated in Delaware as a wholly owned subsidiary of Palm, and as of December 3, 2001, authorized and issued 50,000 shares of Series A preferred stock to Palm in exchange for the assignment to PalmSource of certain of Palm’s assets and liabilities, including intellectual property. Effective May 9, 2002, PalmSource’s board of directors authorized a re-capitalization of the authorized and outstanding Series A preferred stock into common stock and a simultaneous 1,000-for-1 stock split, resulting in 50,000,000 shares of PalmSource common stock issued and outstanding and owned by Palm which was later re-capitalized as 10,000,000 shares of common stock via a one for five reverse stock split. The one for five reverse stock split was approved by the Company’s board of directors on June 30, 2003 and became effective on September 22, 2003. Shares outstanding and net loss per share have been adjusted for periods presented prior to the effective date.

In December 2001, Palm and PalmSource entered into a Master Separation and Distribution Agreement, as amended June 3, 2003, (the “Separation Agreement”) under which Palm transferred to PalmSource at December 3, 2001, the date of legal separation (the “Separation Date”), substantially all of the assets and liabilities of Palm’s operating system and software business except for the Palm brands, trademarks and certain other related intellectual property which were transferred at a later date. (See Note 14, Transactions with Palm.)

On October 7, 2002, Sony Corporation of America (“Sony”) invested $20.0 million in PalmSource, purchasing 3,333,333 shares of the Company’s Series A redeemable convertible preferred stock. The shares of the preferred stock were automatically converted into 666,666 shares of the Company’s common stock immediately prior to the October 28, 2003 distribution of PalmSource common stock by Palm to Palm’s stockholders.

On October 28, 2003, Palm stockholders approved the PalmSource distribution from Palm and Palm distributed all of the outstanding shares of PalmSource’s common stock owned by Palm to Palm’s stockholders on a pro-rata basis. At the same time as the distribution, Palm acquired Handspring, Inc. and the combined entity changed its name to palmOne, Inc.

Palm sells devices that incorporate PalmSource software to its customers under the terms of a Software License Agreement, as amended, (the “Software License Agreement”). Under the terms of this agreement, PalmSource has granted Palm certain rights to use, produce, grant end user sublicenses and distribute certain software for the period December 3, 2001 to December 3, 2006, and may be renewed by mutual written consent. PalmSource receives license and royalty fees based upon the shipment of Palm’s products, which incorporate PalmSource software or

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

on distribution by Palm of PalmSource software, subject to minimum annual commitments of $40.0 million, $37.5 million, $39.0 million, $41.0 million and $42.5 million during each of the contract years expiring December 3, 2006. PalmSource also receives fees for support and services. For periods prior to December 3, 2001, there is no revenue recorded from Palm, as the Software License Agreement was not effective until December 3, 2001. However, costs were incurred during these periods as the Company was supporting Palm. (See Note 14, Transactions with Palm.)

The combined and consolidated financial statements of PalmSource reflect the results of operations, financial position, changes in stockholders’ equity / net investment (deficit) and cash flows applicable to the Company and its subsidiaries, after elimination of intercompany transactions. The combined financial statements of PalmSource are derived from the historic books and records of Palm, using Palm’s historical bases in the assets and liabilities and the historical results of operations of the Palm OS platform and licensing business. Changes in stockholders’ equity/net investment (deficit) represent Palm’s transfer of its net investment in PalmSource, after giving effect to the net loss of PalmSource plus net cash transfers and other transfers to and from Palm. Subsequent to the Separation Date, the Company has relied on Palm for administrative, management and other services and is billed by Palm for these services. PalmSource’s reliance on Palm (a licensee of PalmSource) for such services has gradually declined as PalmSource has established its own independent systems and infrastructure for administration, management and other services. The financial information included herein may not reflect the combined and consolidated financial position, results of operations, changes in stockholders’ equity/net investment (deficit) and cash flows of PalmSource in the future or what they would have been had PalmSource been a separate stand-alone entity during the periods presented.

The combined and consolidated financial statements include allocations of certain Palm expenses, including centralized legal, accounting, treasury, real estate, information technology and other Palm corporate services and infrastructure costs. The expense allocations have been determined on the bases that Palm and PalmSource considered to be reasonable reflections of the utilization of services provided or the benefit received by PalmSource.

Prior to the distribution, related party revenues in the combined and consolidated financial statements included revenues from Palm and Sony, a PalmSource stockholder. Subsequent to the distribution, related party revenues, cost of revenues and accounts receivable in the combined and consolidated financial statements only included those from Sony. The majority of the Company’s cost of revenues are of a fixed nature, either amortization of intangibles or term license fees paid to technology vendors recognized ratably, and are not directly related or allocable to either third-party or related party revenues. The Company incurred separately identifiable costs directly associated with related party professional services revenue of $0 million, $0.2 million and $0.3 million for the years ended May 31, 2001, 2002 and 2003, respectively, and $0.3 million (unaudited) and $23,000 (unaudited) for the six months ended November 30, 2002 and November 30, 2003, respectively.

Note 2.    Significant Accounting Policies

Fiscal Year

PalmSource’s 52-53 week fiscal year ends on the Friday nearest to May 31. Fiscal years 2001, 2002 and 2003 each contained 52 weeks. PalmSource’s fiscal quarters end on a Friday and

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

are generally thirteen weeks in length. For presentation purposes, the periods have been presented as ending on May 31 and November 30.

Use of Estimates in the Preparation of Combined and Consolidated Financial Statements

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in PalmSource’s combined and consolidated financial statements and the accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of revenues and expenses reported for each of its fiscal periods are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, allocations from Palm, goodwill impairments, loss contingencies, restructuring and income taxes. Actual results could differ from these estimates.

The combined and consolidated statement of operations and of cash flows for the six months ended November 30, 2002 and 2003 and the consolidated balance sheet data as of November 30, 2003 are unaudited but in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of PalmSource’s financial position and results of operations for these periods. Results for the six months ended November 30, 2003 are not necessarily indicative of results that may be expected for the entire year.

Principles of Combination and Consolidation

The combined financial statements of the Company have been prepared using Palm’s historical bases in the assets and liabilities and the historical results of operations of Palm’s OS platform and licensing business, except for the accounting for income taxes on a separate return basis. No revenues from Palm have been recorded prior to December 3, 2001, the effective date of the software license agreement between PalmSource and Palm. The consolidated financial statements include the accounts of PalmSource and its subsidiaries from the Separation Date. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash equivalents comprise money market accounts and highly liquid debt investments acquired with remaining maturities of three months or less at the time of purchase. Cash equivalents consist principally of money market accounts. Prior to the Separation Date, cash receipts associated with PalmSource’s business were collected by Palm, and Palm funded PalmSource’s disbursements with net transfers being recorded as contributions or distributions in the Palm net investment account. Subsequent to the Separation Date, PalmSource maintains its own cash and cash equivalents. (See Note 14, Transactions with Palm.)

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concentration of Credit Risk

Financial instruments, which potentially subject PalmSource to significant concentrations of credit risk, consist principally of accounts receivable. Sales to customers are predominately denominated in U.S. dollars. While a significant portion of PalmSource’s accounts receivable is concentrated with a few customers as shown below, generally credit risk is mitigated on the basis that the Company’s customer base is comprised of well-established companies. PalmSource generally sells on open account and performs periodic credit evaluations of its customers’ financial condition. The Company has historically not experienced significant losses from its accounts receivable. There is no allowance for doubtful accounts at May 31, 2001, 2002 and 2003 and November 30, 2002 (unaudited). The allowance for doubtful accounts was $0.1 million at November 30, 2003 (unaudited).

The following individual customers accounted for 10% or more of total revenues for the fiscal periods ended:

	Year Ended May 31,			Six Months Ended November 30,
	2001	2002	2003	2002	2003
Palm and palmOne	—	41%	54%	52%	52%
Handspring	64%	22%	9%	11%	9%
Sony	5%	12%	15%	17%	11%
Nokia	13%	8%	5%	6%	5%

Receivables from related parties in the combined and consolidated financial statements included receivables from Palm and Sony. The outstanding receivable from Palm was $6.6 million and $5.1 million at May 31, 2002 and 2003, respectively and the remaining balance was assumed by palmOne as of the distribution date. The outstanding receivable from Sony was $30,000 and $0.1 million at May 31, 2002 and 2003, respectively, and was $0.1 million (unaudited) at November 30, 2003.

The following individual customers accounted for 10% or more of gross accounts receivable at:

	May 31, 2001	May 31, 2002	May 31, 2003	November 30, 2003
Acer	74%	13%	11%	1%
Group Sense PDA Ltd.	—	—	11%	3%
Handera	—	4%	11%	0%
Hunetec	—	—	11%	0%
Portable Innovation Technology	—	—	19%	1%
Spontaneous Technology	—	—	18%	0%
Symbol	—	34%	1%	5%
Texas Instruments	—	12%	6%	1%

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Investments

Restricted investments consist of U.S. government obligations and certificates of deposit with maturities of three months or less. These investments serve primarily as collateral for certain leases and are restricted as to withdrawal. Restricted investments are held in brokerage accounts in PalmSource’s name.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Costs related to internal use software are capitalized in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The Company capitalized $1.8 million and $0.5 million (unaudited) related to internal use software during the year ended May 31, 2003 and six months ended November 30, 2003, respectively. Depreciation and amortization are computed over the shorter of the estimated useful lives, lease or license terms on a straight-line basis (generally three to five years).

Goodwill

PalmSource adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets on June 1, 2001, and upon adoption, reclassified acquired workforce to goodwill and ceased amortization of goodwill. PalmSource evaluates the recoverability of goodwill annually, or more frequently if there are indicators such assets may be impaired.

Long Lived Assets

Long lived assets, including identifiable intangible assets and property and equipment, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable based on the estimated undiscounted future cash flows resulting from the use of the assets and its eventual disposition. When any such impairment exists, the related assets are written down to fair value.

Identifiable intangible assets are amortized using the straight-line method over estimated useful lives ranging from six months to three years.

Software Development Costs

Costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized in accordance with SFAS No. 86, Computer Software To Be Sold, Leased, or Otherwise Marketed. PalmSource believes its current process for developing software is essentially completed concurrent with the product launch; accordingly, no costs have been capitalized to date.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Equity Investments

Investments in equity securities with readily available fair values are classified as available-for-sale and recorded at cost with subsequent unrealized gains or losses included as a component of other comprehensive income (loss). Investments in equity securities whose fair values are not readily available and for whom PalmSource does not have the ability to exercise significant influence over the investee’s operating and financial policies are recorded at cost. PalmSource evaluates its investments in equity securities on a regular basis and records an impairment charge to interest and other income (expense) when the decline in the fair value below the cost basis is judged to be other-than-temporary. For these investments, management reviews the company’s cash position, recent financing activities, financing needs, earnings/revenue trends, operational performance, management/ownership changes and competition to determine whether a decline in fair value is other than temporary. At May 31, 2003 and November 30, 2003 (unaudited), PalmSource had one investment in a privately held company with a fair value of $0.8 million included in other assets. The Company recognized a charge of $3.2 million during the year ended May 31, 2003 and the six months ended November 30, 2002 for an other-than-temporary impairment of this investment.

Palm, Inc. Net Investment (Deficit)

Palm net investment (deficit) represents Palm’s cumulative net cash and net asset transfers to PalmSource. That portion of receivable from related parties applicable to Palm represents the uncollected amount due to PalmSource principally for royalties due under the terms of the software license agreement with Palm and for professional services provided to Palm. Payable to Palm represents the net amount due to Palm for centralized legal, accounting, treasury, real estate, information technology and other Palm corporate services and infrastructure costs.

Revenue Recognition

The Company’s revenue recognition policy is in accordance with Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended. When contracts contain multiple elements, wherein vendor specific objective evidence exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the “Residual Method” prescribed by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Arrangements. Vendor specific objective evidence of fair value is determined based on the price charged when the same element is sold separately or the contractually stated renewal rate. License and royalty revenue consists principally of revenue earned under software license agreements with manufacturers of hand-held devices. License and royalty revenue is recognized when a signed contract exists, the software has been shipped or electronically delivered, the license fee is fixed or determinable, and collection of the resulting receivable is probable. License and royalty revenues are generally recognized on a per-unit or net sales basis in the period information is reported by licensees, generally the month or quarter subsequent to the period of sale by the licensee. Upfront license fees from subscription license agreements are generally recognized ratably over the term of the subscription period. When arrangements include bundled professional services and the pattern of performance over the term of the agreement is not discernable or if an arrangement includes ongoing support for which vendor specific objective evidence of fair value does not exist, the entire fee is recognized ratably over the term of the arrangement. Arrangements generally do not allow for product returns and PalmSource has no history of product returns. Accordingly, no allowance for returns has been

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

provided. Revenue from minimum commitment and other arrangements payable on extended payment terms are recognized in the period the payment becomes due. If an arrangement includes specified upgrade rights for which sufficient vendor specific objective evidence of fair value does not exist, revenue is deferred until the specified upgrade has been delivered.

Support and service revenue consists primarily of fees for providing unspecified software updates when and if available and technical support for software products. Support revenue is deferred and recognized ratably over the term of the agreement. Service revenue consists primarily of fees received for providing product development, engineering services, consulting and training to licensees and, to a lesser extent, to third-party application developers. Service revenue is generally billed on a time-and-materials basis, and revenue is generally recognized as the services are performed.

PalmSource has recognized license and royalty fees based upon the shipment of Palm’s products which incorporate PalmSource’s software and maintenance and support fees from Palm since December 3, 2001, the effective date of the software license agreement with Palm.

Advertising

Advertising costs consist of direct expenses and allocations from Palm, are expensed as incurred and were $0.2 million, $0.3 million and $1.8 million for fiscal years 2001, 2002 and 2003, and were $0.5 million (unaudited) and $1.0 million (unaudited) for the six months ended November 30, 2002 and 2003, respectively.

Restructuring Costs

Effective for calendar year 2003, in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which supercedes Emerging Issues Task Force Issue (“EITF”) No. 94-3, Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring), PalmSource records liabilities for costs associated with exit or disposal activities when the liability is incurred instead of at the date of commitment to an exit or disposal activity. Prior to calendar year 2003, in accordance with EITF No. 94-3, the Company accrued for restructuring costs on commitment to a firm exit plan that specifically identified all significant actions to be taken. PalmSource records initial restructuring charges based on assumptions and related estimates it deems appropriate for the economic environment at the time these estimates are made. PalmSource reassesses restructuring accruals on a quarterly basis to reflect changes in the costs of the restructuring activities, and records new restructuring accruals as liabilities are incurred.

Separation Costs

Separation costs consist of costs related to the separation of PalmSource from Palm and the proposed distribution of the outstanding shares of PalmSource’s common stock to Palm’s stockholders, such as consulting and professional fees. In addition, separation costs include allocated costs related to Palm’s separation from 3Com, based on the allocation methodology for Palm corporate expenses. (See Note 14, Transactions with Palm.)

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

For periods prior to the Separation Date until the distribution on October 28, 2003, PalmSource’s operating results have been included in Palm’s consolidated U.S. income tax return and consolidated, combined or unitary state income tax returns and in tax returns of certain foreign subsidiaries. The provision for income taxes in PalmSource’s combined and consolidated financial statements has been determined on a separate-return basis for all periods. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized by the Company. Prior to July 27, 2000, Palm’s operating results were included in certain 3Com-consolidated U.S., state, and foreign income tax returns.

Foreign Currency Translation

For foreign subsidiaries with their local currency as their functional currency, assets and liabilities are translated to U.S. dollars, at year-end exchange rates as of the balance sheet date, and revenues, expenses, gains and loses are translated at average exchange rates during the year. Resulting foreign currency translation adjustments are included as a component of other comprehensive income (loss).

For PalmSource entities with the U.S. dollar as the functional currency, foreign currency denominated assets and liabilities are translated to U.S. dollars at the year-end exchange rates except for non-monetary balance sheet items, which are translated at historical exchange rates. Gains or losses resulting from foreign currency translation of $0, $0.1 million and $0.4 million in fiscal years 2001, 2002 and 2003 and $37,000 (unaudited) and $0.5 million (unaudited) at November 30, 2002 and 2003, respectively, are included in interest and other income (expense) in the combined and consolidated statements of operations.

Stock-Based Compensation

PalmSource employees participate in Palm and PalmSource employee stock plans, which are described more fully in Note 9, Stockholders’ Equity. The Company accounts for activity under its stock plans using the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation (“FIN”) No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25) and has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. PalmSource accounts for stock-based compensation relating to equity instruments based on the fair value of options or warrants estimated using the Black-Scholes option valuation model on the date of grant and re-measured until the measurement date in compliance with the EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Compensation expense is amortized using the multiple option approach in compliance with FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

Under APB No. 25, the Company generally recognizes no compensation expense with respect to shares issued under Palm’s employee stock purchase plan and options granted to

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

PalmSource employees under Palm’s and PalmSource’s stock option plans, collectively called “options.” Concurrently, the Palm and PalmSource stock option plans also allows for the issuance of restricted stock awards, under which shares of Palm and PalmSource common stock are issued at par value to key PalmSource employees, subject to vesting restrictions, and for which compensation expense equal to the fair market value on the date of the grant is amortized over the vesting period.

Pursuant to FIN No. 44, options assumed in a purchase business combination are valued at the date of acquisition at their fair value calculated using the Black-Scholes option valuation model. The fair value of the assumed options is included as part of the purchase price. The intrinsic value attributable to the unvested options is recorded as unearned stock-based compensation and amortized over the remaining vesting period of the related options. Options assumed by Palm related to the business combination made on behalf of PalmSource subsequent to July 1, 2000 (the effective date of FIN No. 44) have been accounted for pursuant to FIN No. 44 and reflected in the financial statements of PalmSource as a component of net assets transferred from Palm related to business acquisitions. Subsequent amortization of deferred stock-based compensation by Palm has been reflected in the financial statements of PalmSource as transfer of stock-based compensation from Palm and included in the operating results of PalmSource.

The following table illustrates the effect on net loss and net loss per share if PalmSource had elected to recognize stock-based compensation expense based on the fair value of the options granted at the date of grant as prescribed by SFAS No. 123. For the purposes of this disclosure, the estimated fair value of the options and restricted stock are assumed to be amortized to expense over the vesting periods, using the multiple option approach.

(In thousands, except per share amounts)	Years Ended May 31,			Six Months Ended November 30,
	2001	2002	2003	2002	2003
Net loss, as reported	$(84,018)	$(51,247)	$(21,760)	$(19,054)	$(12,911)
Add: Stock-based compensation included in reported net loss	1,236	1,800	1,597	945	3,573
Less: Stock-based compensation expense determined under fair value method for all awards	(27,900)	(22,289)	(10,931)	(15,108)	6,225

Pro forma net loss	$(110,682)	$(71,736)	$(31,094)	$(33,217)	$(3,113)

Net loss per share, as reported—basic and diluted	$(8.40)	$(5.12)	$(2.18)	$(1.91)	$(1.28)

Pro forma net loss per share—basic and diluted	$(11.07)	$(7.17)	$(3.11)	$(3.32)	$(0.31)

The reversal of stock-based compensation expense of $6.2 million determined under the fair value method for the six months ended November 30, 2003 was primarily due to the cancellation of Palm options to PalmSource employees on the distribution date and the cancellation of options to certain key executives in connection with the voluntary stock option exchange program (see Note 9, Stockholders’ Equity).

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 123 allows the use of option valuation models that were not developed for use in valuing employee stock options. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because options held by PalmSource employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of these options. See Note 9, Stockholders’ Equity, for a discussion of the assumptions used in the option valuation model and estimated fair value for employee stock options.

Net Loss Per Share

For periods prior to the distribution of all of the outstanding shares of PalmSource’s common stock owned by Palm to Palm’s stockholders on October 28, 2003, basic and diluted net loss per share amounts have been computed by dividing the net loss for the period by the 10,000,000 shares of PalmSource common stock outstanding after the incorporation of PalmSource in Delaware, adjusted for the re-capitalization of the authorized and outstanding Series A preferred stock into Class C Common Stock, the 1,000-for-1 conversion of the PalmSource common stock held by Palm and the one for five reverse stock split. (See Note 1, Background and Basis of Presentation.)

Basic net loss per share is calculated based on the weighted average shares of common stock outstanding during the period, excluding shares of restricted stock subject to repurchase. Diluted net loss per share is calculated based on the weighted average shares of common stock outstanding and shares of common stock equivalents. Common stock equivalents consist of stock options and common stock subject to repurchase, calculated using the treasury stock method, and convertible preferred stock, calculated using the if-converted method. Diluted net loss per share does not include outstanding Palm options held by PalmSource employees, as these are not options to purchase PalmSource stock. The following weighted average stock options and outstanding shares of convertible preferred stock and restricted stock were excluded from the calculation of diluted net loss per share because the effect would have been anti-dilutive for the years ended May 31, 2001, 2002 and 2003 of none, 99,000 and 1,604,000, respectively.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net loss plus net unrealized gain (loss) on investments and accumulated foreign currency translation adjustments.

Effects of Recent Accounting Pronouncements

In November 2002, the EITF reached a consensus on EITF No. 00-21, Revenue Arrangements with Multiple Deliverables, which provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The adoption of EITF No. 00-21 impacted the Company’s financial position and results of operations as disclosed in Note 3, Acquisitions and Dispositions.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2002, the Financial Accounting Standards Board (“FASB”) issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements of FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. PalmSource adopted this interpretation during the third quarter of fiscal year 2003, which had no impact on the Company’s historical financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, an amendment of SFAS No. 123, to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock-based employee compensation. In addition, it amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. PalmSource adopted this statement in fiscal year 2003, which had no impact on the Company’s historical financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. In general, a variable interest entity (“VIE”) is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE’s activities or is entitled to receive a majority of the VIE’s residual returns or both. The consolidation requirements of FIN No. 46 are effective immediately for VIEs created after January 31, 2003. The consolidation requirements for older VIEs are effective for financial statements of interim or annual periods beginning after June 15, 2003. However, in October 2003, the FASB deferred the effective date of FIN 46 for older VIEs to the end of the first interim or annual period ending after December 15, 2003. Certain of the disclosure requirements are effective for all financial statements issued after January 31, 2003, regardless of when the VIE was established. The adoption of FIN No. 46 did not have a material impact on the Company’s financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly and clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component. SFAS No. 149 also amends the definition of an underlying to conform it to language used in FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions. The adoption

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of SFAS No. 149 did not have an impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that falls within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, which for PalmSource is the second quarter of fiscal year 2004. The adoption of SFAS No. 150 did not have a material impact on the Company’s historical financial position or results of operations.

Note	3. Acquisitions and Dispositions

Acquisitions

During the second quarter of fiscal year 2002, Palm completed its purchase of specified assets of Be Incorporated (“Be”), including substantially all of Be’s intellectual property and other technology assets. The assets acquired were assumed to have been contributed to the Company by Palm at the date of acquisition. Be was a provider of software solutions designed specifically for Internet appliances and digital media. In addition to the asset purchase, Palm hired a substantial majority of Be’s engineers to work for the PalmSource business. Potential benefits of the acquisition include the possibility of integrating Be’s operating system technology into future versions of the Palm OS to provide greater Internet, communications and multimedia capability. The total purchase price of $12.2 million consisted of $11.0 million of Palm common stock (205,223 shares issued, as adjusted for Palm’s October 2002, 1-for-20 reverse stock split) and $1.2 million of direct transaction costs. The transaction was accounted for as a purchase pursuant to SFAS No. 141, Business Combinations. Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill related to the acquisition is not amortized and will be tested at least annually for impairment. The goodwill for the Be acquisition is deductible for tax purposes. The consolidated financial statements include the operating results of the business from the date of acquisition. Pro forma results of operations have been presented below as if this acquisition had occurred at the beginning of the year ended May 31, 2001.

During the fourth quarter of fiscal year 2001, Palm completed the acquisition of peanutpress.com, Inc. (“peanutpress”). The total purchase price of $5.3 million consisted of $5.0 million of cash and $0.3 million of direct transaction costs. Total liabilities assumed in the transaction of $0.1 million included accounts payable, accrued liabilities, and contractual commitments. The net assets acquired (excluding cash acquired) were assumed to have been contributed to the Company by Palm at the date of acquisition. peanutpress was a provider of eBooks and Internet-based content management services. peanutpress developed, archived, hosted, and securely distributed eBook collections on behalf of publishers of books. This acquisition has been accounted for using the purchase method of accounting under APB No. 16, Business Combinations. Approximately $0.2 million of the purchase price of peanutpress represented purchased in-process technology that had not yet reached technological feasibility, had no alternative future use and was charged to operations. Pro forma results of operations have been presented below as if this acquisition had occurred at the beginning of the periods presented.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the third quarter of fiscal year 2001, Palm completed the acquisition of WeSync.com, Inc. (“WeSync”). The total purchase price of $46.1 million consisted of $39.5 million of cash, $5.8 million of stock options assumed and direct transaction costs of $0.8 million. The net assets acquired (excluding cash acquired) were assumed to have been contributed to the Company by Palm at the date of acquisition. WeSync was a provider of wireless synchronization technologies. WeSync’s technologies enabled work and personal groups using the company’s free web-based service to share and synchronize changes to calendars and contacts on handhelds running the Palm operating system and PCs. This acquisition has been accounted for using the purchase method of accounting under APB No. 16, Business Combinations. Pro forma results of operations have been presented below as if this acquisition had occurred at the beginning of the periods presented.

The purchase prices were allocated based on the valuations, generally using a discounted cash flow approach, of purchased core technology, purchased in-process technology, non-compete covenants, assembled workforce and other identifiable intangible assets as follows (in thousands):

	Be	peanutpress	WeSync
Core technology	$800	$940	$6,280
Non-compete covenants	780	90	60
Assembled workforce	—	480	710
Publisher relationships	—	710	—
Purchased in-process technology	—	210	—
Net tangible assets (including cash acquired and retained by Palm of $0, $0, and $106, respectively)	—	77	—
Deferred stock-based compensation	—	—	2,759
Goodwill	10,570	2,782	36,340

Purchase price	$12,150	$5,289	$46,149

Identifiable intangible assets are being amortized over periods ranging from six months to three years. Under APB No. 16, acquired workforce was identified in the purchase price allocations for peanutpress, and WeSync and upon the adoption of SFAS No. 142 has been reclassified to goodwill. (See Note 5, Goodwill and Other Intangible Assets.)

The following unaudited pro forma results of operations present the combined results of operations of PalmSource and as if the acquisition had occurred as of the beginning of the period presented. These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill and other intangible assets and the elimination of amounts paid to Be for professional services.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The historical results of PalmSource for fiscal year 2002 and the preacquisition period during five and half months ended November 12, 2001 for Be have been combined for purposes of presenting these unaudited pro forma results of operations. (In thousands, except per share data):

Year Ended May 31, 2002
(Pro Forma/ Unaudited)
Revenue	$44,950
Net loss	$(51,548)
Net loss per share—Basic and diluted	$(5.15)

These unaudited pro forma results of operations have been presented for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred at the beginning of the period presented, or which may result in the future. Unaudited pro forma net loss per share is calculated using common stock outstanding of 10,000,000 shares as adjusted for the one for five reverse stock split.

Dispositions

On August 29, 2003, PalmSource and PalmGear consummated certain transactions related to a stock purchase agreement, strategic alliance and service provider agreement and a brand license agreement between the parties. Prior to August 29, 2003, no pre-existing related party interest between PalmSource and PalmGear. In connection with the closing of the transactions, PalmSource sold its wholly-owned subsidiary whose assets comprised the Palm Digital Media product line to Palm Gear. In addition, as part of the strategic alliance, PalmGear agreed to support an online store, at PalmSource’s U.S. website, for Palm OS applications, and PalmSource provided PalmGear certain rights to a customer database. The initial term of the strategic alliance is three years. The total transaction fee from the above described transactions equaled $4.0 million. However, this amount is subject to a maximum $0.3 million contingent holdback based upon Palm Digital Media meeting certain financial metrics for the five month period ending January 31, 2004, thereby, resulting in current total proceeds of $3.7 million. In accordance with EITF No. 00-21, Revenue Arrangements with Multiple Deliverables, PalmSource concluded that the entire arrangement represents a single unit of accounting as there is an undelivered element for which objective and reliable evidence of fair value does not exist. Accordingly, $3.3 million, representing net proceeds of $3.7 million less the book value of net assets of $0.4 million transferred to PalmGear, is being recognized ratably over the three-year term of the arrangement. In addition, PalmSource is guaranteed additional future minimum fees from the strategic alliance and service provider agreement of $1.4 million over the three-year term of the arrangement.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4.    Balance Sheet Detail

Property and equipment, net, consist of the following (in thousands):

	May 31, 2002	May 31, 2003	November 30, 2003
			(Unaudited)
Equipment and internal use software	$5,274	$7,664	$7,960
Leasehold improvements	261	871	880
Furniture and fixtures	326	338	264

Total	5,861	8,873	9,104
Accumulated depreciation and amortization	(3,469)	(5,454)	(6,219)

	$2,392	$3,419	$2,885

Depreciation and amortization expense related to property and equipment was $1.3 million, $1.6 million, and $2.2 million for the years ended May 31, 2001, 2002, and 2003, and $0.8 million (unaudited) and $1.1 million (unaudited) for the six months ended November 30, 2002 and 2003, respectively.

Other accrued liabilities consist of the following (in thousands):

	May 31, 2002	May 31, 2003	November 30, 2003
			(Unaudited)
Payroll and related expenses	$2,719	$2,730	$4,035
Accrued legal expenses	357	3,414	1,903
Guarantee of fair value of Palm restricted stock	708	1,750	—
Other	1,067	1,321	2,158

Total	$4,851	$9,215	$8,096

Note 5.    Goodwill and Other Intangible Assets

PalmSource adopted SFAS No. 142, Goodwill and Other Intangible Assets, on June 1, 2001. On adoption, PalmSource determined that its operations represent a single reporting unit. During the year ended May 31, 2002, PalmSource completed the transitional and annual impairment tests, and determined the fair value to exceed the carrying amount and that no impairment of goodwill was indicated.

Intangible assets consist of the following (in thousands):

	Amortization Period	Gross Carrying Amount	May 31, 2002		May 31, 2003
			Accumulated Amortization	Net	Accumulated Amortization	Net
Core technology	24-48 months	$14,849	$(9,930)	$4,919	$(14,223)	$626
Non-compete covenants	6-24 months	930	(356)	574	(767)	163
Publisher relationships	36 months	710	(286)	424	(523)	187
Other	36 months	1,100	(1,100)	—	(1,100)	—

		$17,589	$(11,672)	$5,917	$(16,613)	$976

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited:

	Amortization Period	Gross Carrying Amount	November 30, 2003
			Accumulated Amortization	Net
			(Unaudited)	(Unaudited)
Core technology	24-48 months	$13,909	$13,664	$245
Non-compete covenants	6-24 months	840	840	—
Publisher relationships	36 months	—	—	—
Other	36 months	1,100	1,100	—

		$15,849	$15,604	$245

There was no change in the gross carrying amount of intangible assets from May 31, 2002 to May 31, 2003. All of PalmSource’s identifiable intangible assets are subject to amortization. On adoption of SFAS No. 142 on June 1, 2001 acquired workforce was reclassified as goodwill and no longer amortized.

Estimated future amortization expense of identifiable intangible assets is $0.1 million (unaudited) and $0.3 million (unaudited) for the remaining six months ending May 31, 2004 and year ending May 31, 2005, respectively.

The changes in the carrying amount of goodwill are as follows (in thousands):

Balance as of May 31, 2001	$40,783
Reclassification of acquired workforce	1,492

Balance as of June 1, 2001	42,275
Goodwill acquired during the period	10,570

Balance as of May 31, 2002	52,845
Goodwill acquired during the period	—

Balance as of May 31, 2003	52,845
Goodwill acquired during the period*	—

Balance as of November 30, 2003*	$52,845

*	Unaudited

Had the provisions of SFAS No. 142 been applied for the year ended May 31, 2001, PalmSource net loss and net loss per share would have been as follows (in thousands, except per share amounts):

Year Ended May 31, 2001
Net loss, as reported	$(84,018)
Add back amortization:
Goodwill	5,406
Acquired workforce	692

Adjusted net loss	$(77,920)

Net loss per share:
Net loss per share—basic and diluted, as reported	$(8.40)
Add back amortization of goodwill and acquired workforce	0.61

Adjusted net loss per share—basic and diluted	$(7.79)

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net loss per share has been calculated using common stock outstanding of 10,000,000 shares as adjusted for the one for five reverse stock split for each period presented.

Note 6.    Debt (Unaudited)

In October 2003, the Company entered into an agreement with Silicon Valley Bank for a $15.0 million revolving line of credit. Borrowings under the line of credit are to be repaid on or before October 10, 2005 and bear interest at the Company’s option at either the prime rate plus 1.75% per annum or LIBOR plus 4.75% per annum. Borrowings under the line of credit are collateralized by substantially all of the Company’s assets except for the Company’s intellectual property. The agreement requires the Company to maintain certain non-financial covenants and financial covenants, which require the Company to maintain minimum amounts of revenue, profitability, cash, and liquidity. At November 30, 2003, no borrowings were outstanding under the line of credit.

Following the distribution, PalmSource issued a $15.0 million convertible subordinated note to Texas Instruments, Inc. (“Texas Instruments”), bearing interest at 5% per annum and due December 6, 2006. The note does not require collateral but contains a list of events that will constitute a default resulting in the note becoming immediately due and payable. The note is convertible into PalmSource common stock at the option of the holder at any time on or before December 6, 2006 at a rate of 8.3654 shares of common stock for each $1,000 in principal. (See Note 14, Transactions with Palm.)

Note 7.    Commitments

PalmSource’s facilities are leased under operating leases expiring at various dates through September 2005. Certain facility leases have renewal options with rentals based upon changes in the Consumer Price Index or the fair market rental value of the property. Future minimum lease payments are $0.9 million, $1.4 million and less than $0.1 million for the remaining six months ending May 31, 2004, and years ending May 31, 2005 and 2006, respectively. Rent expense was $4.4 million, $6.4 million, and $4.0 million for the years ended May 31, 2001, 2002 and 2003, and $3.0 million (unaudited) and $1.5 million (unaudited) for the six moths ended November 30, 2002 and 2003, respectively.

In June 2002, PalmSource entered into two royalty agreements with third-party vendors for certain licensed technology which include minimum commitments. In December 2003, one of these royalty agreements was renegotiated and the minimum commitment was eliminated. Future minimum commitments under these agreements are $0.1 million, $0.5 million, $0.5 million, $0.5 million, $0.4 million and $0.3 million for the six months ending May 31, 2004 and for the years ending May 31, 2005, 2006, 2007, 2008 and thereafter, respectively.

PalmSource has certain payments due to palmOne under the business services and other agreements that were entered into with Palm in connection with the separation. The agreements with Palm also include certain indemnifications, including indemnifications of Palm under the tax sharing agreement, of any tax liability incurred by Palm on account of the sale of PalmSource’s common stock in connection with the distribution. The terms of such indemnification provide for no limitation for the maximum potential payments for such obligations and accordingly the maximum potential amount of future payments is undeterminable at this time. The Company has not been notified of any claims under these

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

indemnifications and has no liabilities recorded for these indemnifications as of May 31, 2003 and November 30, 2003 (unaudited). (See Note 14, Transactions with Palm.)

In July 2002, Palm engaged Morgan Stanley to provide it with advice and assistance in connection with a possible separation of PalmSource. In accordance with the amended and restated separation agreements, PalmSource is required to pay the fees due to Morgan Stanley in connection with this engagement. At November 30, 2003, $3.3 million (unaudited) in fees was included in accrued liabilities.

In August 2002, Palm engaged Needham & Company, Inc. to provide it with advice and assistance in connection with a possible separation of PalmSource. In accordance with the amended and restated separation agreements, PalmSource is required to pay the fees due to Needham & Company, Inc. in connection with this engagement. At November 30, 2003, $0.4 million (unaudited) in fees was included in accrued liabilities.

Under the indemnification and warranty provisions of the Company’s standard software license agreements, the Company agrees to defend the licensee against third-party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the licensee. The Company has never incurred significant expense under its product or services indemnifications or warranty provisions. As a result, the Company believes the estimated fair value on these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of May 31, 2003 or November 30, 2003 (unaudited).

As permitted under Delaware law, the Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. These indemnification agreements were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002, however, new directors added under these arrangements will not be grandfathered. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, the Company had no liabilities recorded for these agreements as of November 30, 2003 (unaudited).

The Company had made certain acquisitions prior to the adoption of FIN No. 45. As part of an acquisition, the Company acquires all of a company’s stock or all of its assets and liabilities including assuming certain indemnification obligations that took place prior to the date of acquisition. The maximum potential amount of future payments the Company could be required to make for such obligations is undeterminable at this time. All of these obligations were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. Accordingly, the Company had no liabilities recorded for these obligations as of November 30, 2003.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8.    Redeemable Convertible Preferred Stock

PalmSource’s board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of ownership. In December 2001, PalmSource issued 50,000 shares of Series A preferred stock to Palm. Effective May 9, 2002, PalmSource’s board of directors authorized a re-capitalization of the authorized and outstanding Series A preferred stock into common stock and a simultaneous 1,000-for-1 stock split, resulting in 50,000,000 shares of PalmSource common stock issued and outstanding and owned by Palm, which was re-capitalized as 10,000,000 shares of PalmSource common stock via the one for five reverse stock split.

On October 7, 2002, Sony invested $20.0 million purchasing 3,333,333 shares of the Company’s Series A redeemable convertible preferred stock (“Series A”) at a purchase price of $6.00 per share, representing a 6.25% interest in PalmSource. PalmSource’s board of directors had designated 10,000,000 shares of the authorized 50,000,000 of preferred stock as Series A. In connection with the sale of Series A the Company entered into a registration rights agreement pursuant to which Sony has registration rights with respect to the shares of common stock into which the shares of Series A are convertible. The holders of Series A have various rights and preferences as follows:

Voting:    Holders of Series A are entitled to the number of votes equal to the equivalent number of shares of common stock into which the Series A is convertible and vote together as one class with the holders of Class A common stock.

Dividends:    Holders of Series A are entitled to receive a proportionate share of any dividend declared by the board of directors as though the holders of the Series A were the holders of an equivalent number of shares of common stock into which the Series A is convertible. No dividends on the redeemable convertible preferred stock or common stock have been declared by the board of directors since inception.

Liquidation:    In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company’s common stock and redeemable convertible preferred stock own less than 50% of the resulting voting power of the surviving entity, but excluding a tax free spin-off, the holders of Series A as a class will be entitled to receive in preference to the common shareholders $6.00 per preferred share. In the event that funds are insufficient to pay the full preferential amounts entitled, then the assets and funds of the Company will be distributed ratably among the holders of Series A. Any remaining assets and funds of the Company after the distribution of the preferential amounts to Series A shall be distributed ratably to the common shareholders.

Redemption:    Outside certain preferences granted upon liquidation which result in the classification of the Series A as redeemable, the holders of the Series A have no redemption rights.

Conversion:    Each share of Series A shall be convertible to nonassessable shares of Class A common stock at the option of the holder at any time after the date of issuance of such share. The initial conversion price was $6.00 per share which became $30.00 per share based on the one for five reverse stock split. In addition, each share of Series A shall automatically be converted into shares of Class A common stock at the effective conversion price immediately

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

prior to a tax-free spin-off, upon the closing of a firm commitment underwritten public offering, or at the election by 75% of the holders. Subsequent to conversion, holders of Class A common stock are entitled to certain deemed registration rights for sale in the public market.

Unaudited:    The shares of Series A were automatically converted into 666,666 shares of the Company’s common stock immediately prior to the October 28, 2003 distribution of PalmSource’s common stock by Palm to Palm’s stockholders.

Note 9.    Stockholders’ Equity

On the distribution date, the Company’s Board of Directors approved the Amended and Restated Certificate of Incorporation, which amended the number of shares of common stock authorized for issuance to 100,000,000 share and the number of shares of preferred stock authorized for issuance to 5,000,000 shares.

Common Stock

On June 30, 2003, the Company’s Board of Directors approved a one-for-five reverse stock split of the issued and outstanding shares of Class C common stock of the Company. The one-for-five reverse stock split was effected on September 22, 2003. Shares outstanding have been retroactively adjusted for periods presented prior to September 22, 2003.

The holders of PalmSource’s common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the preferences that may be applicable to any outstanding preferred stock, the holders of the Company’s common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by PalmSource’s board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up, the holders of PalmSource’s common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of PalmSource’s common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to PalmSource’s common stock.

Employee Stock Purchase Plan

Prior to the distribution date, eligible PalmSource employees could contribute up to 10% of their compensation, as defined in the Palm Employee Stock Purchase Plan, towards the purchase of shares of Palm common stock at a price of 85% of the lower of the fair market value at the beginning of the 2-year offering period or the end of each six-month purchase period. The Palm employee stock purchase plan provided for annual increases in the number of shares available for issuance on the first day of each fiscal year equal to the lesser of 2% of the outstanding shares of common stock on the first day of the fiscal year, 500,000 shares, or a lesser amount as may be determined by the Palm board of directors. As of the distribution date, PalmSource employees ceased to be employees of Palm or a subsidiary of Palm and in accordance with the terms of the plan, their right to purchase shares under the Palm Employee Stock Purchase Plan terminated and any amounts withheld will be refunded.

On June 30, 2003, the Company’s Board of Directors adopted the PalmSource 2003 Employee Stock Purchase Plan (“ESPP”). The ESPP provides eligible employees, including

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

employees of participating subsidiaries, with the opportunity to purchase shares of the Company’s common stock through payroll deductions. The ESPP is intended to qualify as an employee stock purchase plan under section 423 of the Internal Revenue Code. The Company has reserved a total of 400,000 shares of common stock, as adjusted for the one-for-five reverse stock split, and subject to annual increases beginning in 2005 for issuance pursuant to the ESPP.

Stock Option Plans

Certain eligible PalmSource employees have been granted options to purchase PalmSource common stock under PalmSource’s 2001 Stock Option Plan. These options are granted at prices not less than the fair market value at date of grant, typically vest over a one- to four-year period and expire ten years after the date of grant. PalmSource’s stock option plan also allows for the issuance of restricted stock awards, under which shares of common stock may be issued at par value to key employees, subject to vesting restrictions. For restricted stock awards, compensation expense equal to the fair market value on the date of the grant is recognized over the vesting period. To the extent that PalmSource grants restricted stock in the future, compensation expense will be recognized as the granted shares vest. No PalmSource restricted stock awards had been granted as of May 31, 2003. The maximum aggregate number of shares that may be subject to option and sold under the Plan is 2,000,000 shares as adjusted for the one for five reverse stock split prior to the distribution date, of the issued and outstanding shares of common stock.

On June 30, 2003, the Company’s Board of Directors approved the adoption of the PalmSource 2003 Equity Incentive Plan and the termination of the 2001 Stock Option Plan effective as of August 1, 2003. The Equity Incentive Plan provides for the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units and (5) performance shares. The Company has reserved a total of 3,626,294 shares of its common stock, as adjusted for the one-for-five reverse stock split, and subject to annual increases beginning in 2005 for grant under the Equity Incentive Plan, which includes shares that have been reserved but not granted pursuant to options under PalmSource’s 2001 Stock Plan and any shares returned to PalmSource’s 2001 Stock Plan as a result of the termination of options or the repurchase of unvested shares issued under the 2001 Stock Plan. For the six months ended November 30, 2003, 1,728,000 options (unaudited) were granted.

Certain PalmSource employees hold options to purchase shares of Palm common stock granted under the Palm Stock Option Plan. Under the Palm Stock Option Plan, options are generally granted at not less than the fair market value at date of grant, typically vest over a one- to four-year period and expire ten years after the date of grant. The Palm Stock Option Plan also allows for the issuance of restricted stock awards, under which shares of common stock are issued at par value to key employees, subject to vesting restrictions. For restricted stock awards, compensation expense equal to the fair market value on the date of the grant is recognized over the vesting period. During the years ended May 31, 2001, 2002 and 2003 PalmSource recognized compensation expense of $1.0 million, $1.8 million and $2.1 million, respectively, related to Palm restricted stock grants, including the guarantee of fair value of Palm restricted stock. As of the distribution date PalmSource employees ceased to be employees of Palm or a subsidiary of Palm and in accordance with the terms of the plan, employees who had Palm restricted stock grants forfeited the unvested portion of such grants at the distribution date.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of the distribution date, PalmSource employees ceased to be employees of Palm or a subsidiary of Palm, and in accordance with the terms of the Palm Stock Option Plan, PalmSource employees who have Palm stock options forfeited the unvested portion of such stock options on that date. The number of shares and the exercise price of vested Palm stock options held by PalmSource employees were adjusted at the distribution date using a conversion formula. The adjustment of the vested portion of Palm options were done in such a manner that (1) the aggregate intrinsic value of the options immediately before and after the distribution are the same, and (2) the ratio of the exercise price per option to the market value per share is not reduced. In accordance with the terms of the Palm Stock Option Plan, PalmSource employees will generally have three months from the distribution date to exercise adjusted vested Palm stock options.

The following table summarizes the activity of options held by PalmSource employees under the Palm and PalmSource stock option plans. PalmSource shares and weighted average exercise prices have been adjusted for the one for five reverse stock split of the issued and outstanding shares of common stock (in thousands, except exercise price):

	Palm stock options		PalmSource stock options
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding, May 31, 2000	114	$691.19	—	$—
Granted	311	351.69	—	—
Exercised	(28)	308.45	—	—
Cancelled	(39)	605.82	—	—

Outstanding, May 31, 2001	358	435.54	—	—
Granted	305	91.96	1,189	40.00
Exercised	(1)	11.62	—	—
Cancelled	(189)	402.59	—	—

Outstanding, May 31, 2002	473	228.38	1,189	40.00
Granted	342	14.10	9	30.00
Exercised	(1)	12.81	—	—
Cancelled	(193)	207.27	(120)	40.00

Outstanding, May 31, 2003	621	$117.47	1,078	$39.92

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of Palm stock options held by PalmSource employees under the Palm Stock Option Plans (in thousands, except exercise price) as of May 31, 2003 is as follows:

	Outstanding			Exercisable
Range of exercise price	Number of shares	Weighted average exercise price	Weighted average contractual life (in years)	Number of shares	Weighted average exercise price
$8.80 to $13.59	56	$11.84	9.54	1	$10.41
$13.80 to $13.80	203	13.80	9.23	46	13.80
$14.00 to $72.00	72	35.72	9.14	9	64.21
$72.80 to $72.80	45	72.80	8.49	45	72.80
$75.00 to $104.80	116	103.13	8.19	111	104.24
$154.00 to $1,187.50	129	401.96	7.05	103	378.92

$8.80 to $1,187.50	621	$117.47	8.55	315	$175.23

PalmSource stock options outstanding as of May 31, 2003 include options to purchase 1,078,000 shares of PalmSource common stock (adjusted for the one for five reverse stock split) at a weighted average exercise price of $39.92 per share, with a weighted average contractual life remaining of 8.95 years. As of May 31, 2003, 416,958 shares of PalmSource common stock (adjusted for the one for five reverse stock split) were exercisable at an exercise price of $40.00 per share. PalmSource granted 1.7 million shares and cancelled 1.0 million shares during the six months ended November 30, 2003, with weighted average exercise price of $36.30 and $39.99, respectively.

Restricted Stock

On August 4, 2003, the Company, pursuant to the Board of Directors’ approval on June 30, 2003, issued restricted stock to certain key executives of the Company through a voluntary stock option exchange program, an option waiver program and a restricted stock bonus program.

Under the voluntary stock option exchange program, certain key executives were offered the opportunity to exchange outstanding stock option grants for restricted stock and replacement stock options. In connection with the program, 1,042,000 stock options, as adjusted for the one-for-five reverse stock split, were cancelled on August 4, 2003 and, on the same date, 689,490 shares of restricted stock with a purchase price equal to the par value of a share of PalmSource common stock were granted in exchange. In addition 713,914 replacement options are expected to be granted no sooner than the first business day that is at least six months and one day after the calculation date of the exchanged stock option grants, which took place on August 1, 2003, and no later than July 1, 2005. The per-share exercise price for new options will be the closing price of a share of PalmSource common stock on the date of grant.

Under the option waiver program, rights to 335,200 stock options that were to be granted to certain key executives were waived and 170,300 shares of restricted stock of the Company were issued with a purchase price equal to $0.001. In addition, the Company granted 419,415 new options with an exercise price equal to $36.50, the closing price of PalmSource common stock on the date of grant.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Additionally, on August 4, 2003, the Company granted to certain key executives, 73,175 shares of restricted stock with a purchase price equal to $0.001.

The issuance of the restricted stock grants to executives resulted in an aggregate of $14.0 million of unamortized stock-based compensation, which is being amortized as a non-cash compensation charge as the restrictions lapse (the vesting period). This restricted stock charge was calculated based on the intrinsic value of each share of restricted stock. The intrinsic value represents the difference between the imputed fair value of $14.98 per share of PalmSource stock on August 4, 2003 and the par value of each share of restricted stock of $0.001 per share. As there was no market for the PalmSource stock on August 4, 2003, the fair value of PalmSource common stock was determined based on the respective market price of Handspring and Palm common stock as of August 4, 2003 and the contractual exchange ratio defined by the Palm and Handspring merger agreement.

On November 7, 2003, the Company granted 30,572 shares of restricted stock to employees with a purchase price equal to $0.001. The issuance of the restricted stock grants to employees resulted in an aggregate of $1.1 million of unamortized stock-based compensation, which is being amortized as a non-cash compensation charge as the restrictions lapse (the vesting period). The restricted stock charge was calculated based on the closing price of PalmSource common stock on November 7, 2003.

The Company amortizes non-cash stock compensation charges over the vesting period using the multiple option approach in accordance with FIN No. 28. The above restricted stock awards vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. During the six months ended November 30, 2002 and 2003, the Company recognized stock compensation expense of $0 million (unaudited) and $3.6 (unaudited), respectively, related to the above restricted-stock grants.

In September 2001, the Company’s President and Chief Executive Officer received two restricted stock grants in aggregate of 7,500 shares of Palm common stock (as adjusted for Palm’s October 2002, 1-for-20 reverse stock split) under a two-year vesting schedule subject to vesting restrictions and a guarantee that the fair market value of the related 7,500 shares of Palm common stock would be at least $2.0 million at September 2003. The guaranteed amount is recorded ratably over the vesting period. As of May 31, 2003, the total fair market value of 7,500 shares of Palm common stock was approximately $0.1 million and $1.7 million was recorded as a liability related to this guarantee. Under the term of Mr. Nagel’s employment agreement, a cash payment was made on September 15, 2003 for approximately $1.9 million, the difference between $2.0 million and the fair market value of the 7,500 shares of Palm common stock on September 15, 2003.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 123 Assumptions and Fair Value

The fair value of each option grant during the years ended May 31, 2003, 2002 and 2001 reported above in Note 2, Significant Accounting Policies, was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

	Palm Stock Option Plans			Palm Employee Stock Purchase Plan			PalmSource Stock Option Plan
	2001	2002	2003	2001	2002	2003	2002	2003
Risk-free interest rate	4.9%	3.3%	2.4%	4.0%	3.4%	2.3%	3.5%	2.1%
Volatility	77%	100%	100%	77%	97%	99%	0%	0%
Option term (in years)	3.1	2.3	3.2	1.8	2.0	2.0	3.0	2.5
Dividend yield	0%	0%	0%	0%	0%	0%	0%	0%

Unaudited:

	Palm Stock Option Plans		Palm Employee Stock Purchase Plan		PalmSource Stock Option Plan		PalmSource Employee Stock Purchase Plan
	Period From June 1 to October 28		Period From June 1 to October 28,		Six Months Ended November 30,		Six Months Ended November 30,
	2002	2003	2002	2003	2002	2003	2002	2003
Risk-free interest rate	2.4%	1.5%	2.6%	2.1%	2.6%	2.7%	—	1.9%
Volatility	100%	100%	99%	100%	100%	100%	—	100%
Option term (in years)	3.07	2.0	2.0	2.0	3.5	3.8	—	1.9
Dividend yield	0%	0%	0%	0%	0%	0%	—	0%

The weighted average estimated fair value of Palm stock options granted during the years ended May 31, 2001, 2002 and 2003 was $209.52, $50.89 and $8.88 per share, respectively (as adjusted for Palm’s October 2002 1-for-20 reverse stock split). The weighted average estimated fair value of shares granted under the Palm Employee Stock Purchase Plan during the years ended May 31, 2001, 2002 and 2003 was $150.91, $32.10 and $14.73 per share, respectively, (as adjusted for Palm’s October 2002 1-for-20 reverse stock split). The weighted average estimated fair value of PalmSource stock options granted during the years ended May 31, 2002 and 2003 was $4.01 and $1.52 per share respectively (adjusted for PalmSource’s one for five reverse stock split).

Unaudited:    The weighted average estimated fair value of Palm stock options granted during the six months ended November 30, 2003 was $6.00 per share (as adjusted for Palm’s October 2002 1-for-20 reverse stock split). The weighted average estimated fair value of shares granted under the Palm Employee Stock Purchase Plan during the six months ended November 30, 2003 was $7.93 per share (as adjusted for Palm’s October 2002 1-for-20 reverse stock split). The weighted average estimated fair value of shares granted under the PalmSource Employee Stock Purchase Plan during the six months ended November 30, 2003 was $24.19 per share. The weighted average estimated fair value of shares granted under the PalmSource stock options granted during the six months ended November 30, 2003 was $24.67 per share, (as adjusted for PalmSource’s 1-for-5 reverse stock split).

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10.    Income Taxes

The Company has entered into a Tax Sharing Agreement with Palm. (See Note 14, Transactions with Palm.)

The income tax provision consists of the following (in thousands):

	Years Ended May 31,
	2001	2002	2003
Current:
Federal	$—	$—	$—
State	—	6	104
Foreign	9	3	1,966

Total current	9	9	2,070

Deferred:
Federal	—	329	306
State	—	83	44

Total deferred	—	412	350

Income tax provision	$9	$421	$2,420

The Company’s foreign taxes are primarily foreign withholding taxes on license revenue reported in the U.S. for which no credit is currently available against U.S. taxes due to the Company’s net loss position.

The income tax provision differs from the amount computed by applying the federal statutory income tax rate to loss before income taxes as follows:

	Years Ended May 31,
	2001	2002	2003
Tax computed at federal statutory rate	35.0%	35.0%	35.0%
Acquired in-process technology and non-deductible goodwill	(1.6)	(0.7)	(1.6)
Foreign taxes	—	—	(10.2)
Separation costs	—	—	(6.4)
Losses and credits not benefited	(33.3)	(34.9)	(28.4)
Other	(0.1)	0.2	(0.9)

Effective tax rate	0.0%	(0.8)%	(12.5)%

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The significant components of PalmSource’s deferred income tax assets are (in thousands):

	May 31, 2002	May 31, 2003
Deferred tax assets:
Reserves not currently deductible for tax purposes	$1,640	$1,004
Net operating loss carryforwards	59,733	60,349
Deferred expenses	9,040	10,066
Tax credit carryforwards	1,520	1,729
Deferred revenue	4,201	5,707
Other	822	3,299

Subtotal	76,956	82,154
Valuation allowance	(75,587)	(82,121)

Net deferred tax assets	1,369	33
Deferred tax liabilities:
Goodwill	(169)	(519)
Acquisition intangibles	(1,369)	(33)

Total net deferred tax liabilities	$(169)	$(519)

The valuation allowance reduces deferred tax assets to estimated realizable value due to PalmSource’s history of operating losses. The increase in the valuation allowance is $16.7 million and $6.5 million for the years ended May 31, 2002 and 2003, respectively.

The Company’s operating results historically have been included in Palm’s consolidated U.S. income tax return and consolidated, combined or unitary state income tax returns and in tax returns of certain foreign subsidiaries. The income tax provision in the Company’s combined and consolidated financial statements have been determined on a separate-return basis. Pursuant to the Company’s tax sharing agreement with Palm, approximately $65.4 million of deferred tax assets which arose prior to the formation of the Company as a legal entity on December 3, 2001 are deemed attributes of Palm.

Note 11.    Restructuring Charges

In the third quarter of fiscal year 2003, PalmSource recorded restructuring charges of $2.2 million related to restructuring actions which consisted of workforce reductions of approximately 60 regular employees, primarily in the U.S., facilities and property and equipment to be disposed of or removed from service. The charge was recorded as incurred in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Charges for employee workforce reductions were recorded upon employee notification for employees whose required continuing service period is 60 days or less. Restructuring charges relate to the implementation of a series of actions to better align the Company’s expense structure with its revenues. As of May 31, 2003, headcount reductions were essentially complete. The remaining accrued costs of $0.3 million (unaudited) were paid during the six months ended November 30, 2003.

In the fourth quarter of fiscal year 2002, PalmSource recorded restructuring charges of $1.8 million related to decisions and commitments made in that quarter. These restructuring

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

charges consist of workforce reduction costs and excess facilities charges. PalmSource recorded a charge of approximately $1.6 million related to lease commitments on excess facilities that PalmSource exited and removed from service in fiscal year 2003. PalmSource recorded approximately $0.2 million related to workforce reductions primarily related to severance, benefits and related costs due to the reduction of a small number of regular employees in Europe. As of May 31, 2003, headcount reductions were complete and the lease commitments have expired. The adjustment of $0.1 million is due to changes from the original estimate in the settlement of the lease commitments on excess facilities.

In the second quarter of fiscal year 2002, PalmSource reduced its cost structure and recorded charges of $0.2 million for these actions. The second quarter fiscal year 2002 restructuring charge consisted of workforce reduction costs across all geographic regions. Workforce reductions affected approximately ten regular employees. As of May 31, 2003, the headcount reductions were complete.

In the fourth quarter of fiscal year 2001, PalmSource recorded restructuring charges of $2.2 million which consisted of workforce reduction costs of $2.0 million across all geographic regions and costs related to lease commitments of $0.2 million on excess facilities. These workforce reductions affected approximately 45 regular employees. As of May 31, 2002, the headcount reductions were essentially complete and excess facilities had been exited.

Cost reduction actions initiated in the fourth quarter of fiscal year 2001 and the second and fourth quarters of fiscal year 2002 are substantially complete. Cost reduction actions initiated in the third quarter of fiscal year 2003 were substantially at the end of the second quarter of fiscal year 2004 (unaudited).

Accrued liabilities related to the restructuring actions consist of the following (in thousands):

	Q4 2001 Action		Q2 2002 Action	Q4 2002 Action		Q3 2003 Action		Total
	Excess facilities costs	Workforce reduction costs	Workforce reduction costs	Excess facilities costs	Workforce reduction costs	Excess facilities costs	Workforce reduction costs
Restructuring expenses	$177	$2,049	$—	$—	$—	$—	$—	$2,226
Cash payments	—	(734)	—	—	—	—	—	(734)

Balances, May 31, 2001	177	1,315	—	—	—	—	—	1,492
Restructuring expenses	—	—	222	1,586	184	—	—	1,992
Cash payments	(177)	(1,246)	(215)	—	—	—	—	(1,638)
Write-offs	—	(42)	(9)	—	—	—	—	(51)

Balances, May 31, 2002	—	27	(2)	1,586	184	—	—	1,795
Restructuring expenses (adjustments)	—	—	—	(58)	10	172	2,064	2,188
Cash adjustments (payments)	—	(27)	2	(1,528)	(194)	(172)	(1,715)	(3,634)

Balances, May 31, 2003	—	—	—	—	—	—	349	349
Cash adjustments (payments)*	—	—	—	—	—	—	(349)	(349)

Balances, November 30, 2003	$—	$—	$—	$—	$—	$—	$—	$—

*	Unaudited

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12.    Employee Benefit Plan

Eligible PalmSource employees may participate in the 401(k) Plan (“the Plan”). As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Participants may elect to contribute from 1% to 20% of their annual compensation to the Plan each calendar year, limited to a maximum annual amount as set periodically by the Internal Revenue Service. In addition, the Plan provides for Company matching contributions as determined by the board of directors. The Company matches 50% for each dollar on the first 6% of target income contributed by the employee. Employees become vested in matching contributions according to a three-year vesting schedule based on initial date of hire. In fiscal year 2003, PalmSource adopted a plan with terms substantially similar to the Palm 401(k) plan, and all eligible employees were transferred to such plan. PalmSource’s expense related to 401(k) matching contributions was $0.5 million, $0.5 million and $0.7 million for the years ended May 31, 2001, 2002 and 2003, and $0.3 million (unaudited) and $0.3 million (unaudited) for the six months ended November 30, 2002 and 2003, respectively.

Note 13.    Litigation

Unaudited:    On February 9, 2004, a suit was filed in the United States District Court for the Northern District of California naming the Company as a defendant. The case is captioned E-Pass Technologies, Inc. v. palmOne, Inc., PalmSource, Inc. and Handspring, Inc., Case No. C04-0528. The case alleges that the three defendants have engaged in willful infringement, both direct and contributory, of U.S. Patent No. 5,276,311, titled, “Method and Device for Simplifying the Use of a Plurality of Credit Cards, or the Like,” with respect to certain hardware products allegedly offered for sale by palmOne, PalmSource and Handspring. The complaint seeks injunctive relief, unspecified damages and attorneys’ fees. E-Pass filed similar claims against 3Com and Palm in 2000 alleging infringement of the same patent. The Company intends to defend vigorously against the claim.

Unaudited:    On December 3, 2003, a suit was filed in the United States District Court of Washington at Seattle naming the Company as a defendant. The case is captioned Digeo, Inc. v. Palm, Inc. and Palm Source, Inc., No. C03-3822. The complaint alleges willful infringement of U.S. Patent No. 5,734,823, or the ’823 patent, titled “Systems and Apparatus for Electronic Communication and Storage of Information.” The complaint seeks a preliminary and permanent injunction, unspecified damages and attorneys’ fees. The Company intends to defend vigorously against the claim.

Unaudited:    On September 19, 2003, PalmSource filed suit against Acer, Inc. in the United States District for the Northern District of California. The case is captioned PalmSource, Inc. v. Acer, Incorporated, No. C 03-04285 RMW. In this breach-of-contract suit, PalmSource seeks approximately $4.5 million in unpaid royalties and maintenance and support fees under a licensing agreement between PalmSource and Acer. On November 20, 2003, Acer served an answer and counterclaims seeking in excess of $4.9 million from PalmSource, including amounts Acer paid under the agreement and amounts paid to PalmSource by unspecified competitors of Acer under separate licensing agreements. Acer alleges that we breached the software licensing agreement between PalmSource and Acer by failing to provide development support and marketing support, and also by failing to obtain Acer’s written consent prior to assigning the agreement. Acer further alleges that the same conduct violated the implied covenant of good faith and fair dealing. Finally, Acer alleges that PalmSource unfairly provided

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

preferential treatment to Acer’s competitors. PalmSource filed its response to Acer’s counterclaims on December 15, 2003. While PalmSource believes PalmSource has meritorious defenses to Acer’s claims, there can be no assurance that PalmSource will be successful in the litigation or that an adverse outcome will not significantly harm PalmSource’s business.

Unaudited:    On July 16, 2003, a suit was filed in the Los Angeles County Superior Court naming PalmSource as a defendant. The case is captioned Chet Taylor, et al. v. Palm, Inc., PalmSource, Inc., and Solutions Group, et al., No. BC299134. The complaint alleges that persons who purchased Palm PDAs with customer-accessible batteries after June 1999 lost data upon battery replacement. The complaint alleges unfair and deceptive business practices in alleged violation of California’s unfair competition statute and Consumer Legal Remedies Act, breach of express and implied warranties and fraud. The complaint seeks unspecified compensatory and punitive damages, restitution and an injunction prohibiting the defendants from similar conduct in the future. palmOne is managing this litigation, and believes it has good defenses for all parties.

On April 28, 1997, Xerox Corporation filed suit in the United States District Court for the Western District of New York. The case came to be captioned Xerox Corporation v. 3Com Corporation, U.S. Robotics Corporation, U.S. Robotics Access Corp., and Palm Computing, Inc., Civil Action No. 97-CV-6182T. The complaint alleged willful infringement of U.S. Patent No. 5,596,656, or ‘656 patent, titled “Unistrokes for Computerized Interpretation of Handwriting.” The complaint sought unspecified damages and to permanently enjoin the defendants from infringing the ‘656 patent in the future. In 2000, the District Court granted summary judgment to the defendants, ruling that the ‘656 patent is not infringed by the Graffiti handwriting recognition software then used in handheld computers using Palm OS. Xerox appealed the dismissal to the United States Court of Appeals for the Federal Circuit, or CAFC. On October 5, 2001, the CAFC affirmed-in-part and reversed-in-part the District Court’s ruling, and the CAFC remanded the case to the District Court for further proceedings. On December 20, 2001, the District Court granted Xerox’s motion for summary judgment that the ‘656 patent is valid, enforceable, and infringed. The defendants appealed. The CAFC remanded the case to the District Court for a determination of the issues of invalidity and enforceability of the ‘656 patent. Following the CAFC’s remand to the District Court, both parties filed motions for summary judgment with the District Court on the issue of invalidity, and the District Court heard those motions on December 10, 2003. The District Court has not yet ruled on these motions for summary judgment, but the Company expects a ruling may be issued anytime in the next six months. The District Court has not set a schedule for resolving the issue of the enforceability of the ‘656 patent. If palmOne is not successful in establishing that the ‘656 patent is invalid or unenforceable, the CAFC’s February 20, 2003 decision indicates that the District Court should grant Xerox’s request for injunctive relief. If an injunction is obtained by Xerox, it could have a significant adverse impact on PalmSource’s operations and financial condition if licensees have not transitioned to a handwriting recognition system outside the scope of Xerox’s asserted claims. In addition, if palmOne is not successful in establishing that the ‘656 patent is invalid or unenforceable, Xerox has stated in its court pleadings that it will seek at trial a significant compensatory and punitive damage award or license fees from palmOne. Furthermore, if palmOne is not successful in establishing that the ‘656 patent is invalid or unenforceable, palmOne might be liable to palmOne’s licensees and other third parties under contractual obligations or otherwise sustain adverse financial impact if Xerox seeks to enforce its patent claims against palmOne’s licensees and other third parties. The District Court judge has

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

conducted settlement discussions between the parties. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, palmOne may be required to indemnify and hold 3Com harmless for any damages or losses that may arise out of the Xerox litigation. As part of PalmSource’s separation agreements with palmOne, palmOne is required to indemnify PalmSource for certain damages that PalmSource may incur due to the Xerox litigation. If palmOne is not successful in the Xerox litigation and is unable to or does not indemnify PalmSource, PalmSource might be required to pay Xerox significant damages or license fees or pay PalmSource’s licensees significant amounts to indemnify them for their losses. In particular, pursuant to the separation agreements between PalmSource and palmOne and, if palmOne is required to pay Xerox, as a result of a judgment or in connection with a settlement, and fails to do so within 60 days after the entry of such judgment or the due date under such settlement, PalmSource will be required to pay any shortfall amounts. Any such payment by PalmSource does not, however, relieve palmOne of its obligation either to make the payment or to reimburse us. Damages in patent litigation of this nature can be calculated in a variety of ways, and are subject to factual determinations. PalmSource cannot easily predict the amount of these damages, but if palmOne is not successful in the litigation, damages could be substantial. While PalmSource believes that there are adequate defenses to the claims made by Xerox, there can be no assurance that palmOne will be successful or that an adverse outcome will not significantly harm PalmSource’s business. PalmSource further believes that it is remote that PalmSource will incur a loss resulting from any fees or damages in excess of amounts recoverable from Palm under Palm’s indemnification of PalmSource.

In the course of palmOne’s business, it occasionally receives claims related to consumer protection, general commercial claims related to the conduct of its business and the performance of its products and services and other litigation claims, such as stockholder derivative class action lawsuits. In the course of palmOne’s business, it also receives claims of infringement or otherwise becomes aware of potentially relevant patents or other intellectual property rights held by other parties. palmOne is currently subject to a number of these claims. Although the majority of the claims currently do not name PalmSource as a defendant, the substance of their claims may implicate PalmSource and result in claims against PalmSource in the future or require that PalmSource indemnify palmOne pursuant to the separation agreements. PalmSource currently is not able to estimate, with reasonable certainty, the possible loss, or range of loss, if any, from these cases, but an unfavorable resolution of these lawsuits could materially adversely affect PalmSource’s business, results of operations or financial condition.

From time to time, PalmSource also may be subject to other legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of its business. The ultimate outcome of any litigation is uncertain, and either unfavorable or favorable outcomes could have a material negative impact. Regardless of outcome, litigation can have an adverse impact on PalmSource because of defense costs, diversion of management resources and other factors.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14.    Transactions with Palm

For the periods subsequent to the Separation Date through the distribution date on October 28, 2003, intercompany transactions and balances between PalmSource and Palm consisted of the following (in thousands):

	The Period from Separation Date to May 31, 2002	Year Ended May 31, 2003	The Period from June 1 to October 28, 2003
Balance at beginning of period	$—	$864	$3,151
Royalty and license fees	18,219	38,125	13,475
Support and services	208	1,174	224
Cost of revenues	(78)	(77)	15
Research and development expenses	(2,738)	(779)	(172)
Sales and marketing expenses	(1,794)	(2,241)	(27)
General and administrative expenses	(1,510)	(372)	(324)
Allocation of corporate services	(7,686)	(5,381)	(514)
Real estate/facilities expenses	(2,380)	(794)	—
Stock-based compensation	(575)	(1,052)	(65)
Other income (expense), net	(61)	22	(3)
Collection of third-party receivables by Palm on behalf of PalmSource	1,533	360	—
Cash paid by Palm on behalf of PalmSource, net	(1,184)	(3,029)	(106)
Net assets transferred to PalmSource	(126)	(911)	(27)
Net cash transfers from Palm	(633)	(20,413)	(13,030)
Other	(331)	(2,345)	(2,597)

Balance at end of period	$864	$3,151	$—

Average balance during the period	$432	$2,008	$1,313

For the periods presented, PalmSource’s costs and expenses included allocations from Palm for centralized legal, finance, treasury, real estate, information technology, customer support, sales, marketing, engineering, and other Palm corporate services and infrastructure costs. These allocations were determined on the bases that Palm and PalmSource considered to be reasonable reflections of the utilization of services provided or the benefit received by PalmSource. The allocation methods include relative revenues or headcount.

Allocated costs included in the accompanying consolidated statements of operations were as follows (in thousands):

	Years Ended May 31,			The Period from June 1 to October 28, 2003
	2001	2002	2003
Cost of revenues	$382	$410	$143	$2
Research and development	11,966	9,931	551	8
Sales and marketing	7,763	4,885	2,390	28
General and administrative	10,713	7,243	3,091	476

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Subsequent to the Separation Date, during fiscal year 2002, Palm made capital contributions to PalmSource of approximately $31.1 million in cash and $7.0 million in net asset transfers. During fiscal year 2003, Palm made additional capital contributions in accordance with the terms of the Master Separation and Distribution Agreement of approximately $1.5 million in net asset transfers offset by a capital distribution by PalmSource of approximately $2.9 million in cash.

Unaudited:    From the beginning of fiscal year 2004 until the distribution date, Palm made capital contributions to PalmSource of $26.0 million consisting of the re-capitalization of the $20.0 million note issued by Palm to the Company in accordance with the Amended and Restated Intercompany Loan Agreement, the $6.0 million cash contribution in accordance with the Letter Agreement Regarding Cash Contributions, and $0.2 million in net asset transfers.

For purposes of governing certain of the ongoing relationships between PalmSource and Palm at and after the Separation Date and to provide for an orderly transition, PalmSource and Palm entered into various agreements. A brief description of each of the agreements follows.

Software License Agreement

Under the Amended and Restated Software License Agreement (the “Software License Agreement”), PalmSource agreed to grant to Palm certain licenses to develop, manufacture, test, maintain and support their products. In addition, PalmSource agreed to grant to Palm a source code license and certain rights to use, produce, grant end user sublicenses and distribute certain software. Palm will pay PalmSource license and royalty fees based upon the shipment of Palm’s products which incorporate PalmSource’s software and maintenance and support fees. The Software License Agreement expires December 3, 2006 and includes a minimum annual royalty and license commitment of $40.0 million, $37.5 million, $39.0 million, $41.0 million and $42.5 million during each of the contract years expiring December 3, 2006. Under the terms of the Software License Agreement, PalmSource has recognized license and royalty revenues of $0, $17.6 million, and $38.1 million, for the years ended May 31, 2001, 2002 and 2003, respectively, and $14.6 million (unaudited) for the six months ended November 30, 2002 from Palm. During the six months ended November 30, 2003, PalmSource recognized license and royalty revenues of $17.1 million (unaudited) prior to the distribution from Palm, and $0.1 million (unaudited) after the distribution from palmOne. In addition, PalmSource has recognized support and service revenues of $0, $0.8 million, and $1.2 million for the years ended May 31, 2001, 2002 and 2003, respectively, and $0.9 million (unaudited) for the six months ended November 30, 2002. During the six months ended November 30, 2003, PalmSource recognized support and service revenues of $0.2 million (unaudited) prior to the distribution from Palm, and $0.1 million (unaudited) after the distribution from palmOne.

Trademark Agreements

The Trademark Agreements contain the key provisions relating to the use of all Palm-formative trademarks which have been assigned from PalmSource and Palm to a brand holding company, Palm Trademark Holding Company LLC, to be owned 55% by PalmSource and 45% by Palm, which will license the marks to PalmSource and Palm. Under the various agreements, PalmSource has been granted the right to use and sublicense the Palm Marks and Palm has been granted the right to use and sublicense certain transitional Palm-formative marks.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Since the distribution, the use of trade names, trademarks, service marks and domain names that contain the word or letter string “palm“ or “palmOne” are administered by Palm Trademark Holding Company, LLC (the “Holding Company”), a holding company established and owned 45% by palmOne and 55% by PalmSource for the purpose of receiving, holding, maintaining, registering, enforcing and defending such intellectual property. The Holding Company’s administration of the intellectual property is governed by its operating agreement and by trademark license agreements between the Holding Company and each of PalmSource and palmOne. Based on its operating structure, the Holding Company arrangement is essentially a cost sharing mechanism between palmOne and PalmSource to administer the intellectual property rights attributed to the “Palm” trademark and, as a result, the adoption of FIN No. 46 did not have a material impact on PalmSource’s consolidated financial statements.

Master Separation and Distribution Agreement

The Master Separation and Distribution Agreement contains the key provisions relating to the separation of PalmSource from Palm. The agreement lists the documents and items that the parties were required to deliver in order to have accomplished the transfer of assets and liabilities from Palm to PalmSource effective on the Separation Date. The parties also entered into both short-term and long term covenants, including covenants relating to business service agreements, exchange of information, auditor and auditing practices, dispute resolution and employee matters.

General Assignment and Assumption Agreement

The General Assignment and Assumption Agreement as amended, identifies the assets that Palm transferred to PalmSource and the liabilities that PalmSource assumed from Palm in the separation. The assets that were transferred and the liabilities that were assumed were listed in the agreement.

Intellectual Property Agreements

The Master Technology Ownership and License Agreement and the Master Patent Ownership and License Agreement together are referred to as the Intellectual Property Agreements. Under the Intellectual Property Agreements, Palm grants, conveys and assigns to PalmSource all its right, title and interest in and to the PalmSource technology as well as all causes of action and rights of recovery for past infringement of Copyrights and Database Rights in and to the PalmSource technology and for past misappropriation of trade secrets in and to the PalmSource technology. Palm also grants, conveys and assigns to PalmSource all its right, title and interest in and to the PalmSource data and PalmSource Patents as well as causes of action and rights of recovery for past infringement of PalmSource Patents and the right to claim priority from PalmSource Patents. The agreement confirm that Palm and PalmSource jointly own all right, title and interest in and to the Joint Data and Palm grants, conveys and assigns to PalmSource an undivided one-half interest in and to the Joint Data.

In addition, PalmSource and Palm grant licenses to each other on certain Copyrights, trade secrets, Database Rights, patents and other intellectual property rights in and to the Licensed PalmSource Technology and Licensed Palm Technology which were jointly developed with PalmSource. Both Palm and PalmSource have agreed not to disclose confidential information of the other party except in specific circumstances.

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Tax Sharing Agreement

The amended and restated Tax Sharing Agreement (the “tax sharing agreement”) sets forth the principal arrangements between Palm and PalmSource regarding the filing of tax returns, the payment of taxes and the conduct of tax audits or other disputes. The tax sharing agreement provides for the calculation of PalmSource’s tax liability as if PalmSource were a stand-alone corporation; i.e., to the extent that PalmSource would have been liable for taxes on a stand-alone basis, it will pay Palm for such tax liability. Conversely, to the extent that any PalmSource operating losses reduce PalmSource’s tax liability as a stand-alone company in a future period, any required payment to Palm under the agreement will be reduced.

Under the tax sharing agreement, Palm is required to prepare and file all Palm/ PalmSource consolidated tax returns through the distribution date, including the final consolidated Palm/PalmSource federal income tax return. PalmSource has the right to review and consent to any Palm/PalmSource consolidated returns filed after the distribution date, provided that it does not withhold such consent unreasonably. In addition, Palm has sole and complete authority to control and resolve all tax audits and other disputes relating to any Palm/ PalmSource consolidated returns filed before and after the distribution date. After the distribution date, however, Palm may not enter into any dispute settlement that would materially increase PalmSource’s liability under the tax sharing agreement without PalmSource’s consent, which consent PalmSource cannot withhold unreasonably.

The tax sharing agreement also contains provisions requiring PalmSource to indemnify Palm for, among other things, (i) any increases in PalmSource’s stand-alone income tax liability or other consolidated tax liabilities arising as a result of any amended return, audit or other dispute and attributable to periods after December 3, 2001, (ii) any increases in certain non-income taxes (e.g., payroll, employee withholding, etc.) attributable to PalmSource’s business, (iii) any transfer taxes incurred on the transfer of assets by Palm to PalmSource, and (iv) any tax liability incurred by Palm on account of the sale of PalmSource’s common stock in connection with the distribution.

Business Services Agreement

The Business Services Agreement governs individual business services as requested by PalmSource and provided by Palm on an interim basis, for one year from the Separation Date, which was extended through May 31, 2003, for specific services or otherwise indicated in the agreement. The services include corporate development, corporate marketing, corporate strategy, finance, global corporate procurement, human resources, information technology, insurance and risk management, legal, real estate and site services, security and environmental health and safety, stock administration, tax and trade, travel and meeting services and treasury. Specified charges for such services are generally intended to allow the providing company to recover the direct and indirect costs of providing the services. If PalmSource becomes an externally separate company prior to the termination of the Business Services Agreement, PalmSource will pay Palm the direct and indirect costs of providing the services plus 5% for services provided to PalmSource after the distribution date. Services provided by Palm to PalmSource prior to the distribution date are at cost.

The Business Services Agreement also will cover the provision of certain additional services identified from time to time after the Separation Date that were inadvertently or unintentionally

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

omitted from the specified services, or that are essential to effectuate an orderly transition under the Master Separation and Distribution Agreement, so long as such services would not significantly disrupt Palm’s operations or materially increase the scope of its responsibility under the agreement.

Master Confidential Disclosure Agreement

Under the Confidential Disclosure Agreement, the receiving party shall protect the confidential information of the disclosing party by using the same degree of care to prevent the unauthorized use, dissemination, or publication of the confidential information as receiving party uses to protect its own confidential information of a like nature. The receiving party will not use such confidential information in violation of any use restriction in any transaction agreement and not disclose such confidential information to any third party without prior written consent of the disclosing party, except as expressly permitted under agreements entered between the parties.

Indemnification and Insurance Matters Agreement

Under the amended and restated Indemnification and Insurance Matters Agreement, on the distribution date, PalmSource and Palm will each release and forever discharge the other from any and all liabilities arising under any contract or agreement and from events occurring on or before the distribution date, including events occurring in connection with the activities to implement the separation and distribution. The agreement also contains provisions governing indemnification. In general, PalmSource and Palm will each indemnify the other from all liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the separation agreement or any ancillary agreement. In addition, Palm and PalmSource will each indemnify the other against liability for specified environmental actions and conditions. PalmSource will reimburse Palm for the cost of any insurance premium expenses to be allocated between Palm and PalmSource according to their respective shared percentages.

Xerox Litigation Agreement

The Xerox litigation agreement governs Palm and PalmSource’s obligations with respect to the current patent litigation with Xerox. Prior to the effectiveness of the litigation agreement, the responsibility for the defense and indemnity of the Xerox litigation rested with PalmSource and PalmSource had been paying Palm’s defense costs and reimbursing Palm for any payments required as a result of its posting of a bond required in connection with the litigation through May 31, 2003. PalmSource reimbursed Palm for $1.1 million of expenses associated with Palm’s posting of such bond for the year ended May 31, 2003.

Under the Xerox litigation agreement, Palm assumes responsibility for managing the Xerox litigation, determining strategy and making most settlement decisions. Additionally, if any claim is brought against PalmSource or its OS licensees alleging infringement of the Xerox patent by covered OS versions, then Palm also must manage the defense, bear the costs and pay the damages awarded or agreed to in settlement of such claim. Although Palm has management control over the Xerox litigation, the litigation agreement prohibits Palm from consenting to any judgment or settlement that would: allow injunctive or declaratory relief to be ordered against PalmSource, require PalmSource to pay any future royalties or otherwise require PalmSource to

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

make any payment that is not fully indemnified, require PalmSource to license its intellectual property, or otherwise affect the business, financial condition or operations of PalmSource or its licensees in a material way.

The litigation agreement also obligates Palm to bear the costs of the Xerox litigation that are incurred after June 1, 2003, not including the imputed costs of PalmSource’s personnel or of any independent advice PalmSource may choose to seek. Palm also must pay the amount of any damages awarded in, or agreed to in settlement of, the Xerox litigation.

Real Estate

Under the Sublease agreement, Palm assigns the rights, title and interest under the 3Com lease for certain premises to PalmSource and under the Assignment of Lease agreement, Palm assigns all rights, title and interest under the Regus Business Centre Corp and EOP-Northwest Properties, LLC leases to PalmSource. The assignments are effective as of December 3, 2001, the “Effective Date”. Under the PalmSource-Palm Real Estate License agreement, PalmSource licenses to Palm the nonexclusive right to use certain areas of the Portland premises and office furniture and equipment located at the premises.

Other Agreements

Palm and PalmSource have also entered into a number of other agreements including the SDIO license agreement, the Elaine software license and services agreement, and the development agreement. These agreements generally cover the use of various internally developed software by both parties. In addition, Palm and PalmSource also entered into a strategic collaboration agreement for the development of new versions of Palm OS. Under the agreements, Palm has certain rights to first discussion prior to PalmSource entering into collaboration projects with other licensees.

Employee Matters Agreement

The employee matters agreement sets forth the principal arrangements between Palm and PalmSource with regard to their respective employees, employee compensation, employee benefit plans, programs and arrangements and other employment matters.

Intercompany Loan Agreement

The terms of the note payable to Palm for $20.0 million were set forth in the Amended and Restated Intercompany Loan Agreement. The note payable to Palm bore interest at 2.48% per annum. At the time of the distribution, the $20.0 million (unaudited) was contributed as additional paid-in-capital. The related accrued interest was paid within seven days after the distribution date.

In connection with the distribution, Palm and Texas Instruments agreed that the $50.0 million 5% convertible subordinated note issued in December 2001 would be divided into and replaced by two notes: one issued by Palm, or the new Palm note, and one issued by PalmSource, the PalmSource note. Following the distribution, the new Palm note was issued in the principal amount of $35.0 million and the PalmSource note was issued in the principal amount of $15.0 million. PalmSource’s assumption of the PalmSource note was recorded as a

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

capital contribution from Palm. For a description of the 5% convertible subordinated note, see the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—The Convertible Note.”

Letter Agreement Regarding Cash Contributions

The letter agreement provides for the contribution of an additional $6.0 million from Palm to PalmSource upon the distribution of shares of PalmSource capital stock held by Palm to Palm’s stockholders, which was paid on October 28, 2003 (unaudited).

Note 15.    Other Related Party Transactions

Under the terms of the License Agreement between PalmSource and Sony, PalmSource has recognized license and royalty revenues of $1.0 million, $5.1 million, and $10.9 million for the years ended May 31, 2001, 2002 and 2003, and $4.9 million (unaudited) and $3.5 million (unaudited) for the six months ended November 30, 2002 and 2003, respectively. In addition, PalmSource has recognized support and service revenues of $0.2 million, $0.2 million, and $0.3 million for the years ended May 31, 2001, 2002 and 2003, and $0.1 million (unaudited) and $0.2 million (unaudited) for the six months ended November 30, 2002 and 2003, respectively. These amounts have been included in related party revenues in the combined and consolidated financial statements. As of May 31, 2002 and 2003 and November 30, 2003, approximately $30,000, $0.1 million and $0.1 million (unaudited), respectively, represents outstanding receivables from Sony and is included in receivables from related parties in the combined and consolidated financial statements.

Effective October 7, 2002, PalmSource entered into a business collaboration agreement which expires in October 2012 with Sony under which PalmSource and Sony agreed to share certain information regarding ongoing product and development plans and, for a period of at least three years, to establish mutually agreed written co-development plans for potential areas of joint development. Under the business collaboration agreement, prior to October 7, 2003, PalmSource will not engage another licensee of Palm OS as a development partner under a joint development agreement to participate in a co-development program for new versions of Palm OS and from October 7, 2003 until October 7, 2005, PalmSource will not engage more than two development partners meeting the above requirements in addition to Sony and PalmSource will first offer to discuss new projects with Sony prior to engaging such additional development partners.

Prior to July 2000, Palm was a wholly-owned subsidiary of 3Com Corporation. PalmSource’s chairman of the board, Eric Benhamou, is also the chairman of the board of directors of 3Com Corporation. Under the terms of a software license agreement between PalmSource and 3Com, PalmSource recorded $0.1 million, $0.2 million and $0.4 million of support revenues for fiscal years 2001, 2002 and 2003, respectively.

Mr. Benhamou is also the chairman of the board of directors of palmOne, and one of PalmSource’s directors consults for palmOne. PalmSource’s president and chief executive officer, David Nagel, was a director of palmOne until the distribution.

The Company entered into a consulting agreement with one of its directors effective as of August 1, 2003 for a term of one year, to provide services to the Company for four days per

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

month. Under the terms of the consulting agreement, this director will be paid $11,200 per month for consulting services outlined by our chief executive officer.

Note 16.    Business Segment Information

PalmSource operates in one reportable segment.

Geographic Information

PalmSource’s headquarters and most of its operations are located in the United States. PalmSource conducts its sales, marketing and customer service activities throughout the world and also has a research and development facility in France. Geographic revenue information is based on the location of the customer. Geographic long lived tangible asset information is based on the physical location of the assets. All restricted investments are located in the United States. For the years ended May 31, 2001, 2002 and 2003 no country outside the United States, Finland or Japan accounted for 10% or more of total revenues. Revenues and net property and equipment by geographic region are as follows (in thousands):

	Year Ended May 31,			Six Months Ended November 30,
	2001	2002	2003	2002	2003
				(Unaudited)
Revenues:
United States	$21,257	$35,075	$55,286	$22,375	$25,577
Finland	3,462	3,462	3,461	1,731	1,730
Japan	1,235	5,256	11,240	4,993	3,690
Other	299	1,157	3,427	739	2,907

Total	$26,253	$44,950	$73,414	$29,838	$33,904

	May 31,		November 30, 2003
	2002	2003
			(Unaudited)
Long-lived assets:
United States	$66,850	$59,709	$58,418
Other	384	413	319

Total	$67,234	$60,122	$58,737

PALMSOURCE, INC.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

QUARTERLY RESULTS OF OPERATIONS

(Unaudited)

The following tables present PalmSource’s condensed operating results for each of the eight fiscal quarters for the period ended November 30, 2003. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited combined and consolidated financial statements included in this prospectus. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with PalmSource’s combined and consolidated financial statements and the notes to those statements included in this prospectus.

The combined and consolidated financial statements have been derived from the consolidated financial statements and accounting records of Palm and reflect significant assumptions and allocations. The historical financial information may not be indicative of PalmSource’s future performance and does not necessarily reflect what the Company’s financial position and results of operations would have been had PalmSource operated as a separate, stand-alone entity during the periods presented.

	Three Months Ended
	Feb. 28, 2002	May 31, 2002	Aug. 31, 2002	Nov. 30, 2002	Feb. 28, 2003	May 31, 2003	Aug. 31, 2003	Nov. 30, 2003
Related party revenues	$8,593	$13,226	$10,349	$10,131	$18,929	$11,130	$10,486	$10,557
Third-party revenues	6,211	5,307	4,701	4,657	7,345	6,172	6,646	6,215

Total revenues	14,804	18,533	15,050	14,788	26,274	17,302	17,132	16,772
Cost of revenues	2,765	2,926	2,946	2,740	2,710	1,825	1,924	1,039
Gross margin	12,039	15,607	12,104	12,048	23,564	15,477	15,208	15,733
Net income (loss)	(8,402)	(5,955)	(10,781)	(8,273)	734	(3,440)	(3,788)	(9,123)
Net income (loss) per share:
Basic	$(0.84)	$(0.60)	$(1.08)	$(0.83)	$0.07	$(0.34)	$(0.38)	$(0.89)
Diluted	$(0.84)	$(0.60)	$(1.08)	$(0.83)	$0.07	$(0.34)	$(0.38)	$(0.89)
Shares used in computing per share amounts:
Basic	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,227
Diluted	10,000	10,000	10,000	10,000	10,667	10,000	10,000	10,227

For each period presented, basic and diluted net loss per share has been calculated using common stock outstanding, as adjusted for the one for five reverse stock split.

SCHEDULE C

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN FRANCE

This supplement has been prepared to provide employees in France with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of PalmSource, Inc. (“PalmSource”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

You will not be subject to tax as a result of the exchange of an eligible unexercised option for the right to receive a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Because your new option will be a French-qualified option granted pursuant to the French Plan, defined below, you will not be subject to tax on the difference between the fair market value of the underlying shares at exercise and the option price (the “spread”) when you exercise your new option.

However, to the extent that the option price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the effective grant date or less than 95% of the average purchase price paid for such shares by PalmSource, this “excess discount” will be treated as an additional taxable salary at the time of exercise. This income will be taxed at the progressive rate up to 48.09%. This amount is also subject to social insurance contributions, to CSG at the rate of 7.5% and CRDS at the rate of 0.5%.

Sale of Shares

If you sell the shares purchased upon exercise after the applicable holding period in effect under French tax law (currently set at four years) measured from the grant date and the spread is less than or equal to €152,500, you will be taxed at the rate of 40% (30%, plus 10% additional contributions) on the spread. If you sell the shares after the four-year holding period (or the minimum holding period required under French tax law, if different) but the spread is more than €152,500, then the portion of the spread up to €152,500 would be taxed at 40% and the portion of the spread above €152,500 would be taxed at 50% (40%, plus 10% additional contributions).

You may receive even more favorable tax treatment if you wait an additional two years after the exercise of your option (assuming the four-year or other minimum holding period is met) to sell your shares. If you sell the shares two years after the exercise of the option when the four-year holding period is met and the spread is less than or equal to €152,500, you will be taxed at the rate of 26% (16%, plus 10% additional contributions). If you sell the shares two years after the exercise of the option when the four-year holding period is met but the spread is more than €152,500, the portion of the spread up to €152,500 is taxed at the rate of 26% and the portion of the spread above €152,500 is taxed at the rate of 40%.

In any case, the difference between the sale proceeds and the fair market value of the shares at the time of exercise (i.e., any capital gains) is taxed at the rate of 26% (i.e., 16% income tax, plus 10% additional contributions).

The tax due on the spread and capital gains, if any, applies only when the aggregate gross proceeds from the sales of securities by your household for the calendar year concerned exceed a certain amount, which is set annually (€15,000 for 2004).

If the sale proceeds are less than the fair market value of the shares at the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the ten following years. This capital loss cannot be offset against other kinds of income.

Reporting

Your employer must send to you, no later than 15 February of the year following the year of exercise of the new option, an individual statement providing the following information:

•	its corporate purpose, the place of location of its principal establishment and, if different, the place of location of its registered office;

•	the date on which the new option was granted and the date of exercise of the new option;

•	the number of shares acquired upon exercise and the option price; and

•	the excess discount, if any, at the time of grant based on the restriction for French qualified options.

At the same time, your employer must also send duplicates of the individual statements to the tax office (“Direction des Services Fiscaux”) with which it files its tax return.

To benefit from the favorable tax regime (i.e., the favorable income tax and social insurance treatment), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2007, you would have to attach the individual statement to the income tax return for the income earned in 2007, which you file with the French tax authorities in 2008).

Upon the sale of the shares (and provided that the four-year holding period or minimum holding period is met), you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the underlying shares were sold.

Exchange Control Information

You may hold shares purchased under the new option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Terms of New Option Grant

Your new option will be granted under the Rules of the PalmSource, Inc. 2003 Equity Incentive Plan for French Employees (the “French Plan”). The French Plan is a sub-plan to the 2003 Equity Incentive Plan, and it was adopted for the purposes of granting French-qualified options. In order for your new option to be granted under the French Plan, certain requirements must be met. For example, the mandatory four-year holding period (or other minimum holding period required under French law) for French-qualified options will start over upon the new option grant. In addition, the following terms will apply to your new option grant:

•	Termination Due to Death: If you die holding eligible unexercised options, the eligible unexercised options will become immediately vested upon your death, and your heirs will have six months from the date of your death to exercise the eligible unexercised options.

•	Holding Period: The new options will vest in accordance with the usual schedule for new option grants under this option exchange program; however, the options will not become exercisable until the fourth anniversary of the effective grant date. This vesting/exercise schedule satisfies the minimum period required by Section 163 bis C of the French Tax Code (or the minimum holding period required under this law as subsequently amended) for French qualified options.

•	Grant Date: Under French law, qualified options cannot be granted during specific closed periods. Your new option grant date may be different than your colleagues outside of France to comply with this requirement.

The closed periods under the French qualified option requirements are defined as follows:

•	Ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the granting company. For U.S. Securities and Exchange Commission reporting companies, this will include the release of any 10-Q or 10-K reports; and

•	From the date that corporate management entities (involved in the governance of the company, such as the Board of Directors, supervisory directorate, etc.) of PalmSource have received/become aware of information which could, if it were disclosed to the public, significantly impact the quotation of the shares, until ten quotation days after the day such information is disclosed to the public. This “closed period” must be evaluated on a case-by-case basis.

•	Exercise Price: The exercise price of your new options will be determined in accordance with the following rules. For subscription options, the exercise price will be the greater of: (i) the fair market value of the underlying shares on the effective grant date, as determined under the Equity Incentive Plan, as amended through July 1, 2003; and (ii) 80% of the average quotation price of the underlying shares during the 20 trading days preceding the effective grant date. For purchase options, the exercise prices will be the greater of: (i) the fair market value of the underlying shares on the effective grant date, as determined under the Equity Incentive Plan, as amended through July 1, 2003; (ii) 80% of the average quotation price of the underlying shares during the 20 trading days immediately preceding the effective grant date; and (iii) 80% of the average purchase price that PalmSource paid for the shares.

•	Term: The term of your new option will be nine years and six months, unless extended due to your death, as described above.

Therefore, in order to qualify for favorable tax and social insurance treatment, the terms of your new option will not be the same as the terms of new options granted to employees outside of France.

PalmSource, Inc.

April 1, 2004